     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          UNITED PARCEL SERVICE, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           4210                          58-2480149
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                           55 GLENLAKE PARKWAY, N.E.
                               ATLANTA, GA 30328
                                 (404) 828-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            JOSEPH R. MODEROW, ESQ.
                      SENIOR VICE PRESIDENT AND SECRETARY
                          UNITED PARCEL SERVICE, INC.
                           55 GLENLAKE PARKWAY, N.E.
                               ATLANTA, GA 30328
                                 (404) 828-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                  BRUCE N. HAWTHORNE                                       JOHN F. SEEGAL
                   KING & SPALDING                               ORRICK, HERRINGTON & SUTCLIFFE LLP
                 191 PEACHTREE STREET                  OLD FEDERAL RESERVE BANK BUILDING, 400 SANSOME STREET
                ATLANTA, GEORGIA 30303                            SAN FRANCISCO, CALIFORNIA 94111
              TELEPHONE: (404) 572-4600                              TELEPHONE: (415) 392-1122
              TELECOPIER: (404) 572-5100                             TELECOPIER: (415) 773-5759

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED           PROPOSED
            TITLE OF EACH CLASS                     AMOUNT             MAXIMUM             MAXIMUM           AMOUNT OF
               OF SECURITIES                        TO BE           OFFERING PRICE        AGGREGATE         REGISTRATION
             TO BE REGISTERED                     REGISTERED          PER SHARE        OFFERING PRICE           FEE
--------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par value.......  8,344,806 shares(1)         n/a           $449,837,166(2)        $112,460
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of UPS class B common stock, par value $.01 per share, that UPS may be required to issue in the merger contemplated in the Agreement and Plan of Merger, dated as of January 10, 2001, by and among UPS, VND Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of UPS, and Fritz Companies, Inc., a Delaware corporation, calculated as the product of (1) 41,724,027, which is the sum of (a) the 36,800,125 outstanding shares of common stock, par value $.01 per share, of Fritz as of March 21, 2001, (b) 3,458,902 shares of Fritz common stock issuable upon the exercise of outstanding employee and director stock options as of March 21, 2001, (c) an estimated 1,000,000 shares of Fritz common stock issuable upon the exercise of employee or director stock options to be granted prior to the date that the merger is expected to be consummated and (d) an estimated 465,000 shares of Fritz common stock issuable prior to the date that the merger is expected to be consummated pursuant to Fritz employee benefit plans and (2) an exchange ratio of 0.2 shares of UPS class B common stock for each share of Fritz common stock.
(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the market value of the Fritz common stock to be exchanged in the merger, as the product of $10.78125, the average of the high and low sale prices of Fritz common stock on The Nasdaq National Market on April 2, 2001 and 41,724,027, which is the sum of (a) the 36,800,125 outstanding shares of common stock of Fritz as of March 21, 2001, (b) 3,458,902 shares of Fritz common stock issuable upon the exercise of outstanding employee and director stock options as of March 21, 2001, (c) an estimated 1,000,000 shares of Fritz common stock issuable upon the exercise of employee or director stock options to be granted prior to the date that the merger is expected to be consummated and (d) an estimated 465,000 shares of Fritz common stock issuable prior to the date that the merger is expected to be consummated pursuant to Fritz employee benefit plans.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UPS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION -- DATED           , 2001

Dear Stockholders,

     You are cordially invited to attend a special meeting of stockholders of Fritz Companies, Inc., which will be held at the Bank of America Building, 51st
Floor, 555 California Street, San Francisco, California, on         , 2001 at
10:30 A.M. local time. At the meeting, Fritz will ask you to approve and adopt the agreement for a merger transaction that will result in the acquisition of Fritz by United Parcel Service, Inc.

     If we complete the merger, holders of Fritz common stock will receive 0.2 of a share of UPS Class B common stock for each share of Fritz common stock they own. UPS Class B common stock is listed on the New York Stock Exchange under the
symbol "UPS." On           , 2001, the closing price of the Class B common stock
was $          per share. This proxy statement/prospectus is a proxy statement of Fritz and a prospectus of UPS.

     We cannot complete the merger unless holders of shares of Fritz common stock representing a majority of all the shares entitled to vote at the special meeting vote to approve the merger and adopt the merger agreement. Only Fritz stockholders who hold shares at the close of business on the record date will be
entitled to vote at the meeting. The record date is          , 2001.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY.

     AFTER CAREFUL CONSIDERATION, THE FRITZ BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE MERGER, ARE IN THE BEST INTERESTS OF FRITZ AND ITS STOCKHOLDERS. THE FRITZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

                                          Lynn C. Fritz
                                          Chairman and Chief Executive Officer

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. IF YOU DO NOT RETURN YOUR PROXY, OR IF YOU DO NOT INSTRUCT YOUR BROKER ON HOW TO VOTE ANY SHARES OF FRITZ COMMON STOCK HELD FOR YOU IN "STREET NAME," YOUR FRITZ COMMON STOCK WILL NOT BE VOTED AT THE SPECIAL MEETING, AND THIS WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the UPS common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The date of this proxy statement/prospectus is           , 2001, and it is
first being mailed to stockholders on or about          , 2001.

                     VOTING ELECTRONICALLY OR BY TELEPHONE

     Fritz stockholders of record may submit their proxies:

     - through the Internet by visiting the web site established for that purpose at http://www.proxyvote.com and following the instructions; or

     - by telephone, in the United States, Canada or Puerto Rico, by calling the toll-free number shown on the proxy card on a touch-tone phone and following the recorded instructions.

                             FRITZ COMPANIES, INC.
                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2001
                             ---------------------

     Fritz Companies, Inc. will hold a special meeting of its stockholders at the Bank of America Building, 51st Floor, 555 California Street, San Francisco,
California, on         , 2001 at 10:30 a.m. local time, for the following
purposes:

          (1) To consider and vote upon a proposal to approve the merger agreement among UPS, Fritz and VND Merger Sub, Inc., a newly formed, wholly owned subsidiary of UPS, and the transactions contemplated by the merger agreement, including the merger.

          (2) To transact any other business properly brought before the special meeting or any adjournment or postponement thereof.

     The board of directors is not currently aware of any other matters that will come before the meeting. Only Fritz stockholders of record at the close of
business on             , 2001 are entitled to notice of, and to vote at, the
special meeting and any adjournments or postponements of the special meeting.

     AFTER CAREFUL CONSIDERATION, THE FRITZ BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE MERGER, ARE IN THE BEST INTERESTS OF FRITZ AND ITS STOCKHOLDERS. THE FRITZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

     We cannot complete the merger unless holders of shares of Fritz common stock representing a majority of all the shares entitled to vote at the special meeting vote to approve the merger agreement.

     FOR MORE INFORMATION ABOUT THE MERGER AND THE OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING, PLEASE REVIEW THE PROXY STATEMENT/PROSPECTUS DELIVERED WITH THIS NOTICE.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, USE THE TOLL-FREE NUMBER SHOWN ON THE PROXY CARD, OR VISIT THE WEB SITE NOTED ON YOUR PROXY CARD TO VOTE ON THE INTERNET, SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE SPECIAL MEETING IN ORDER TO HOLD THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          Jan H. Raymond
                                          Executive Vice President, Secretary
                                          and General Counsel

San Francisco, California
          , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  General...................................................    3
  The Companies.............................................    3
  The Merger................................................    3
  What You Will Receive in the Merger.......................    3
  Board of Directors and Management after the Merger........    3
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................    4
  Fritz Board of Directors Recommendation...................    4
  Fairness Opinion of Morgan Stanley & Co. Incorporated.....    4
  Interests of Fritz Directors and Executive Officers in the
     Merger.................................................    4
  The Special Meeting.......................................    4
  Record Date; Voting Power.................................    4
  Vote Required.............................................    4
  Voting by Directors and Executive Officers................    4
  Stockholder Option Agreements.............................    5
  Fritz Option Agreement....................................    5
  Rights Plan...............................................    5
  Conditions to the Completion of the Merger................    5
  Termination of the Merger Agreement.......................    5
  Stock Options.............................................    5
  Regulatory Approvals......................................    5
  Litigation................................................    6
  Expenses..................................................    6
  Market Price Information..................................    6
  Dividend Information......................................    6
SELECTED FINANCIAL DATA OF UPS..............................    7
SELECTED FINANCIAL DATA OF FRITZ............................    9
COMPARATIVE PER SHARE DATA..................................   10
RISK FACTORS................................................   11
  The Value of the UPS Class B Common Stock You Receive in
     the Merger May Fluctuate...............................   11
  The Need for Governmental Approvals May Affect the Date of
     Completion of the Merger or May Diminish the Benefits
     of the Merger..........................................   11
  UPS and Fritz May Encounter Difficulties in Integrating
     their Operations or UPS May Not Achieve All of the
     Anticipated Benefits of the Merger.....................   11
  Fritz Officers and Directors Have Interests in the Merger
     that Differ from the Interests of other Fritz
     Stockholders...........................................   12
  Failure to Complete the Merger May Negatively Impact
     Fritz's Stock Price, Future Business and Operations....   12
  If the Merger Is Not Completed, Antitakeover Measures
     Implemented by Fritz May Result in Less Attractive
     Future Offers..........................................   13
THE SPECIAL MEETING.........................................   14
  Date, Time and Place of the Special Meeting; Purpose......   14
  Record Date, Outstanding Shares and Required Vote.........   14
  Voting and Revocation of Proxies..........................   14
  Solicitation of Proxies...................................   15
  Stockholder Proposals for Fritz's Annual Meeting..........   15

                                                              PAGE
                                                              ----
INFORMATION ABOUT UPS AND FRITZ.............................   16
  UPS.......................................................   16
  Fritz.....................................................   16
THE MERGER..................................................   17
  Relationship with FedEx Corporation.......................   17
  Background of the Merger..................................   17
  Reasons for the Merger....................................   20
  Recommendation of Fritz's Board of Directors..............   22
  Opinion of Morgan Stanley & Co. Incorporated..............   22
  Exchange Ratio Analysis...................................   24
  Present Value of Research Analyst Price Targets...........   24
  Present Value of Potential Future Stock Price.............   24
  Analysis of Selected Precedent Transactions...............   24
  Comparable Company Analysis...............................   25
  Comparative Stock Price Performance.......................   25
  Discounted Cash Flow Analysis.............................   26
  Interests of Fritz Executive Officers and Directors in the
     Merger.................................................   27
  UPS Board of Directors....................................   30
  Structure of the Merger; Merger Consideration.............   30
  Conversion of Shares; Procedures; Effective Time..........   30
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   31
  Regulatory Approvals......................................   32
  Litigation................................................   33
  Accounting Treatment......................................   34
  Appraisal Rights..........................................   34
  Resale of UPS Class B Common Stock........................   34
THE MERGER AGREEMENT........................................   35
  The Merger................................................   35
  Treatment of Stock Options................................   36
  Transfers.................................................   36
  Lost, Stolen or Destroyed Certificates....................   36
  Representations And Warranties............................   36
  Covenants.................................................   37
  Conditions to the Completion of the Merger................   43
  Termination...............................................   44
  Amendment and Waiver......................................   45
  Fees and Expenses.........................................   45
STOCK OPTION AGREEMENT......................................   46
  General...................................................   46
  Exercise of the Fritz Stock Option........................   46
  Exercise Price of the Option Shares.......................   46
  Cash Exercise Notice......................................   46
  Listing and Registration Rights...........................   46
  Repurchase Option.........................................   47
  Maximum Amount Realizable by UPS..........................   47
  Termination of the Stock Option Agreement.................   47
STOCKHOLDER OPTION AGREEMENTS...............................   49
  General...................................................   49
  Exercise of the Stockholder Stock Option..................   49
  Exercise Price of the Option Shares.......................   50
  Voting of the Option Shares...............................   50

                                                              PAGE
                                                              ----
  Termination of the Stockholder Option Agreements..........   50
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   50
COMPARISON OF RIGHTS OF UPS AND FRITZ STOCKHOLDERS..........   52
  Authorized Capital Stock..................................   52
  Voting....................................................   53
  Number of Directors.......................................   53
  Removal of Directors......................................   53
  Filling Vacancies on the Board of Directors...............   53
  Calling a Special Meeting of the Stockholders.............   53
  Action by Written Consent in Lieu of a Stockholders'
     Meeting................................................   53
  Amendment to Certificate of Incorporation.................   54
  Amendment of Bylaws.......................................   54
  State Anti-takeover Statutes..............................   54
  Indemnification/Limitation of Liability...................   55
  Rights Plan...............................................   56
DESCRIPTION OF UPS CAPITAL STOCK............................   57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF FRITZ.......................................   57
EXPERTS.....................................................   58
LEGAL MATTERS...............................................   59
WHERE YOU CAN FIND MORE INFORMATION.........................   59

ANNEX A The Merger Agreement................................  A-1
ANNEX B Company Option Agreement............................  B-1
ANNEX C Form of Stockholder Option Agreement................  C-1
ANNEX D Opinion of Morgan Stanley & Co. Incorporated........  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   ON WHAT AM I BEING ASKED TO VOTE?

A: You are being asked to vote to approve and adopt the merger agreement entered into between UPS and Fritz and the merger contemplated by the merger agreement. In the merger, VND Merger Sub, Inc., a newly formed, wholly owned subsidiary of UPS, will be merged with and into Fritz. After the merger is completed, Fritz, which will be the company surviving the merger, will be a wholly owned subsidiary of UPS.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, each share of Fritz common stock will be exchanged for 0.2 of a share of UPS Class B common stock, a number that is referred to in this document as the exchange ratio. No fractional shares of UPS Class B common stock will be issued. You will receive cash for any fractional shares of UPS Class B common stock to which you would otherwise have been entitled as a result of the merger.

Q:   WHY ARE UPS AND FRITZ PROPOSING THE MERGER?

A:   Our companies are proposing the merger
because, among other reasons, we believe Fritz's international freight forwarding and customs brokerage expertise and UPS' express carrier and package delivery strengths will generate significant cross-selling opportunities for the combined company. We believe the acquisition of Fritz will enable UPS to further expand its full range of domestic and international transportation, logistics and customs brokerage services.

     Please read the more detailed description of our reasons for the merger
     starting on page   .

Q:   DOES FRITZ'S BOARD OF DIRECTORS SUPPORT THE
     MERGER?

A: Yes. Fritz's board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Fritz and its stockholders and recommends that Fritz stockholders vote FOR adoption of the merger agreement and approval of the merger.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING OF
     STOCKHOLDERS?

A:   The special meeting will take place on
               ,             , 2001 at 10:30 a.m., local time, at the Bank of
     America Building, 51st Floor, 555 California Street, San Francisco, California.

Q:   WHO CAN VOTE AT THE FRITZ SPECIAL MEETING OF
     STOCKHOLDERS?

A:   You can vote at the Fritz special meeting if you
     owned shares of Fritz common stock at the close of business on           ,
                 , 2001, a date that is referred to in this document as the record date. As of the close of business on that day, -------------------- shares of Fritz common stock were outstanding.

Q:   WHAT VOTE IS REQUIRED TO ADOPT THE MERGER
     AGREEMENT AND APPROVE THE MERGER?

A:   Adoption of the merger agreement and
approval of the merger require the affirmative vote of the holders of a majority of the shares of Fritz common stock outstanding on the record date. Stockholders will have one vote for each share of Fritz common stock owned by them.

Q:   ARE UPS'S STOCKHOLDERS REQUIRED TO APPROVE
     THE MERGER AGREEMENT AND THE MERGER?

A:   No. UPS stockholders are not required to
approve the merger agreement or the merger.

Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the Fritz special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement and the merger.

     If you are a stockholder of record or are a participant in a Fritz stock plan, you may vote your shares via the Internet or by telephone by following the instructions accompanying your proxy card.

     You may attend the Fritz special meeting and vote your shares in person rather than by proxy.

Q:   IF MY SHARES ARE HELD IN THE NAME OF A BANK,
     BROKER OR OTHER FIDUCIARY, WILL THE BANK, BROKER OR OTHER FIDUCIARY VOTE MY SHARES FOR ME?

A: If your shares are held in the name of a bank, broker or other fiduciary, you should provide that person with instructions on how to vote your shares or you should request a proxy from that person to vote at the Fritz special meeting. If you do not provide your bank, broker or other fiduciary with instructions on how to vote your shares, your bank, broker or other fiduciary will not be permitted to vote your shares at the Fritz special meeting. Please check the voting form that you receive to see if you may vote via the Internet or by telephone.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY
     SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the Fritz special meeting. You can do this in one of several ways. You can send a written notice stating that you would like to revoke your proxy, or you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Fritz at the address on the inside front cover of this proxy statement/prospectus. In addition, you can attend the Fritz special meeting and vote in person.

     You may also revoke your proxy by calling the toll-free number on your proxy card or by voting through the Internet by following the instructions on your proxy card, even if you did not previously vote by either of these methods. If you wish to change your vote and your shares are held in the name of a bank, broker or other fiduciary whom you have directed to vote your shares, you should instruct that person to change your vote.

Q:   WHAT HAPPENS IF I DO NOT VOTE?

A: Since the affirmative vote of the holders of a majority of the outstanding shares of Fritz common stock is required to adopt the merger agreement and approve the merger, a failure to send in your proxy or to vote at the special meeting or to instruct the bank, broker or other fiduciary in whose name your shares may be held, will have the same effect as a vote "against" the merger agreement and the merger.

Q:   AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. Fritz stockholders are not entitled to appraisal rights in connection with the merger.

Q:   SHOULD I SEND IN MY FRITZ STOCK CERTIFICATES AT
     THIS TIME?

A:   No. After we complete the merger, an
     exchange agent to be appointed in connection with the merger will send you written instructions for exchanging your Fritz stock certificates.

Q:   WHEN DO YOU ANTICIPATE THAT THE MERGER WILL
     BE COMPLETED?

A: We are working to complete the merger in the second calendar quarter of 2001. We intend to complete the merger after the Fritz special meeting and after we have obtained the regulatory approvals necessary for the merger.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

     Investor Relations
     Fritz Companies, Inc.
     706 Mission Street
     San Francisco, California 94103
     Telephone: (415) 538-0444
     e-mail: investor.relations@fritz.com

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page
               . For a description of any material differences between the rights of Fritz stockholders and UPS stockholders, see "Comparison of Rights of
UPS and Fritz Stockholders" beginning on page                . We have included
page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

                                    GENERAL

THE COMPANIES (PAGE   )

      UNITED PARCEL SERVICE, INC.
      55 Glenlake Parkway, N.E.
      Atlanta, Georgia 30328
      (404) 828-6000

     UPS is the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. In 2000, UPS delivered an average of more than 13.6 million pieces per day worldwide. Total revenue in 2000 was over $29.7 billion.

      FRITZ COMPANIES, INC.
      706 Mission Street
      San Francisco, California 94103
      (415) 538-0444

     Fritz is a specialist in providing global logistics services and related information services for importers and shippers worldwide. Fritz is primarily engaged in providing logistics management, international air and ocean freight forwarding, customs brokerage, and material management and distribution services. Fritz delivers comprehensive supply chain solutions to its customers worldwide by providing flexible door-to-door transportation and materials management using sophisticated information systems. Fritz also provides value-added services through logistics information as well as international and domestic movement of goods customarily provided by traditional freight forwarders. These services are designed to provide integrated global logistics solutions for customers to streamline their operations, improve their inventory management information and enhance their profitability and to provide customers with more efficient and effective international transportation strategies. The Fritz network is composed of highly trained professionals working in more than 400 locations in 120 countries.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE   )

     In the merger, each share of Fritz common stock will be exchanged for 0.2 of a share of UPS Class B common stock, a number that is referred to in this document as the exchange ratio. No fractional shares of UPS Class B common stock will be issued. You will receive cash for any fractional shares of UPS Class B common stock to which you otherwise would have been entitled as a result of the merger.

     Because the exchange ratio is fixed and because the market price of the UPS Class B common stock will fluctuate, the market value of the stock that you receive when the merger is completed may be higher or lower than the market value of the same number of shares today. In addition, the market value of the shares that you receive in the merger may increase or decrease after the merger is completed.

THE MERGER AGREEMENT (PAGE   )

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully. It is the principal document governing the merger.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER (PAGE   )

     The UPS board of directors will remain unchanged after the completion of the merger. At the effective time of the merger, the members of the Fritz board of directors will be replaced by the members of the Board of Directors of VND Merger Sub, Inc., the wholly owned UPS subsidiary that is being merged into Fritz.

     UPS and Fritz expect that Lynn C. Fritz, the current Chairman and Chief Executive Officer of Fritz, will be retained as a consultant to the combined company. Current management of Fritz is expected to remain in place, with oversight from UPS's Corporate Development Group.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE      )

     The merger will generally be tax-free to holders of Fritz common stock for United States federal income tax purposes, except in the case of U.S. holders with respect to cash received for fractional shares of UPS Class B common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

FRITZ BOARD OF DIRECTORS RECOMMENDATION (PAGE      )

     The Fritz board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Fritz and its stockholders and unanimously recommends that Fritz stockholders vote FOR the approval of the merger and adoption of the merger agreement. To review the background of and reasons for the merger in greater detail, as well as the risks
related to the merger, see pages      through      and      through      .

FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED (PAGE      )

     In deciding to approve the merger agreement and the merger, the Fritz board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, dated as of January 9, 2001, that based upon and subject to the various considerations, limitations, and qualifications set forth in the written opinion, the exchange ratio, as set forth in the merger agreement, was fair, from a financial point of view, to the holders of Fritz common stock. The opinion is attached as Annex D to this proxy statement/prospectus. We encourage Fritz stockholders to read this opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

INTERESTS OF FRITZ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE      )

     Fritz stockholders should note that Fritz directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Fritz stockholders. You should be aware of these interests because they may conflict with yours. If we complete the merger, seven Fritz executive officers will be entitled to severance payments, automatic vesting of all unvested, outstanding stock options, shares of restricted stock and any other similar securities owned by them as well as continued health coverage after termination of their employment. The indemnification arrangements for current Fritz directors and officers also will be continued, and UPS will maintain directors' and officers' insurance for those current Fritz directors and officers for at least six years following the merger.

THE SPECIAL MEETING (PAGE      )

     The special meeting of Fritz stockholders will be held at the Bank of America Building, 51st Floor, 555 California Street, San Francisco, California,
at 10:30 a.m., local time, on           ,             , 2001. At the Fritz
special meeting, the Fritz stockholders will be asked to approve the merger and adopt the merger agreement.

RECORD DATE; VOTING POWER (PAGE      )

     Fritz stockholders are entitled to vote at the Fritz special meeting if they owned shares of Fritz common stock as of the close of business on
          ,             , 2001.

     On the record date, there were        shares of Fritz common stock
outstanding. Fritz stockholders will have one vote for each share of Fritz common stock that they owned on the Fritz record date.

VOTE REQUIRED (PAGE      )

     The affirmative vote of holders of shares of Fritz common stock representing a majority of all the votes entitled to vote at the Fritz special meeting is required to approve the merger and adopt the merger agreement. Fritz will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares represented by these proxies will not be voted at the special meeting.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS (PAGE      )

     On the Fritz record date, directors and officers of Fritz and their affiliates owned and were entitled to vote shares of Fritz common stock representing approximately 37.2% of the aggregate voting power of Fritz common stock outstanding on that date. The directors and executive officers of Fritz have indicated that they intend to vote the Fritz common stock that they own for approval of the merger and the adoption of the merger agreement.

STOCKHOLDER OPTION AGREEMENTS (PAGE   )

     Lynn C. Fritz and some of his affiliates have entered into stockholder option agreements with UPS. These option agreements grant to UPS the right to purchase all of the shares of Fritz common stock currently owned by Mr. Fritz and these affiliates as well as any shares to be owned by them upon the exercise of stock options. As of the record date, Mr. Fritz and these affiliates beneficially owned a total of 13,471,735 shares of Fritz common stock, which represented approximately 36.1% of the outstanding shares of Fritz common stock on that date.

     Pursuant to the option agreements, Mr. Fritz and his affiliates agreed to vote all of the shares of Fritz common stock owned by them for the adoption of the merger agreement and approval of the merger or otherwise as directed by UPS.

     UPS may not exercise the options until the occurrence of specifically defined extraordinary transactions (other than the merger) involving the sale or disposition of a substantial percentage of the assets of Fritz and its subsidiaries or of the combined voting power of Fritz and its subsidiaries.

     A form of the stockholder option agreement is attached as Annex B to this proxy statement/prospectus.

FRITZ OPTION AGREEMENT (PAGE   )

     Fritz has entered into an option agreement with UPS that grants to UPS the right to purchase 3,707,609 shares of Fritz common stock. As of the date of the option agreement and assuming the issuance of the shares subject to the option, the number of shares of Fritz common stock purchasable by UPS from Fritz represented 10.1% of the outstanding shares of Fritz common stock. The option may be exercised by UPS if as a result of the termination of the merger agreement, Fritz is required to pay to UPS a termination fee.

     The form of the Fritz option agreement is attached as Annex C to this proxy statement/prospectus.

RIGHTS PLAN (PAGE   )

     As required by the merger agreement, as of January 16, 2001, Fritz entered into a stockholder rights agreement that is intended to restrict acquisitions of Fritz common stock by any party (other than a person or group approved by the Fritz board of directors) to no more than 15% of the then-outstanding shares of Fritz common stock.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE   )

     Fritz and UPS will complete the merger only if they satisfy or, in some cases, waive, several conditions.

     For a description of the conditions to the completion of the merger, see "The Merger Agreement -- Conditions to the Completion of the Merger".

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

     Fritz or UPS may terminate the merger agreement under various circumstances. In addition, in specific circumstances, Fritz may be required to pay to UPS a termination fee of $13.5 million. For a more complete discussion, see "The Merger Agreement -- Termination."

STOCK OPTIONS (PAGE   )

     Upon the completion of the merger, each outstanding option to purchase shares of Fritz common stock granted under Fritz's stock option plans will become an option to purchase a number of shares of UPS Class A common stock equal to the number of shares of Fritz common stock that were subject to the option multiplied by 0.2, rounded down to the nearest whole number of shares of UPS Class A common stock, at an exercise price equal to the current exercise price divided by 0.2, rounded up to the nearest whole cent. Each of those options then will be subject to the same terms and conditions as were in effect immediately prior to the merger.

REGULATORY APPROVALS (PAGE   )

     Under the Hart-Scott-Rodino Act, the merger may not be completed until notification and report forms have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the U.S. Department of Justice and the specified waiting period has been terminated or has expired. Early termination of the waiting period was granted on February 16, 2001.

     The merger also is subject to the review of numerous foreign agencies, generally for antitrust reasons. Most of these agencies, require a filing to be made by Fritz and/or UPS before the effective date, but some of the filings are not required to be made until after the effective date. The waiting periods with respect to these filings vary.

LITIGATION (PAGE   )

     FedEx Corporation and Federal Express Corporation, a wholly owned subsidiary of FedEx Corporation (collectively, "FedEx"), have filed a lawsuit in a Tennessee court against Fritz, alleging that in the course of negotiating the merger, Fritz breached or is threatening to breach its obligations to FedEx not to disclose confidential information and trade secrets, and that the merger will result in the disclosure to UPS of FedEx trade secrets or confidential information. FedEx obtained without any notice to Fritz a temporary restraining order prohibiting disclosure of confidential FedEx information. FedEx subsequently filed an amended complaint asking the Court to block the merger between UPS and Fritz. UPS was not originally a party to this Tennessee lawsuit, but was later added by the Tennessee Court as a necessary party defendant. The Court issued an order on February 23, 2001 continuing the temporary restraining order but indicating that it would not block the proposed merger. The Court directed Fritz to develop and submit to the Court a separation plan to protect the information that FedEx claims to be trade secrets after the merger with UPS, which Fritz has done. On March 20, 2001, the Court indicated that it would enter an order of temporary injunction requiring Fritz to implement some aspects of the Fritz separation plan, leaving open other issues with respect to the Fritz separation plan which the parties are to seek to resolve with a Special Master appointed by the Court. Fritz denies that it has acted improperly or has caused any damage to FedEx and intends to vigorously defend the lawsuit. Fritz has also filed a counterclaim alleging breach of contract by FedEx. UPS believes that the Court has correctly concluded that no injunctive relief directed against the merger is warranted or proper.

     While the Tennessee suit between FedEx and Fritz was proceeding, UPS filed a lawsuit in Georgia, joining FedEx and Fritz, seeking a judicial declaration that completion of the merger will not require Fritz to violate its agreement with FedEx. UPS has made clear that it does not seek or desire disclosure of any FedEx trade secret material. FedEx has appeared in the Georgia action and has moved to stay or dismiss the Georgia action. UPS intends to vigorously assert its position that the claims of FedEx seeking to block the merger are without merit.

     For a more complete description of these lawsuits, see "The
Merger -- Litigation."

EXPENSES (PAGE   )

     Each of Fritz and UPS has agreed to pay its own costs and expenses incurred in connection with the merger, except that UPS and Fritz have agreed to share equally the costs of filing, printing and mailing the registration statement and this proxy statement/prospectus (including SEC filing fees) and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act.

MARKET PRICE INFORMATION (PAGE   )

     Shares of UPS Class B common stock are traded on the NYSE and shares of Fritz common stock are traded on the Nasdaq National Market System. On January 9, 2001, the last full trading day before the public announcement of the merger agreement, UPS Class B common stock closed at $61.00 per share and Fritz common
stock closed at $7.03 per share. On             , 2001, the most recent
practicable trading day before the date of this proxy statement/prospectus, UPS
Class B common stock closed at $          per share and Fritz common stock
closed at $          per share.

DIVIDEND INFORMATION (PAGE   )

     The policy of UPS's board of directors is to declare dividends each year out of current earnings. The declaration of future dividends is subject to the discretion of the UPS board of directors in light of all relevant facts, including earnings, general business conditions and working capital requirements.

                         SELECTED FINANCIAL DATA OF UPS

     The following table sets forth selected financial information for UPS for the periods indicated. The financial information is derived from UPS's audited financial statements for each of the years in the five-year period ended December 31, 2000. The following financial information should be read in conjunction with the UPS Consolidated Financial Statements and the notes thereto, Management's Discussion and Analysis of Results of Operations and Financial Condition and other financial data appearing in the UPS Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated by reference herein.

                                                           YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------
                                                2000       1999       1998      1997      1996
                                              --------    -------    -------   -------   -------
                                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA
Revenue:
  U.S. domestic package.....................  $ 24,002    $22,313    $20,650   $18,868   $18,881
  International package.....................     4,166      3,730      3,399     3,067     3,074
  Non-package...............................     1,603      1,009        739       523       413
                                              --------    -------    -------   -------   -------
          Total revenue.....................    29,771     27,052     24,788    22,458    22,368
  Operating expenses:
  Compensation and benefits.................    16,546     15,285     14,346    13,289    13,326
  Other.....................................     8,713      7,862      7,439     7,526     7,092
                                              --------    -------    -------   -------   -------
          Total operating expenses..........    25,259     23,147     21,785    20,815    20,418
Operating profit (loss):
  U.S. domestic package.....................     3,929      3,506      2,815     1,623     2,150
  International package.....................       274        232         29      (106)     (302)
  Non-package...............................       309        167        159       126       102
                                              --------    -------    -------   -------   -------
          Total operating profit............     4,512      3,905      3,003     1,643     1,950
Other income (expense):
  Investment income.........................       527        197        126        97        55
  Interest expense..........................      (205)      (228)      (227)     (187)      (95)
  Tax assessment............................        --     (1,786)        --        --        --
                                              --------    -------    -------   -------   -------
  Income before income taxes................     4,834      2,088      2,902     1,553     1,910
  Income taxes..............................     1,900      1,205      1,161       644       764
                                              --------    -------    -------   -------   -------
          Net income........................  $  2,934    $   883    $ 1,741   $   909   $ 1,146
                                              ========    =======    =======   =======   =======
Per share amounts:(1)
  Basic earnings per share..................  $   2.54    $  0.79    $  1.59   $  0.82   $  1.03
  Diluted earnings per share................  $   2.50    $  0.77    $  1.57   $  0.81   $  1.01
  Dividends declared per share..............  $   0.68    $  0.58    $  0.43   $  0.35   $  0.34
Weighted Average Shares Outstanding:(1)
  Basic.....................................     1,153      1,121      1,093     1,103     1,114
  Diluted...................................     1,175      1,141      1,108     1,116     1,129
As Adjusted Net Income Data:
  Net income before impact of non-recurring
     items..................................  $  2,795(2) $ 2,325(3) $ 1,741   $   909   $ 1,146
  As a percentage of revenue................       9.4%       8.6%       7.0%      4.0%      5.1%
  Basic earnings per share..................  $   2.42    $  2.07    $  1.59   $  0.82   $  1.03
  Diluted earnings per share................  $   2.38    $  2.04    $  1.57   $  0.81   $  1.01

                                                                 AS OF DECEMBER 31,
                                                   -----------------------------------------------
                                                    2000      1999      1998      1997      1996
                                                   -------   -------   -------   -------   -------
                                                                    (IN MILLIONS)
SELECTED BALANCE SHEET DATA
Working capital..................................  $ 2,623   $ 5,994   $ 1,355   $   734   $ 1,027
Long-term debt...................................    2,981     1,912     2,191     2,583     2,573
Total assets.....................................   21,662    23,028    17,067    15,912    14,954
Shareowners equity...............................    9,735    12,474     7,173     6,087     5,901

---------------

(1) Certain financial information for the years ended December 31, 1996, 1997 and 1998 has been retroactively restated to give effect to the November 1999 merger in which United Parcel Service of America, Inc. became a wholly owned subsidiary of UPS.
(2) Excludes $139 million in net income related primarily to investment gains.
(3) Excludes a $1.442 billion tax assessment charge.

                        SELECTED FINANCIAL DATA OF FRITZ

     The following table sets forth selected financial information for Fritz for the periods indicated. The financial information is derived from Fritz's audited financial statements for each of the years in the five-year period ended May 31, 2000. The financial information for the six months ended November 30, 2000 and 1999 is derived from Fritz's unaudited financial statements. The results of operations for the six months ended November 30, 2000 are not necessarily indicative of results to be expected for the full year. The following financial information should be read in conjunction with the Fritz Consolidated Financial Statements and the notes thereto, Management's Discussion and Analysis of Results of Operations and Financial Condition and other financial data appearing in the Fritz Annual Report on Form 10-K for the fiscal year ended May 31, 2000, and the Fritz Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2000, which are incorporated by reference herein.

                                                                                                         SIX MONTHS ENDED
                                                       YEAR ENDED MAY 31,                           ---------------------------
                                 ---------------------------------------------------------------    NOVEMBER 30,   NOVEMBER 30,
                                    2000         1999         1998         1997          1996           2000           1999
                                 ----------   ----------   ----------   ----------    ----------    ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED INCOME STATEMENT DATA
Revenue........................  $1,612,691   $1,387,727   $1,300,083   $1,156,770    $1,043,858      $835,002       $818,154
Net Revenue....................     619,340      577,977      558,265      509,371       457,568       311,267        311,374
Merger and related costs.......          --           --           --           --        14,555(a)         --             --
Income from operations.........      32,527       25,051       25,813        2,858(b)     38,659        20,675         26,079
Net income.....................      17,425       13,452       18,090          308        25,001        11,134         15,103
Net income per
  share -- basic...............         .48          .37          .51          .01           .73           .30            .41
Net income per
  share -- diluted.............         .47          .37          .50          .01           .71           .30            .41

                                                                  AS OF MAY 31,                        AS OF NOVEMBER 30,
                                                 -----------------------------------------------   ---------------------------
                                                  2000      1999      1998      1997      1996         2000           1999
                                                 -------   -------   -------   -------   -------   ------------   ------------
SELECTED BALANCE SHEET DATA
Total assets...................................  825,232   726,908   720,813   723,516   733,462     858,839        831,108
Long-term obligations, net of current
  portion......................................  116,891    89,606   101,346    84,884    89,505     163,262        139,822
Stockholders' equity...........................  274,355   264,082   250,328   234,695   230,747     279,481        279,557

---------------

(a) On May 30, 1995, Fritz completed its merger with Intertrans Corporation, which was accounted as a pooling of interests. In 1996, the Company recorded additional merger and related costs of $14.6 million which were incurred in association with the Intertrans merger.
(b) The results in 1997 include a third quarter increase to the Allowance for Doubtful Accounts of approximately $17.0 million due to less than satisfactory collection performance.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical and pro forma per share data for UPS and historical and pro forma equivalent per share data for Fritz. The data presented below should be read in conjunction with the historical financial statements of UPS and Fritz that have been incorporated by reference in this document. Data for Fritz, which utilizes a May 31 fiscal year end, is presented for the 12 months ended November 30, 2000 to facilitate comparison with UPS data. The Fritz pro forma equivalent per share data was calculated by multiplying the UPS pro forma per share data by the exchange ratio of 0.2. The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the period indicated, and may not be indicative of future operating results or financial position.

                                                                  FISCAL YEAR ENDED
                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                              HISTORICAL     PRO FORMA
                                                              ----------    -----------
                                                                            (UNAUDITED)
UPS HISTORICAL AND PRO FORMA
Net Income Per Share:
  Basic.....................................................     2.54           2.53
  Diluted...................................................     2.50           2.49
Cash Dividends Declared Per Share...........................      .68            .68
Book Value Per Share........................................     8.58           8.91

                                                                    TWELVE MONTHS
                                                               ENDED NOVEMBER 30, 2000
                                                              --------------------------
                                                              HISTORICAL      PRO FORMA
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
FRITZ HISTORICAL AND PRO FORMA
Net Income Per Share:
  Basic.....................................................     $ .37          $ .51
  Diluted...................................................       .37            .50
Cash Dividends Declared Per Share...........................         0            .14
Book Value Per Share........................................     $7.59          $1.78

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to adopt the merger agreement and approve the merger.

THE VALUE OF THE UPS CLASS B COMMON STOCK YOU RECEIVE IN THE MERGER MAY
FLUCTUATE.

     Upon completion of the merger, each share of Fritz common stock will be automatically converted into the right to receive 0.2 of a share of UPS Class B common stock. This exchange ratio is fixed and there will be no adjustment in the event of fluctuations in the market price of either Fritz common stock or UPS Class B common stock prior to the completion of the merger, and neither party is permitted to "walk away" from the merger because of changes in either party's stock price. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger but will depend on the market price of UPS Class B common stock at the time of completion of the merger. If the market price of UPS Class B common stock goes up or down, the value of the shares you receive in the merger also will go up or down. The price of UPS Class B common stock may vary due to changes in the business, operations or prospects of UPS, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors. No prediction can be made as to the market prices of either Fritz common stock or UPS Class B common stock at any time.

THE NEED FOR GOVERNMENTAL APPROVALS MAY AFFECT THE DATE OF COMPLETION OF THE MERGER OR MAY DIMINISH THE BENEFITS OF THE MERGER.

     The merger is conditioned upon, among other things, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (early termination was granted on February 16, 2001). In addition, filings with, notifications to and authorizations and approvals of, various governmental agencies in numerous other countries with respect to the merger relating primarily to antitrust issues must be made and received prior to the completion of the merger. Satisfying these regulatory requirements may affect the date of completion of the merger. In addition, you should be aware that, as in any large transaction, it is possible that, among other things, restrictions on the combined operations of Fritz and UPS, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Such restrictions on operations and divestitures may diminish the benefits of the merger to UPS. Each of Fritz and UPS has a "walk away" right if a governmental agency conditions its authorization or approval upon a divestiture by UPS or the surviving corporation in the merger or on any other action that reasonably would be expected to impair UPS' ability to achieve in any material respect the overall benefits expected, as of the date of the merger agreement, to be realized from the completion of the merger.

UPS AND FRITZ MAY ENCOUNTER DIFFICULTIES IN INTEGRATING THEIR OPERATIONS OR UPS MAY NOT ACHIEVE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER.

     The merger involves the integration of two companies that have previously operated separately. The integration of UPS and Fritz will involve special risks and challenges, including those relating to:

     - the retention of Fritz customers,

     - the retention and assimilation of Fritz employees,

     - the integration of the operations and systems of the two companies, and

     - the fulfillment of Fritz's obligations to third parties.

     The success of the merger will depend, in part, on UPS' ability to realize the anticipated cost savings and growth opportunities from integrating the businesses of Fritz with those of its own. The realization of these benefits may prove difficult. For example, some of Fritz's customers and strategic partners, such as Fritz customers competitive with UPS, may determine that the merger is detrimental to their relationships with Fritz and therefore may modify or terminate their relationships with Fritz. In addition, for example, Fritz's obligations of confidentiality to third parties may delay or prevent full integration of Fritz and UPS. Even if UPS is able to integrate the business operations of Fritz successfully, there can be no assurance that this integration will result in the realization of the full benefits that UPS currently expects to result from this integration or that these benefits will be achieved within the anticipated time frame.

FRITZ OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT DIFFER FROM THE INTERESTS OF OTHER FRITZ STOCKHOLDERS.

     The directors and executive officers of Fritz have interests in the merger that are different from, or are in addition to, yours. The interests of the directors and executive officers include rights to:

     - indemnification, by the surviving company in the merger, of the same type as is currently provided pursuant to Fritz's certificate of incorporation and bylaws and pursuant to employment and indemnification agreements to which Fritz is a party; and

     - continued coverage under directors' and officers' insurance for six years after the completion of the merger.

     In addition, the interests of the executive officers include rights to:

     - automatic vesting of outstanding unvested stock options, restricted stock and other securities granted under similar plans;

     - severance payments; and

     - continued group health coverage after termination of employment.

     As a result of these interests, Fritz's directors and officers may be more likely to vote in favor of the proposal relating to the merger than if they did not hold these interests. In addition, Lynn C. Fritz has agreed to vote his shares of Fritz common stock in favor of the merger. Fritz stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER MAY NEGATIVELY IMPACT FRITZ'S STOCK PRICE, FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed, Fritz may be subject to a number of material risks, including:

     - in specific circumstances, Fritz may be required to pay UPS a termination fee of $13.5 million,

     - if Fritz is required to pay UPS a termination fee, UPS will also be entitled either to (i) exercise an option granted to UPS by Fritz to purchase 3,707,609 shares of Fritz common stock or (ii) receive a cash payment calculated based on the option exercise price and the price of Fritz common stock; exercise by UPS of this option will result in a decrease in the percentage of outstanding Fritz common stock currently held by Fritz stockholders,

     - in specific circumstances, options granted to UPS by stockholders of Fritz to purchase an aggregate of 13,471,735 shares of Fritz common stock, together with any additional shares acquired by those stockholders before completion of the merger, may become exercisable and, if exercised separately or in conjunction with the option granted to UPS by Fritz, may depress Fritz's stock price and may make another business combination involving Fritz more difficult,

     - the price of Fritz common stock may decline to the extent that the current price reflects a market assumption that the merger will be completed and that the merger will be favorable to Fritz stockholders, and

     - the diversion of management attention from the day-to-day business of Fritz and the disruption to its employees and its relationships with its customers and suppliers during the period before completion of the merger may adversely affect Fritz's business and operations.

     If the merger is terminated and Fritz's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect, subject to exceptions described below under the captions "Merger Agreement -- Covenants -- Fritz Stockholders' Meeting" and "Merger Agreement -- Covenants -- Fritz Board Recommendations", Fritz is prohibited from soliciting, initiating, encouraging or entering into specific extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party.

IF THE MERGER IS NOT COMPLETED, ANTITAKEOVER MEASURES IMPLEMENTED BY FRITZ MAY RESULT IN LESS ATTRACTIVE FUTURE OFFERS.

     In connection with the execution of the merger agreement, Fritz implemented a rights plan. The rights plan has the antitakeover effect of causing substantial dilution to a person or group that attempts to acquire Fritz on terms not approved by Fritz's board of directors. This antitakeover measure could make Fritz less attractive to potential acquirors who otherwise might be willing to pay a premium over the then-current market price of Fritz common stock in an acquisition.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING; PURPOSE

     This proxy statement/prospectus is being sent to you in connection with the solicitation of proxies for use at the special meeting of Fritz stockholders and at any adjournments or postponements of the special meeting. The special meeting
of the Fritz stockholders will be held on           ,             , 2001, at
10:30 a.m., local time, at the Bank of America Building, 51st Floor, 555 California Street, San Francisco, California. At the special meeting, Fritz stockholders will consider and vote on a proposal to adopt the merger agreement and approve the merger.

     Fritz's board of directors has determined that the terms of the merger and the merger agreement are advisable, fair to, and in the best interests of, Fritz and its stockholders. Accordingly, Fritz's board of directors has approved the merger agreement and the merger and recommends that you vote FOR adoption of the merger agreement and approval of the merger.

     Representatives of KPMG LLP, independent public accountants for Fritz, are expected to be present at the special meeting and to be available to respond to appropriate questions and will have an opportunity to make a statement if they choose to do so.

RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

     Only holders of record of Fritz common stock at the close of business on
            , 2001, which is referred to in this document as the record date, will be entitled to receive notice of and vote at the Fritz special meeting. Each share of Fritz common stock is entitled to one vote. As of the record date,
there were        shares of Fritz common stock outstanding.

     Holders of not less than a majority of the outstanding shares of Fritz common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Fritz special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Fritz common stock entitled to vote is required to approve the merger.

     As of the record date, Lynn C. Fritz and his wife beneficially owned and
were entitled to vote            shares of Fritz common stock (including
employee stock options to purchase         shares exercisable within 60 days),
constituting approximately 36.1% of the outstanding shares of Fritz common stock. As of the record date, Mr. Fritz, Mrs. Fritz and the other executive officers and directors of Fritz beneficially owned and were entitled to vote an
aggregate of            shares of Fritz common stock (including employee stock
options to purchase         shares exercisable within 60 days), constituting
approximately 37.2% of Fritz common stock.

     Pursuant to stockholder option agreements that Mr. Fritz and Mrs. Fritz each have entered into with UPS, the holders of record of the shares of Fritz common stock beneficially owned by Mr. Fritz and Mrs. Fritz have agreed to vote all of their shares of Fritz common stock in favor of adoption of the merger agreement and approval of the merger, and have granted UPS a proxy to so vote their shares of Fritz common stock.

VOTING AND REVOCATION OF PROXIES

     Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement and approval of the merger.

     Fritz will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares represented by these proxies will not be voted at the special meeting.

     If your shares are held in an account at a brokerage firm or bank, you must instruct it how to vote your shares. If an executed proxy is returned by a broker or bank holding your shares that indicates that the broker or bank does not have discretionary authority to vote on the adoption and approval of the merger agreement, the shares will be considered present at the special meeting for determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the merger and adoption of the merger agreement. As a result, such a proxy will have the same effect as voting against adoption of the merger agreement and approval of the merger. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

     Your grant of a proxy on the enclosed proxy card does not prevent you from revoking your proxy. If you hold your shares in your own name you may revoke your proxy at any time before its exercise at the special meeting by:

     - giving written notice of revocation to the Secretary of Fritz;

     - properly submitting a duly executed proxy bearing a later date; or

     - voting in person at the special meeting.

     You should address all written notices of revocation and other communications with respect to revocation of proxies to Jan H. Raymond, Secretary, Fritz Companies, Inc., 706 Mission Street, San Francisco, CA 94103.

     If your shares are held in "street name", you should instruct your broker how to vote your shares by following the directions provided by your broker.

SOLICITATION OF PROXIES

     The Fritz Board of Directors is making this proxy solicitation. Fritz and UPS have agreed to share the costs of preparing, assembling and mailing the proxy materials, and soliciting proxies for and holding the special meeting. In addition to solicitation by mail, the directors, officers and employees of Fritz also may solicit proxies from stockholders by telephone, facsimile, telegram or other electronic means or in person. Fritz will make arrangements with brokerages and other custodians, nominees and fiduciaries to send the proxy materials to the beneficial owners of Fritz common stock, and Fritz and UPS will reimburse those brokerage houses and custodians for their reasonable expenses in doing so.

     You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

STOCKHOLDER PROPOSALS FOR FRITZ'S ANNUAL MEETING

     Fritz will hold an annual meeting in 2001 only if the merger is not completed. If the merger is not consummated and an annual meeting of the Fritz stockholders is held in 2001, stockholder proposals for inclusion in proxy materials for the 2001 annual meeting must have been received by Fritz no later than April 20, 2001 in order to be considered for inclusion in the proxy materials relating to that meeting. In addition, the proxy solicited by the Fritz Board of Directors for the 2001 annual meeting of the Fritz stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Fritz receives notice of the proposal no later than July 8, 2001.

     UPS expects to hold the next annual meeting of its stockholders on May 17, 2001.

                        INFORMATION ABOUT UPS AND FRITZ

UPS

     UPS is the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. UPS was founded in 1907 as a private messenger and delivery service in the Seattle, Washington area. Over the past 94 years, UPS has expanded from a small regional parcel delivery service into a global company. UPS delivers packages each business day for 1.8 million shipping customers to six million consignees. In 2000, UPS delivered an average of more than 13.6 million pieces per day worldwide. Total revenue in 2000 was over $29.7 billion. UPS focuses on the movement of goods, information and funds, and seeks to position itself as the world's premier enabler of global commerce.

FRITZ

     Fritz is a specialist in providing global logistics services and related information services for importers and shippers worldwide. Fritz is primarily engaged in providing logistics management, international air and ocean freight forwarding, customs brokerage, and material management and distribution services. Fritz delivers comprehensive supply chain solutions to its customers worldwide by providing flexible door-to-door transportation and materials management using sophisticated information systems. Fritz also provides value-added services through logistics information as well as international and domestic movement of goods customarily provided by traditional freight forwarders. These services are designed to provide integrated global logistics solutions for customers to streamline their operations, improve their inventory management information and enhance their profitability and to provide customers with more efficient and effective international transportation strategies. The Fritz network is composed of highly trained professionals working in more than 400 locations in 120 countries.

     Fritz was incorporated in Delaware in August 1988, and is a successor to a company incorporated in California in 1933. At December 31, 2000, Fritz had approximately 10,000 employees worldwide. Internationally, Fritz operates a number of subsidiaries under the names "Fritz Transportation International," "Fritz Air Freight," "Fritz Starber," "Fritz Fliway," "Fritz Logistics," and "Fritz Companies," among others. Unless the context otherwise requires, references in this proxy statement/prospectus to Fritz include Fritz Companies, Inc., its subsidiaries and its predecessor companies. Although Fritz's executive office is located in the United States at 706 Mission Street, Suite 900, San Francisco, California 94103, its network is global. Fritz has offices throughout North America, Australia, New Zealand, South Africa, Asia, Europe, Latin America, and the Middle East.

     Additional information concerning Fritz and its subsidiaries is included in documents Fritz has filed with the SEC, which are incorporated by reference in this document. See "Where You Can Find More Information and Incorporation of
Documents by Reference" beginning on page   .

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

                                   THE MERGER

     The following discussion describes the more important aspects of the merger and the material terms of the merger agreement. This description is qualified in its entirety by reference to the merger agreement. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A.

RELATIONSHIP WITH FEDEX CORPORATION

     A subsidiary of FedEx Corporation is Fritz's largest customs brokerage customer. Fritz renders services to FedEx pursuant to a Customs Brokerage Service Agreement, which covers three separate locations. The scheduled termination dates for the three locations are September 2005, February 2006 and September 2007, respectively. The agreement also provides for termination for convenience with various restrictions. In addition, FedEx has the right to terminate the Customs Brokerage Service Agreement if Fritz breaches the agreement and does not cure the breach within a notice period, or if there is a change of control of Fritz.

     In connection with the review of strategic options available to Fritz discussed below under the caption "Background of the Merger," Fritz and FedEx engaged in a number of discussions during 2000 to explore the possibility of a business combination between Fritz and FedEx. These discussions did not result in agreement on price or any other terms.

     From time to time, FedEx has expressed dissatisfaction to Fritz regarding the quality of the services provided to FedEx under the Customs Brokerage Service Agreement. On several occasions, FedEx indicated to Fritz that in view of its dissatisfaction with the services provided by Fritz, it believed that Fritz was in breach of the Customs Brokerage Service Agreement.

     In view of the foregoing, the Board of Directors of Fritz placed a high priority on preserving and enhancing Fritz's relationship with FedEx. This objective was of particular importance in structuring the process for exploring the strategic options available to Fritz which is discussed below under the caption "Background of the Merger."

     In late December 2000, FedEx indicated to Fritz that FedEx was exploring the possibility of terminating its existing commercial relationship with Fritz in the near term. At that time, representatives of FedEx and Fritz entered into discussions regarding a purchase of certain Fritz assets by FedEx. These discussions did not result in agreement on price or any other terms as reflected in the public complaint filed in Court by FedEx.

     For discussion of litigation initiated by FedEx after execution of the Merger Agreement, as well as related negotiations, see "The
Merger -- Litigation."

BACKGROUND OF THE MERGER

     In recent years, Fritz's board of directors has devoted significant attention to the implications for Fritz of changes in the industries in which Fritz operates, including, among others:

     - the globalization of international trade,

     - the increased complexity inherent in the transition from freight forwarding and customs brokerage to integrated logistics,

     - the increasing level of investment in technology, information systems, distribution facilities and employee training required to remain competitive with the increased complexity of Fritz's business,

     - recent strategic transactions in Fritz's industry, and

     - the advantages associated with economies of scale and industry consolidation.

     These considerations caused Fritz's board of directors to focus on the different strategic options available to Fritz, including on whether, over the long term, Fritz would be better positioned by combining with another company that would offer it additional resources, diversification and scale.

     During 2000, representatives of Fritz engaged in discussions with a number of transportation and logistics companies regarding the possibility of business combination transactions. However, no agreements were reached.

     On March 17, 2000, Fritz engaged Morgan Stanley & Co. Incorporated and Clark Capital Corporation to provide financial advice and assistance in connection with the possible transaction with FedEx. For a discussion of this possible transaction with FedEx, see "-- Relationship with FedEx Corporation" above. On September 6, 2000, this engagement was broadened to include financial advice and assistance in connection with potential strategic transactions with parties other than FedEx.

     In early November 2000, a senior representative of UPS contacted representatives of Morgan Stanley to ascertain Fritz's interest in a possible strategic transaction. Thomas Delbrook, Vice President of Mergers and Acquisitions, and David Abney of UPS contacted Lynn Fritz about Fritz's willingness to engage in negotiations with UPS.

     On November 10, 2000, Mr. Abney and Mr. Delbrook informed Mr. Fritz that they had authority to acquire a freight forwarder and asked Mr. Fritz if Fritz was interested in a strategic transaction. Mr. Fritz indicated that he was receptive to engaging in discussions with UPS regarding a possible strategic transaction. Thereafter, Mr. Fritz informally briefed individual directors, top management, representatives of Morgan Stanley and Clark Capital, and Fritz's outside counsel on these discussions. Mr. Fritz asked Graham Napier, President and Chief Operating Officer of Fritz, to arrange for the preparation of a confidentiality agreement and to work with Morgan Stanley, Clark Capital Corporation and UPS to commence with preliminary due diligence investigations.

     On November 14, 2000, representatives of Fritz, UPS and their financial advisors held a conference call to discuss a possible business combination between Fritz and UPS. During the call, the parties were introduced to the team members of Fritz and UPS and they discussed UPS' interest in Fritz, the status of the proposed confidentiality agreement, the anticipated due diligence process and the timing and logistics of such a transaction.

     On November 17, 2000, Fritz entered into a confidentiality agreement with UPS.

     On November 19, 2000, Fritz responded to an information request provided by UPS.

     On November 20, 2000, the information provided pursuant to the information request was discussed preliminarily between representatives of UPS and Fritz.

     On November 21, 2000, Fritz held a board meeting to consider UPS' interest in a potential strategic transaction with Fritz. Representatives of Fritz's financial advisors informed the board of the tentative schedule of meetings between the parties. Mr. Fritz advised that there had been no discussions of potential pricing of the transaction. Fritz's internal legal counsel informed the board of the measures taken to maintain the confidentiality of these discussions.

     On November 21, 2000, Mr. Fritz met with Mr. Abney to discuss UPS' continued interest in a combination with Fritz.

     On November 22, 2000, the Fritz and UPS management teams further discussed a schedule for an exchange of information.

     On November 27, 2000, Fritz held a board meeting at which Mr. Fritz and Fritz's financial advisors briefed the Fritz board on the discussions that had been held thus far with UPS. Mr. Fritz indicated that top-level due diligence would be performed at the offices of Fritz's financial advisors on November 28, 2000 and that additional exchanges of information and discussions would likely take place during the balance of the week. Mr. Fritz informed the board that following a review of the preliminary due diligence by UPS, UPS' board likely would consider making an offer to acquire Fritz. Mr. Fritz expressed his personal belief to the board that UPS would make an ideal strategic partner but that Fritz should also continue to study proposed combinations with other companies and continue to pursue its business plan as a stand-alone company. The board discussed its interest in proceeding with UPS on a highly confidential basis and in a manner that would avoid unnecessary disruption of Fritz's relationship with FedEx. The directors agreed that management of Fritz's relationship with FedEx was of utmost importance.

     On November 29, 2000, Fritz held a board meeting at which Mr. Fritz and Fritz's financial advisors provided the directors with a summary of the recent preliminary due diligence session with UPS. The board discussed how best to manage the discussions with UPS and communications with FedEx.

     On December 7, 2000, Fritz held a board meeting to further update the board members on the negotiations with UPS. Mr. Fritz described for the board UPS' logistics strategy and how a combination with Fritz would complement that strategy. Fritz's financial advisors discussed with the board issues relating to FedEx's relationship with Fritz and the potential impact of any changes to that relationship. Mr. Napier made a presentation to the board regarding Fritz's business plan and the results it could reasonably be expected to achieve as an independent entity. The board concluded by determining that it was in the best interest of Fritz to continue its negotiations with UPS and management should seek to negotiate a transaction with a view to a high likelihood of closing in an expedited fashion.

     On December 11, 2000, Mr. Fritz and Messrs. Abney and Delbrook of UPS discussed possible exchange ratios and other transaction terms.

     On December 19, 2000, Mr. Fritz, Morgan Stanley and Clark Capital reported to the Fritz board on the status of UPS' due diligence review and UPS' high level of interest in finalizing the transaction terms. The board directed Fritz's outside counsel to begin drafting a merger agreement to be presented to UPS in the event UPS' proposed transaction terms were deemed to be acceptable to the board. Fritz's financial advisors discussed with the board other potential alliances based upon contacts initiated by Fritz's financial advisors and the issues associated with such alliances. The directors, after weighing the information provided by Fritz's financial advisors and the risks to Fritz in pursuing such potential alliances, instructed management to continue to pursue a transaction with UPS.

     On December 21, 2000, Fritz conducted negotiations with UPS regarding the economic terms of a possible transaction. During those negotiations, representatives of UPS indicated a willingness to proceed with a tax-free stock-for-stock merger in which shares of UPS Class B common stock would be exchanged for shares of Fritz common stock. At a meeting held later the same day, the board and its financial and legal advisors discussed the possibility of a combination with UPS in light of Fritz's discussions with UPS to date. The board determined that it was in the best interests of Fritz to continue to pursue the possibility of a business combination with UPS and that management, together with Fritz's advisors, should negotiate with UPS with a view toward maturing the transaction. Counsel to Fritz reviewed the provisions of the merger agreement to be delivered to UPS by Fritz. Counsel to Fritz advised the board that the terms of the agreements should be viewed as proposals by Fritz to UPS that could be negotiated with UPS and approved by the board. The board instructed management to continue its negotiations with UPS.

     During the period of December 21, 2000 through January 7, 2001, representatives of UPS pursued their due diligence investigations regarding Fritz. On January 3, 2001, counsel to UPS furnished counsel to Fritz with a new form of merger agreement. On January 3, 2001, representatives of UPS and Fritz commenced negotiations of the terms of a merger agreement.

     On January 5, 2001, Fritz held a board meeting at which Mr. Fritz and Fritz's financial and legal advisors reviewed with the directors the status of negotiations with UPS. Fritz management discussed with the board key elements of UPS's due diligence activities and Fritz's due diligence review of UPS. Following this discussion, outside counsel to Fritz reviewed the terms of the proposed merger agreement and related stock option agreements, which had been drafted and proposed by counsel to UPS, and Morgan Stanley discussed the economic terms of the proposed transaction with the Fritz board. The directors agreed that the form of agreement proposed by UPS was not satisfactory and advised management as to the negotiating approach it should take with UPS. At the conclusion of the discussion, the directors determined that it was in the best interests of Fritz to continue to pursue a possible business combination with UPS and that management, together with Fritz's advisors, should continue to negotiate with UPS with a view towards maturing the transaction on satisfactory terms or terminating the discussions prior to Fritz's announcement of quarterly earnings for its fiscal third quarter, which was scheduled to occur on January 16, 2001.

     Following this meeting, representatives of UPS and Fritz continued to negotiate the transaction terms and the merger agreement and continued due diligence investigations.

     On January 8, 2001, Mr. Delbrook and Mr. Fritz held a telephone conversation for the purpose of finalizing the exchange ratio. At the conclusion of the telephone conversation Mr. Delbrook proposed and Mr. Fritz agreed to recommend to the Fritz board an exchange ratio of 0.2 to 1.

     On January 8, 2001, Fritz held a board meeting at which Mr. Fritz provided an update on the discussions with UPS and preliminary results of UPS due diligence of Fritz.

     On January 9, 2001, the Fritz board held a telephonic meeting, which was also attended by Fritz's financial and legal advisors. During this meeting, legal counsel further reviewed the terms of the merger agreement, as revised, and Morgan Stanley presented the board the financial analysis that it had performed and delivered its opinion that, dated as of January 9, 2001, and subject to various considerations, limitations and qualifications set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Fritz common stock. Fritz's board then concluded its discussions of the merits of the transaction, approved the merger agreement and the transactions contemplated by the merger agreement and agreed to recommend the transaction to Fritz's stockholders.

     Following this board meeting, the parties continued and then concluded their negotiations and executed the merger agreement and related documents on January 10, 2001. UPS and Fritz issued a joint press release announcing the transaction on January 10, 2001.

REASONS FOR THE MERGER

     Fritz's board of directors has determined that the terms of the merger and the merger agreement are advisable, fair to, and in the best interests of, Fritz and its stockholders. Accordingly, Fritz's board of directors has approved the merger agreement and the completion of the merger and recommends that you vote for adoption of the merger agreement and approval of the merger.

     In reaching its decision, Fritz's board of directors identified several potential benefits of the merger, the most important of which included:

     - Fritz stockholders will become owners of UPS Class B common stock, which is a liquid and widely followed stock,

     - Fritz stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger,

     - the acquisition of Fritz is expected to enable UPS to further expand its full range of domestic and international transportation, logistics and customs brokerage services,

     - Fritz's international freight forwarding and customs brokerage expertise and UPS' express carrier and package delivery strengths are expected to generate significant cross-selling opportunities for the combined company,

     - UPS' sales and marketing strengths could be a significant advantage to Fritz's business,

     - the exchange ratio in the merger represented a premium of approximately 74% over the average closing price of Fritz common stock for the 30-day trading period preceding January 10, 2001, the date of the signing of the merger agreement, and

     - combining with UPS will alleviate the potential negative effects on Fritz's public stock price due to limited public float, and limited daily trading volume, and be afforded substantially increased trading liquidity for their investment.

     Fritz's board of directors consulted with Fritz's senior management, as well as its legal and financial advisers, in reaching its decision to approve the merger. Among the factors considered by Fritz's board of directors in its deliberations were the following:

     - historical information concerning UPS' and Fritz's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission,

     - the complementary nature of the companies' services and possible synergies from combining UPS and Fritz, and the benefits to Fritz's customers created by the combination of the services offered by each company,

     - Fritz's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of UPS and Fritz after giving effect to the merger,

     - current market conditions and historical trading information with respect to UPS Class B common stock and Fritz common stock,

     - the terms and conditions of the merger agreement, including the expected tax-free treatment to Fritz stockholders,

     - the analyses prepared by Morgan Stanley and presented to Fritz's board of directors and the written opinion of Morgan Stanley that, as of January 9, 2001 and based upon and subject to the various considerations, limitations and qualifications set forth in the written opinion, the exchange ratio, as set forth in the merger agreement, was fair, from a financial point of view, to holders of Fritz common stock, as described
       more fully beginning on page        and in the text of the fairness
       opinion attached to this document as Annex D.

     - UPS's track record and the strength of its management team,

     - uncertainties and challenges facing Fritz as a standalone company, including maintaining its relationships with FedEx and other large customers, making additional large investments in technology, strengthening the management team and accessing capital, and

     - the terms of the merger agreement, including the ability of Fritz's board of directors, prior to the earlier of March 11, 2001 and the date of the special meeting of Fritz stockholders, to enter into discussions with another party in response to an unsolicited superior offer to the merger if Fritz's independent directors believed in good faith that such action was required in order to comply with its fiduciary obligations, the fee payable in the event that the merger agreement is terminated to enable Fritz to enter an acquisition agreement with a third party advancing such an offer, and the possible effect of such fee and the stockholder option agreements between UPS and Lynn Fritz and his affiliates on the likelihood that a third party would make such an offer.

     Fritz's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to Fritz stockholders that the value to be received in the merger could decline due to the fixed exchange ratio,

     - the loss of control over the future operations of Fritz following the merger,

     - the impact of the loss of Fritz's status as an independent company on Fritz stockholders, employees and clients,

     - the risk that the potential benefits sought in the merger might not be fully realized, and

     - the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on
       Fritz's:

      - sales and operating results,

      - ability to attract and retain key employees,

      - overall competitive position, and

      - relationship with FedEx.

     After due consideration, Fritz's board of directors determined that Fritz could avoid or mitigate some of these risks and that, overall, the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

     Fritz's board of directors does not intend the foregoing discussion of information and factors to be exhaustive, but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Fritz's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors described above and the advice of its outside counsel and financial advisor, Fritz's board of directors concluded that the merger agreement and merger were advisable, fair to, and in the best interests of, Fritz and its stockholders and that Fritz should proceed with the merger.

RECOMMENDATION OF FRITZ'S BOARD OF DIRECTORS

     Fritz's board of directors has determined that the terms of the merger and the merger agreement are advisable, fair to, and in the best interests of, Fritz and its stockholders. Accordingly, Fritz's board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the merger.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Fritz retained Morgan Stanley to provide it with various financial advisory services, including providing a financial fairness opinion in connection with the merger. The Fritz board of directors selected Morgan Stanley to act as Fritz's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Fritz. At a telephonic meeting of the Fritz board of directors on January 9, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of January 9, 2001, and based upon and subject to the various considerations, limitations and qualifications set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of Fritz common stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED JANUARY 9, 2001 IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. IT SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     MORGAN STANLEY'S OPINION IS DIRECTED TO THE FRITZ BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF SHARES OF FRITZ COMMON STOCK OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. YOU SHOULD NOTE THAT THE OPINION DOES NOT ADDRESS:

     - ANY OTHER ASPECT OF THE MERGER;

     - FRITZ'S UNDERLYING BUSINESS DECISIONS TO PURSUE THE MERGER; OR

     - THE PRICE AT WHICH UPS SHARES WILL TRADE FOLLOWING THE MERGER OR ANY OTHER TIME.

     FURTHER, THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FRITZ COMMON STOCK AS TO HOW TO VOTE AT THE FRITZ STOCKHOLDERS MEETING HELD IN CONNECTION WITH THE MERGER.

     THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Fritz and UPS, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Fritz prepared by the management of Fritz;

     - analyzed certain financial projections prepared by the management of Fritz;

     - reviewed certain financial projections for UPS contained in certain publicly available securities analysts' research reports;

     - discussed the past and current operations and financial condition and the prospects of Fritz and UPS with senior executives of Fritz and UPS, respectively;

     - reviewed the reported prices and trading activity for Fritz common stock and UPS Class B common stock, respectively;

     - compared the financial performance of Fritz and UPS and the prices and trading activity of Fritz common stock and UPS Class B common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Fritz and UPS and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Fritz. Morgan Stanley was not provided with projections or forecasts of future financial performance of UPS. Instead, for the purposes of this analysis, Morgan Stanley relied with Fritz's consent on the estimates of certain publicly available securities analysts' research reports. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Fritz, nor was Morgan Stanley furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement.

     Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of January 9, 2001. It should be understood that subsequent developments or changes in such conditions may affect the opinion and Morgan Stanley does not have any obligation to update, revise or reaffirm the opinion.

     The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated January 9, 2001. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

EXCHANGE RATIO ANALYSIS

     Morgan Stanley reviewed the ratios of the closing prices of Fritz's common stock and UPS's Class B common stock over various periods from November 10, 1999 to January 8, 2001. Morgan Stanley observed the following:

                                                                              TRANSACTION
                                                 PERIOD AVERAGE              EXCHANGE RATIO
       PERIOD ENDED JANUARY 8, 2001              EXCHANGE RATIO                 PREMIUM
       ----------------------------              --------------              --------------
Current (January 8, 2001)..................           0.118x                      70%
Last 10 Trading Day Average................           0.110                        82
Last 1 Month Average.......................           0.112                        79
Last 3 Month Average.......................           0.124                        61
Last 6 Month Average.......................           0.185                         8
Last 12 Month Average......................           0.177                        13
Since UPS IPO..............................           0.173                        15

     In addition, Morgan Stanley reviewed the implied exchange ratio that resulted when using Fritz's and UPS's per share value determined using present value of publicly available securities research analysts' price targets (described below).

                                                           IMPLIED EXCHANGE RATIO
                                                           ----------------------
Analyst Price Targets Analysis...........................          0.112x

     Morgan Stanley noted that the exchange ratio implied by the terms of the merger agreement compared favorably to the period average exchange ratios and the implied exchange ratio listed above.

PRESENT VALUE OF RESEARCH ANALYST PRICE TARGETS

     Morgan Stanley calculated Fritz's and UPS's present value of research analyst price targets by reviewing the 12-month price targets of selected publicly available securities research analysts for Fritz common stock and UPS Class B common stock and discounted those estimated prices to their present values. The range for the present value of such price targets of Fritz, as of January 8, 2001, was $6.25 to $8.04. The range for the present value of such price targets for UPS, as of January 8, 2001, was $58.04 to $69.64.

PRESENT VALUE OF POTENTIAL FUTURE STOCK PRICE

     Morgan Stanley calculated Fritz's present value of potential future stock price by reviewing management's calendar year 2002 EPS estimate of Fritz multiplied by a range of current (as of January 8, 2001) and peak historical next twelve months price to earnings multiples and discounted those prices to their present values. The range for the present value of potential future stock price of Fritz, as of January 8, 2001, was $7.00 to $13.25.

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

     Using publicly available information, Morgan Stanley reviewed the terms of various announced, pending or completed industry transactions that were deemed generally comparable to the merger. Morgan Stanley compared publicly available financial and market statistics of precedent transactions to the merger. The following table presents as of January 8, 2001, the representative ranges from these transactions for each of the following ratios:

                                                               LOW    MEDIAN   HIGH
                                                              -----   ------   -----
Price to NTM Estimated Earnings.............................   18.0x   20.0x    27.4x
Aggregate Value to LTM EBIT.................................   10.0    17.9     36.1
Aggregate Value to LTM EBITDA...............................    8.3    10.9     14.0

     Based on an analysis of the corresponding estimated earnings, EBIT and EBITDA for Fritz, which were based on estimates from Fritz management, Morgan Stanley estimated per share transaction values for Fritz ranging from $7.50 to $13.00. Morgan Stanley noted that, as of January 8, 2001, the value to be received per Fritz common share based on the exchange ratio of
0.2 shares of UPS Class B common stock per share of Fritz common stock was $12.21.

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Fritz, including the impact of competition on Fritz and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Fritz or the industry or in the financial markets in general. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable transaction data.

COMPARABLE COMPANY ANALYSIS

     As part of its analysis, Morgan Stanley compared various financial information of Fritz with publicly available information for various non-asset and asset based logistics companies, including EGL, Inc., Expeditors International of Washington, Inc., C.H. Robinson Worldwide, Inc., Hub Group, Inc. and Landstar System, Inc.; United Parcel Service, Inc., TNT Post Group NV, Atlas Air, Inc., FedEx Corporation, Ryder System, Inc., CNF Inc. and Airborne, Inc. For this analysis, Morgan Stanley examined various financial ratios for these comparable companies based on publicly available information.

     The following table presents, as of January 8, 2001, the low, high and median values for each of the following ratios with respect to all the logistics companies for which Morgan Stanley reviewed financial ratios:

                                                              LOW    MEDIAN   HIGH
                                                              ----   ------   -----
Share price to CY 2001 Estimated Earnings Per Share.........   8.1x   16.3x    31.0x
Share price to CY 2002 Estimated Earnings Per Share.........   7.0    13.7     26.3
Aggregate Value to LTM EBIT.................................   7.2    12.5     22.8
Aggregate Value to LTM EBITDA...............................   3.4     6.9     19.8

     Based on an analysis of the comparable companies that Morgan Stanley reviewed, and the corresponding information for Fritz, which was based on estimates from Fritz management, Morgan Stanley estimated per share values for Fritz ranging from $5.50 to $11.50. The midpoint of this range was multiplied by estimated control premiums ranging from 30% to 50% to determine a transaction value range of $11.00 to $12.75 per Fritz common share.

     No company utilized in the comparable company analysis is identical to Fritz. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Fritz, including the impact of competition on the business of Fritz and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Fritz or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

COMPARATIVE STOCK PRICE PERFORMANCE

     Morgan Stanley reviewed the recent stock price performance of Fritz and compared this performance with that of stock indices comprised of non-asset based logistics companies, asset based logistics companies and the S&P 500, respectively. The non-asset based logistics index and the asset based logistics index included the following companies:

  Non-asset Based Logistics Index:

     - EGL, Inc.

     - Expeditors International of Washington, Inc.

     - C.H. Robinson Worldwide, Inc.

  Asset Based Logistics Index:

     - United Parcel Service, Inc.

     - TNT Post Group NV

     - Atlas Air, Inc.

     - FedEx Corporation

     - Ryder System, Inc.

     - CNF Inc.

     - Airborne, Inc.

     The following table presents the market capitalization weighted changes in value for these indices, as compared to the change in the stock price of Fritz from January 5, 1998 to January 8, 2001:

                                                              PERCENTAGE CHANGE
                                                              -----------------
Fritz.......................................................         (48)%
Non-asset Based Logistics Index.............................         148
Asset Based Logistics Index.................................           9
S&P 500.....................................................          33

DISCOUNTED CASH FLOW ANALYSIS

     Morgan Stanley calculated Fritz's per share value using discounted cash flow analysis. In this analysis, Morgan Stanley performed a management case discounted cash flow analysis of Fritz based on certain financial projections provided by the management of Fritz. Morgan Stanley also performed a conservative case discounted cash flow analysis of Fritz based on guidance from the management of Fritz. Morgan Stanley calculated unlevered free cash flow as the after-tax operating earnings excluding any interest income and interest expense plus depreciation and amortization, plus deferred taxes, plus or minus net changes in non-cash working capital, minus capital expenditures. Morgan Stanley calculated terminal year values by applying a range of perpetual growth rates of 4.0% to 6.0% for Fritz. The cash flow streams and terminal values were then discounted to present values using a discount rate of 11% (the average of a range of appropriate discount rates of 10-12%) for Fritz. This analysis implied a range of values for shares of Fritz common stock of $8.50 to $11.50 for the management case and $4.50 to $6.25 for the conservative case.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses without considering all analyses would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Fritz.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fritz. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. These analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio to the holders of shares of Fritz common stock pursuant to the merger agreement and were conducted in connection with the delivery of the Morgan Stanley opinion dated January 9, 2001 to the Fritz board of directors. Morgan Stanley's analyses do not purport to be appraisals of value or to reflect the prices at which Fritz might actually be sold or the price at which its securities might actually trade. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the Fritz board of directors in making its determination to approve the merger. The exchange ratio and other terms of the merger agreement were determined through arm's length negotiations between Fritz and UPS and were approved by the Fritz board of directors. Morgan Stanley did not recommend any specific consideration or exchange ratio to Fritz or that any specific consideration or exchange ratio constituted the only appropriate consideration or exchange ratio for the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Fritz board of directors with respect to the value of Fritz or of whether the Fritz board of directors would have been willing to agree to a different consideration or exchange ratio.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking and financial advisory business, Morgan Stanley is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its trading brokerage and financing activities, Morgan Stanley or its affiliates may, at any time, hold long or short positions in, and buy and sell the debt or equity securities or senior loans of Fritz or UPS for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory and/or financing services to Fritz and UPS and have received fees for the rendering of these services. Morgan Stanley may also provide investment banking services to UPS in the future.

     Under the engagement letter dated March 16, 2000, and as amended on September 6, 2000, Morgan Stanley agreed to provide financial advisory services in connection with the merger, and Fritz agreed to pay Morgan Stanley a customary fee in connection therewith.

     In addition, Fritz has agreed to reimburse Morgan Stanley for its expenses incurred in connection with its engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including the fees of its legal counsel and certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

INTERESTS OF FRITZ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the Fritz board of directors' recommendation that you vote "FOR" adoption of the merger agreement and approval of the merger, you should know that some of the Fritz directors and executive officers have interests in the merger that are different from, or in addition to, their interests as stockholders of Fritz generally. The Fritz board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

  Change of Control Agreements

     Fritz has change of control agreements with each of Graham R.F. Napier, Ronald F. Dutt, Jan H. Raymond, Eugene E. Wojciechowski, Janice J. Washburn, Richard Gervais and John R. Skidmore. Consummation of the merger agreement will constitute a change of control under these agreements. Each of the agreements provides for a severance payment on termination of employment under the circumstances provided in the agreements. Such circumstances include termination by Fritz for any reason (other than cause or disability) or resignation by the employee for "Good Reason" within the thirty-six month period following the completion of the merger and a voluntary resignation by the executive officer during the thirty day period after the first full fiscal year following the change of control. Under the agreements, "Good Reason" means that the executive officer has incurred a material reduction in his or her title, authority, status or responsibility, has incurred one or more reductions in his or her total compensation, or has been notified that his or her principal place of work will be relocated by a distance of 75 miles or more.

     The severance benefit under these agreements is equal to 2.5 times the executive officer's annual rate of base compensation in effect on the date of the employment termination (or if greater, the effective date of the change of control agreement) plus 2.5 times the target annual bonus for such executive officer.

     In addition to severance payments, upon the effective date of a change of control each executive officer listed above will become fully vested in all of his or her outstanding stock options, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements of Fritz. Additionally, if any executive officer listed above is entitled to a severance payment, such executive officer also will become fully vested in all awards heretofore or hereafter granted to him or her under all stock options, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements, regardless of any provisions in such plans or agreements that do not provide for full vesting or for earlier expiration of the award. As of the record date, the following executive officers held stock options subject to accelerated vesting under the change of control agreements:

                                                              NUMBER OF OPTIONS
                                                                 AS TO WHICH
                                                                   VESTING
NAME AND POSITION                                              WILL ACCELERATE
-----------------                                             -----------------
Graham R. F. Napier
  President and Chief Operating Officer.....................       364,445
Ronald F. Dutt
  Executive Vice President and Chief Financial Officer......        16,900
Jan H. Raymond
  Executive Vice President, Secretary and General Counsel...        22,747
Eugene E. Wojciechowski
  Senior Vice President and Chief Information Officer.......        30,041
Richard Gervais
  Senior Vice President, North American Operations..........        16,500
Janice J. Washburn
  Vice President and Controller.............................         9,934
John R. Skidmore
  Senior Vice President, Human Resources....................         1,635
                                                                   -------
          Total.............................................       462,202
                                                                   =======

     Fritz will also pay for any group health continuation coverage that Fritz is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 for such executive officer.

     Any payments or distributions made to or for the benefit of the above executive officers under these change of control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code section 4999.

  Board of Directors and Management of Fritz After the Merger

     At the effective time of the merger, the members of the Fritz board of directors will be replaced by the members of the Board of Directors of VND Merger Sub, Inc., the wholly owned UPS subsidiary that is being merged into Fritz.

     UPS and Fritz expect that Lynn C. Fritz, the current Chairman and Chief Executive Officer of Fritz, will be retained as a consultant to the combined company. Current management of Fritz is expected to remain in place, with oversight from UPS's Corporate Development Group.

  Stock Options

     Following the completion of the merger, UPS will assume the obligations and rights of Fritz with respect to all outstanding options under Fritz's stock option plans. As a result, any stock options previously granted with respect to Fritz common stock, including stock options granted to directors and executive officers of Fritz, will be exercisable for UPS Class A common stock on the same terms and conditions as under the Fritz plans, except that

     - each such Fritz stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of UPS Class A common stock equal to the product of the number of shares of Fritz common stock that were issuable upon exercise of such Fritz stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of UPS Class A common stock and

     - the per share exercise price for UPS Class A common stock issuable upon exercise of such Fritz stock option will be equal to the quotient determined by dividing the exercise price per share of the Fritz common stock at which such Fritz stock option was exercisable immediately prior to the effective time of the merger by the exchange ratio, rounded up to the nearest whole cent.

  401(k) Plan

     Under Fritz's 401(k) retirement plan, all employer match accounts will become 100% vested upon termination of the plan following stockholder approval of the merger. Of Fritz's executive officers who participate in the plan, five are not currently fully vested in their employer match accounts. The aggregate value of the acceleration of the match for these five executive officers is approximately $22,085.

  Indemnification Rights

     UPS has agreed that for a period of at least six years after the merger, all rights to indemnification by Fritz now existing in favor of present and former directors, officers, employees and agents of Fritz and any of its subsidiaries will survive. In addition, UPS has agreed that for a period of six years after the merger, it will maintain directors' and officers' liability insurance, if available, for the benefit of Fritz's directors and officers, to provide insurance coverage that will reimburse the directors and officers of Fritz with respect to claims against such directors and officers arising from facts or events that occurred before the merger. The coverage and policy limits will not be materially less favorable than the coverage provided by Fritz of the date of the merger agreement, subject to the cost of the insurance not exceeding 200 percent of the amount expended by Fritz for similar insurance on the date of the merger agreement. UPS will cause the corporation surviving the merger to honor and perform the obligations of Fritz with respect to rights of indemnification existing in favor of present and former directors, officers, employees and agents of Fritz pursuant to indemnification agreements and employment agreements in effect prior to the merger. From and after the effective time of the merger agreement, UPS will unconditionally guarantee the timely performance of all obligations of the surviving corporation of the merger with respect to the continuing indemnification of Fritz's directors, officers, employees and agents described in the merger agreement.

  Tradami, Inc.

     On July 17, 2000, the Projects Committee of the board of directors of Fritz held a meeting at which Mr. Fritz presented a business opportunity relating to the proposed creation of a new internet start-up, to be named Tradami, Inc., which would focus on logistics for the emerging business-to-business internet exchanges and enterprise accounts. Mr. Fritz disclosed his conflict of interest to the Projects Committee and did not participate in the discussions or deliberations of the Projects Committee, except to describe the Tradami, Inc. business concept. The Projects Committee determined that given the cash position of Fritz, the capital needs of Tradami, Inc., the real risk that Tradami, Inc. would never be successful and the diversion of resources, Fritz should not commit cash to pursuing the corporate opportunity presented by the Tradami, Inc. idea and should permit Mr. Fritz to pursue the opportunity independently. Mr. Fritz volunteered that for no present cash investment, Fritz would be granted an initial 10% ownership interest in Tradami, Inc. following Mr. Fritz's investment of $500,000 for a 90% ownership interest in Tradami, Inc., with a continuing right to maintain its 10% ownership level in the event that Fritz's cash position would allow and the prospects of Tradami, Inc. would justify the investment.

     On July 24, 2000, Fritz held a board meeting at which, based on the recommendation of the Projects Committee, the board resolved that, except with respect to the initial ten percent (10%) ownership interest in Tradami, Inc., with zero cash investment, and Fritz's continuing right to maintain that percentage in future financings of Tradami, Inc., in the event Fritz's cash position permits and the prospects of Fritz justify such an investment, Fritz would waive the corporate opportunity regarding Tradami, Inc. The Fritz board also resolved that Mr. Fritz be allowed to pursue this new venture consistent with his duties to Fritz. Mr. Fritz did not participate in the board's discussion of and approval of resolutions concerning Tradami, Inc.

     On November 30, 2000, Fritz agreed to sell 100% of the common stock of FCI Logistics Inc., a wholly owned subsidiary, to Tradami, Inc. Under terms of the sales agreement, Tradami, Inc. paid $1,672,000 in cash. Fritz recognized a gain of $532,000 on the sale.

     Also on November 30, 2000, Fritz entered into a Services Agreement with Tradami, Inc. whereby Fritz agreed to provide services at competitive prices to customers of Tradami, Inc. In addition, under the Services Agreement, which has a term of five years, both parties agreed to enter into a License Agreement and a Co-Marketing Agreement by May 31, 2001. Under the proposed terms of the License Agreement, Tradami, Inc. would develop and license e-commerce technology, and Fritz would integrate its systems and operations with the Tradami platform and maintain and upgrade its systems after integration work is completed. Under the proposed terms of the Co-Marketing Agreement, Fritz and Tradami, Inc. would jointly market their services to potential and existing customers, and Fritz would provide Tradami, Inc. with competitive rates for its services and use of Fritz's global freight capacities.

UPS BOARD OF DIRECTORS

     The UPS board of directors will remain unchanged after the merger.

STRUCTURE OF THE MERGER; MERGER CONSIDERATION

     The merger agreement provides that, after its approval by the Fritz stockholders and the satisfaction or waiver of the other conditions to the merger, VND Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of UPS, will merge with and into Fritz. The separate corporate existence of the VND will cease and Fritz will continue as the surviving corporation and as a wholly owned subsidiary of UPS.

     In the merger, each share of Fritz common stock will be exchanged for 0.2 of a share of UPS Class B common stock, a number that is referred to in this document as the exchange ratio. No fractional shares of UPS Class B common stock will be issued. Instead, all fractional shares of UPS Class B common stock that a holder of Fritz common stock otherwise would be entitled to receive will be added together and, if a fractional share results from that summation, then that holder will receive for that fractional share, an amount in cash equal to the per share closing price of UPS Class B common stock quoted on the NYSE on the date of the closing, multiplied by the fraction of a share of UPS Class B common stock to which that holder otherwise would have been entitled.

     We urge Fritz stockholders to obtain current market quotations for UPS Class B common stock. The market price of UPS common stock is likely to fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of UPS Class B common stock to be received by Fritz stockholders in the merger is fixed and the market price of UPS Class B common stock is subject to fluctuation, the value of the shares of UPS Class B common stock that Fritz stockholders will receive in the merger may increase or decrease prior to and after the merger.

CONVERSION OF SHARES; PROCEDURES; EFFECTIVE TIME

     The conversion of each share of Fritz common stock into UPS Class B common stock will occur automatically at the completion of the merger.

     As soon as reasonably practicable after the completion of the merger, First Union National Bank, the exchange agent, will send a transmittal letter to each holder of record of Fritz common stock. The transmittal letter will contain instructions on how to obtain shares of UPS Class B common stock, and, if appropriate, cash in exchange for shares of Fritz common stock. FRITZ STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Holders of certificates previously representing Fritz common stock will not be paid dividends or other distributions declared or made with respect to shares of UPS common stock into which their Fritz common stock has been converted with a record date after the merger, and will not be paid cash for any fractional shares of UPS Class B common stock, until their certificates are surrendered to the exchange agent for exchange. After their certificates are surrendered, any unpaid dividends and any cash for fractional shares will be paid without interest.

     None of UPS, the exchange agent or any other person will be liable to any former Fritz stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material anticipated U.S. federal income tax consequences of the merger to a Fritz stockholder who holds shares of Fritz common stock as a capital asset at the effective time of the merger. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances or to holders subject to special treatment under the Internal Revenue Code, including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities that elect to mark to market, holders who received their Fritz common stock through the exercise of employee stock options or otherwise as compensation, holders who are not U.S. persons (as defined in Section 7701(a)(30) of the Internal Revenue Code) and holders who hold Fritz common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

     Each holder of Fritz common stock is urged to consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

  Tax Opinions

     In the opinion of King & Spalding, counsel to UPS, subject to the assumptions, limitations, qualifications and other considerations described below under " -- Considerations with Respect to Opinions," the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

     The merger is conditioned upon counsel to UPS reaffirming their tax opinion by delivering a closing tax opinion to UPS and Fritz at the effective time of the merger. If UPS and Fritz are unable to obtain the closing tax opinion, UPS and Fritz are permitted under the merger agreement to waive the receipt of the closing tax opinion as a condition to the parties' obligation to consummate the merger. As of the date of this document, neither UPS nor Fritz intends to waive the receipt of the closing tax opinion as a condition to the consummation of the merger. If UPS and Fritz fail to obtain the closing tax opinion and decide to waive the condition to the consummation of the merger, they will resolicit the vote of their stockholders to approve the merger agreement.

     In accordance with the tax opinion regarding the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the assumptions, limitations, qualifications and other considerations described below under "-- Considerations with Respect to Opinions," the anticipated U.S. federal income tax consequences of the merger can be summarized as follows: (1) no gain or loss will be recognized by UPS, the subsidiary or Fritz as a result of the merger; (2) no gain or loss will be recognized by the holders of Fritz common stock who exchange all of their shares of Fritz common stock in the merger solely for shares of UPS Class B common stock, except with respect to cash, if any, received in lieu of fractional shares of UPS Class B common stock; (3) the tax basis of the shares of UPS Class B common

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

stock received by a holder of Fritz common stock will be the same as the tax basis of the shares of Fritz common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of UPS Class B common stock for which cash is received); (4) the holding period of the shares of UPS Class B common stock received in the merger by a holder of Fritz common stock (including a fractional share of UPS Class B common stock for which cash is received) will include the holding period of the shares of Fritz common stock surrendered in exchange therefor; and (5) cash received by a holder of Fritz common stock in lieu of a fractional share of UPS Class B common stock will be treated as received in exchange for the fractional share, and capital gain or loss will be recognized by the holder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Fritz common stock allocable to the fractional interest.

  Considerations with Respect to Opinions

     The tax opinion, the closing tax opinion and the foregoing summary of the anticipated U.S. federal income tax consequences of the merger are based upon and are subject to assumptions, limitations and qualifications, including representations made by officers of Fritz, UPS and the subsidiary. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. In addition, no ruling from the Internal Revenue Service with respect to the tax consequences of the merger has been, or will be, requested and the tax opinion and closing tax opinion are not binding on the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting a contrary position and a court sustaining the position.

REGULATORY APPROVALS

     The merger is subject to antitrust laws of the U.S. and numerous foreign jurisdictions.

     UPS and Fritz each filed notification and report forms under the Hart-Scott Rodino Act with the FTC and the Antitrust Division. Early termination of the specified waiting period was granted on February 16, 2001.

     The closing of the merger is conditioned on the receipt of the approval of regulatory authorities in specific foreign jurisdictions, including each approval that is required for the merger and the failure of which to obtain would be reasonably likely to have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of Fritz or UPS or to prevent or materially delay the performance by Fritz or UPS of any of their respective material obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement. In addition, none of those approvals may result in the imposition of a condition that

     - would be reasonably likely to have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of Fritz or UPS or to prevent or materially delay the performance by Fritz or UPS of any of their respective material obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement or

     - require UPS or the surviving corporation in the merger to make any divestitures, including any divestiture of the assets of UPS or Fritz, or to take any other action which would reasonably be expected to impair UPS's ability to achieve in any material respect the overall benefits expected, as of the date the merger agreement is executed, to be realized from the consummation of the merger.

     The merger also is subject to the review of numerous foreign agencies generally for antitrust reasons. Most of these agencies require a filing to be made by Fritz and/or UPS before the effective date, but some of the filings are not required to be made until after the effective date. The waiting periods with respect to these filings vary. We expect that the merger will not violate any foreign antitrust laws and that all of the foreign antitrust regulatory authorities whose approval we must seek will approve the merger.

     The merger will not proceed in the absence of the requisite regulatory approvals. At any time before or after the completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of
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

the merger or seeking the divestiture of substantial assets of UPS or Fritz. UPS and Fritz believe that the completion of the merger will not violate the antitrust laws. There can be no assurance, however, that these regulatory approvals will be obtained, and if the merger is approved, there can be no assurance as to the date of any of these approvals. There can also be no assurance that these approvals will not contain any adverse condition or requirement which causes the parties to abandon the merger because the approval fails to satisfy the conditions set forth in the merger agreement and described in this document. See "The Merger Agreement -- Conditions to the Merger." There can likewise be no assurance that the Antitrust Division will not challenge the merger, or if a challenge is made, as to the outcome thereof.

LITIGATION

     On February 5, 2001, FedEx Corporation and Federal Express Corporation, a wholly owned subsidiary of FedEx Corporation (collectively, "FedEx"), filed a complaint and request for injunctive relief in the Shelby County Tennessee State Court against Fritz. The complaint alleges that in the course of negotiating the merger, Fritz has breached or is threatening to breach its obligations not to disclose confidential information and trade secrets under a mutual non-disclosure agreement and a separate customs brokerage service agreement between FedEx and Fritz. The FedEx complaint seeks unspecified damages and injunctive relief. UPS was not initially named as a party to this lawsuit by FedEx. On the day the complaint was filed, FedEx sought and obtained from the Court, without prior notice to Fritz, a temporary restraining order prohibiting Fritz from disclosing FedEx confidential information, or otherwise breaching certain provisions of the mutual non-disclosure agreement or customs brokerage service agreement.

     On February 16, 2001, FedEx filed an amended complaint in the Tennessee lawsuit adding claims that the proposed merger between Fritz and UPS inevitably will result in the disclosure to UPS of FedEx trade secrets or confidential information. While not attempting to include UPS as a party, the amended complaint seeks a temporary and permanent injunction against Fritz's completion of the merger. On February 20, 2001, the Court entered a brief order joining UPS as a party defendant that is required for complete adjudication of the issues in the Tennessee lawsuit. On February 20, 2001, the Court issued an order, later entered as a written order on February 23, 2001, denying FedEx's motion for a temporary injunction against the merger. The Court continued until March 7, 2001, and then with the consent of the parties further extended to March 20, 2001, the temporary restraining order entered February 5, 2001, prohibiting disclosure of confidential FedEx information or otherwise breaching certain provisions of the mutual non-disclosure agreement or customs brokerage service agreement. The Court also directed Fritz to submit a plan to provide protections against improper disclosure of FedEx confidential information (the "Fritz Separation Plan"), which Fritz has done. While the temporary restraining order has technically expired, the Court has announced that it wishes to enter an order of temporary injunction requiring Fritz to implement certain portions of the Fritz Separation Plan submitted by Fritz. The Court has further directed that Fritz and FedEx resolve certain outstanding issues with respect to the Fritz Separation Plan with the guidance of the Special Master appointed by the Court.

     UPS believes that the Court has correctly concluded that no injunctive relief directed against the merger is warranted or proper.

     Fritz believes it has meritorious defenses and intends to vigorously defend the lawsuit filed by FedEx. On March 22, 2001, Fritz filed an answer and counterclaim against FedEx alleging breach of contract and seeking damages and other remedies under the customs brokerage service agreement.

     On February 19, 2001, before UPS was added by the Court as a party in the Tennessee litigation, UPS filed its own civil lawsuit in Superior Court of Fulton County Georgia, joining FedEx and Fritz. In the Georgia suit, UPS seeks a judicial declaration that completion of the merger will not require Fritz to violate its contractual promises not to disclose or misuse confidential or trade secret information belonging to FedEx. UPS has made clear that it does not seek or desire disclosure of any FedEx trade secret material. On February 27, 2001, FedEx appeared in the Georgia action and moved to stay or dismiss the Georgia action. Fritz has not yet filed a responsive pleading in the Georgia action.

     UPS intends to vigorously assert its position that the claims of FedEx seeking to block the merger are without merit.
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

ACCOUNTING TREATMENT

     UPS intends to account for the merger under the purchase method of accounting for business combinations. After the merger, the results of operations of Fritz will be included in the consolidated financial statements of UPS.

APPRAISAL RIGHTS

     Under Delaware law, Fritz stockholders have no dissenters' or appraisal rights in connection with the merger.

RESALE OF UPS CLASS B COMMON STOCK

     The merger agreement requires Fritz to deliver to UPS, prior to the closing of the transactions contemplated by the merger agreement, a letter identifying all persons who may be, as of the date the merger is submitted for approval by Fritz stockholders, an affiliate of Fritz. The merger agreement further requires Fritz to use commercially reasonable efforts to cause each person who is identified as an affiliate in that letter to deliver to UPS, on or prior to the completion of the merger, an executed letter agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any of the shares of UPS Class B common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate, in violation of the Securities Act.

     All shares of UPS Class B common stock received by Fritz stockholders in the merger will be freely transferable, except that the shares of UPS Class B common stock received by persons who are deemed to be "affiliates" of Fritz under the Securities Act at the time of Fritz's special stockholders' meeting may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Fritz for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Fritz, and would not include stockholders who are not officers, directors or principal stockholders of Fritz.

     This proxy statement/prospectus does not cover resales of UPS Class B common stock to be received by the stockholders of Fritz in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement executed by Fritz, UPS and VND Merger Sub, Inc., a newly formed, wholly owned subsidiary of UPS, on January 10, 2001. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge all stockholders are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     Structure of the Merger. At the effective time of the merger, VND will merge with and into Fritz. Fritz will be the surviving corporation and become a wholly owned subsidiary of UPS immediately after the merger. The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

     Effective Time of the Merger. The closing of the merger will occur within five business days after the satisfaction or waiver of the conditions described below under "-- Conditions to the Completion of the Merger". The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at the time Fritz and UPS agree to specify in the certificate of merger. The filing of the certificate of merger will take place at the time of the closing of the merger.

     Merger Consideration. Each share of Fritz common stock that is outstanding prior to the effective time (other than Fritz common stock already owned by UPS or VND and Fritz common stock owned as treasury stock by Fritz) will, at the effective time, be converted into the right to receive 0.2 shares of UPS Class B common stock.

     UPS will not issue fractional shares in the merger. All fractional shares of UPS Class B common stock that a holder of Fritz common stock would otherwise be entitled to receive as a result of the merger will be aggregated, and if a fractional share results from that aggregation, that holder will be entitled to receive for that fractional share, an amount in cash determined by multiplying the per share closing price of UPS Class B common stock quoted on the NYSE on the date of the closing by the fraction of a share of UPS Class B common stock to which that holder would otherwise have been entitled.

     The stockholder in whose name the certificates representing the UPS Class B common stock are issued will be paid any dividends that have become payable with respect to the UPS Class B common stock between the effective time and the time of the surrender of the certificate(s) representing shares of Fritz common stock, without interest. After the surrender, the stockholder will be paid any dividend on such UPS Class B common stock that has a record date after the effective time and before that surrender and a payment date after that surrender. In that case, the dividend payments will be made on the payment dates and without interest.

     Cancellation of Shares. All shares of Fritz common stock (other than Fritz common stock already owned by UPS or VND and Fritz common stock owned as treasury stock by Fritz), when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing those shares will cease to have any rights with respect thereto, except the right to receive UPS Class B common stock, cash for fractional shares and any dividends or other distributions payable. Each share of Fritz common stock held by Fritz as treasury stock or owned by UPS or VND immediately prior to the effective time will be automatically canceled, and UPS will not exchange those shares for any securities of UPS or any other consideration.

     Procedure for Surrender of Certificates. An exchange agent will be appointed to handle the exchange of Fritz stock certificates for UPS stock certificates and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Fritz stock certificates for UPS stock certificates, to each former Fritz stockholder of record. The letter of transmittal will contain instructions explaining the procedure for surrendering Fritz stock certificates. Fritz stockholders who surrender their stock certificates together with a properly completed letter of transmittal will
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

receive stock certificates representing the shares of UPS Class B common stock into which their shares of Fritz common stock have been converted in the merger.

TREATMENT OF STOCK OPTIONS

     At the effective time of the merger, the right to purchase shares of Fritz common stock pursuant to each outstanding option granted under the Fritz stock option plans will become the right to purchase a number of shares of UPS Class A common stock equal to the number of shares of Fritz common stock that were subject to the option multiplied by 0.2, rounded down to the nearest whole number of shares of UPS Class A common stock, at an exercise price equal to the current exercise price divided by 0.2, rounded up to the nearest whole cent. Each of those options will then be subject to the same terms and conditions as were in effect immediately prior to the merger.

TRANSFERS

     After the effective time, the stock transfer books of Fritz will be closed and thereafter there will be no further registration of transfers of shares of common stock on the records of Fritz. If, after the effective time, certificates representing Fritz common stock are presented to the surviving corporation in the merger, these certificates, when accompanied by proper documentation, will be exchanged for UPS Class B common stock, cash and dividends or distributions payable, as appropriate, in accordance with the merger agreement.

LOST, STOLEN OR DESTROYED CERTIFICATES

     In the event any certificate representing Fritz common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming that certificate to be lost, stolen or destroyed and, if required by UPS or the surviving corporation, the posting by that stockholder of a bond in a reasonable amount as UPS or the surviving corporation may direct as an indemnity against any claim that may be made against it with respect to that certificate, the exchange agent will issue in exchange for that lost, stolen or destroyed certificate Class B common stock, cash and dividends payable which that stockholder is entitled to receive pursuant to the merger agreement.

REPRESENTATIONS AND WARRANTIES

     Mutual Representations and Warranties. The merger agreement contains generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to:

     - capitalization, organization and similar corporate matters;

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - absence of a breach of the certificate of incorporation, bylaws, applicable laws or material agreements as a result of the merger;

     - governmental consents, approvals, orders and authorizations required in connection with the merger;

     - filings with the SEC;

     - financial statements;

     - absence of specific changes and events;

     - information provided for inclusion in this proxy statement/prospectus;

     - compliance with applicable law;

     - eligibility of the merger to qualify as a tax-free reorganization; and

     - payment of fees to finders and financial advisors in connection with the merger agreement.

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

     Additional Representations and Warranties of Fritz. Fritz has made additional representations relating to:

     - organization and standing of Fritz's subsidiaries;

     - approval and recommendation of the merger by Fritz's Board of Directors;

     - litigation;

     - the filing of tax returns and other tax matters;

     - title to and interest in tangible personal property and other assets;

     - title to and interest in real property;

     - compliance with environmental regulations;

     - information with respect to officers and employees;

     - change of control agreements and retirement and other employee plans and matters relating to ERISA;

     - labor matters;

     - contracts and commitments;

     - ownership of intellectual property;

     - insurance policies;

     - notes and accounts receivable;

     - transactions with affiliates;

     - customer and supplier relations;

     - compliance with the Foreign Corrupt Practices Act and other similar laws;

     - other merger discussions;

     - antitakeover statutes; absence of dissenter's rights

     - required vote by Fritz's stockholders in respect of the merger agreement and the merger; and

     - customs matters.

COVENANTS

     Conduct of Fritz's Business Pending the Merger. Fritz has agreed that each of Fritz and its subsidiaries between January 10, 2001 and the effective time will (unless UPS otherwise approves, in writing) take or refrain from taking certain actions, including agreements to:

     - conduct its businesses in the ordinary course of business and in a manner consistent with prior practice;

     - use all commercially reasonable efforts to preserve its business organization substantially intact, to keep available the services of its current officers and employees and maintain its existing relations and goodwill with customers, suppliers and other persons with which Fritz or its subsidiaries have significant business relations;

     - not declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Fritz to Fritz or to another wholly owned subsidiary of Fritz;

     - not execute or cause to be executed any transactions that may result in a deemed dividend under the Internal Revenue Code;

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

     - not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     - not repurchase or otherwise acquire any shares of its capital stock;

     - not issue shares of its capital stock or any securities convertible into any shares of its capital stock, other than pursuant to (1) the exercise of Fritz stock options outstanding as of January 10, 2001 and other employee contributions to Fritz benefit plans, (2) up to 1,000,000 shares of Fritz common stock under new Fritz stock options granted at fair market value and consistent with past practices under the Fritz 1992 Omnibus Equity Incentive Plan in the ordinary course, (3) new Fritz stock options granted at fair market value and in the ordinary course consistent with past practice to new employees, not to exceed in the aggregate per month options to purchase 25,000 shares of Fritz common stock or 10,000 shares of Fritz common stock to any individual, or (4) the Fritz rights plan;

     - not amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;

     - not incur any indebtedness for borrowed money or guaranty any indebtedness for borrowed money of another person, other than (1) borrowings under existing lines of credit (or under any refinancing of those existing lines) or (2) indebtedness owing to, or guaranties of indebtedness owing to, Fritz;

     - not make any loans or advances to any other person other than loans or advances between Fritz and its subsidiaries and other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice;

     - not merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $1,000,000 or greater;

     - not sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets, other than in the ordinary course of business consistent with past practice; and

     - not commit or agree to take any of the actions described above as negative covenants.

     Access To Information; Confidentiality. From the signing of the merger agreement to the closing of the merger, Fritz has agreed, and has agreed to cause its representatives, to afford the representatives of UPS and VND reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of Fritz and its subsidiaries, and has agreed to furnish UPS and VND with all financial, operating and other data and information as UPS and Sub, through their representatives, may reasonably request. In complying with such reasonable requests, Fritz will not provide information that would breach any confidentiality obligations owed by Fritz to third parties. UPS has agreed to remain subject to the terms of a confidentiality agreement with Fritz dated November 10, 2000. The parties have agreed that no investigation pursuant to this covenant will affect any representation or warranty in the merger agreement of any party or any condition to the obligations of the parties. Fritz has agreed to cooperate in UPS' determination and calculation of the tax basis of Fritz's subsidiaries.

     Notification of Certain Matters. Fritz has agreed to give prompt notice to UPS, and UPS has agreed to give prompt notice to Fritz, of (1) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate and (2) any failure by that party (or Sub, in the case of UPS) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.

     Fritz Stockholders' Meeting. Subject to its obligations in connection with a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 of the Securities Exchange Act and its fiduciary duties, Fritz's Board of Directors has agreed to recommend the approval of the merger and the merger agreement to Fritz's stockholders. Subject to the requirements of Rules 14d-9 and 14e-2 of the Securities Exchange Act, the fiduciary duties of Fritz's Board of Directors and the termination of the merger agreement due to the failure to obtain the approval of Fritz's stockholders, Fritz has agreed that those obligations will not be affected by the

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

commencement, public proposal, public disclosure or communication to Fritz of any "acquisition proposal". An "acquisition proposal" is any bona fide proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Fritz and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Fritz's common stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the combined voting power of the shares of Fritz's common stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fritz or any of its subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any of those transactions, other than the transactions contemplated by the merger agreement.

     Fritz Board Recommendations. Except pursuant to disclosure obligations under Rules 14d-9 and 14e-2 of the Securities Exchange Act, as required by fiduciary obligations and in the case of termination of the merger agreement due to the failure to obtain the approval of the Fritz's stockholders, neither Fritz's Board of Directors nor any of its committees is permitted to:

     - withdraw, or propose publicly to withdraw, in a manner adverse to UPS, its approval or recommendation of the merger or the merger agreement;

     - subject to the requirements of Rules 14d-9 and 14e-2 of the Securities Exchange Act and its fiduciary duties, modify, or propose publicly to modify in a manner adverse to UPS, its approval or recommendation;

     - approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

     - approve or recommend or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal.

     Notwithstanding the foregoing, before the earlier of March 11, 2001 and the date of the special meeting of Fritz's stockholders, Fritz's Board of Directors was permitted to modify or propose publicly to modify, in a manner adverse to UPS, its approval or recommendation of the merger or the merger agreement in response to a "superior proposal" as long as Fritz's Board of Directors:

     - was not then in breach of its non-solicitation obligations under the merger agreement,

     - determined that action, based upon the written advice of independent outside legal counsel, was required to comply with its fiduciary duties to Fritz's stockholders under applicable law, and

     - provided UPS with at least 72 hours advance written notice of its decision to take that action.

     A "superior proposal" is any proposal made by a third party relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of Fritz and its subsidiaries, taken as a whole, or 100% of the combined voting power of the shares of Fritz's common stock, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 100% or more of the combined voting power of the shares of Fritz's common stock and otherwise on terms which Fritz's Board of Directors determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) -- taking into account the person making the proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by Fritz's Board of Directors -- is:

     - more favorable from a financial point of view than the merger to Fritz's stockholders taken as a whole,

     - is reasonably capable of being completed, and

     - for which financing, to the extent required, is then committed or is capable of being obtained by that third party.

     Indemnification. UPS has agreed to cause the surviving corporation and its successors and assigns for at least six years after the effective time, to indemnify and hold harmless each present and former director, officer, employee and agent of Fritz and any of its subsidiaries in accordance with Fritz's certificate of incorporation and bylaws and indemnification and employment agreements to which Fritz and any of those
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

persons are parties. UPS and Fritz have agreed that any claims for indemnification will survive, whether or not those claims will have been finally adjudicated or settled, as long as Fritz and UPS have received written notice prior to the sixth anniversary of the effective time.

     UPS has agreed to cause the surviving corporation and its successors and assigns for a period of six years after the effective time, to maintain Fritz's current directors' and officers' liability insurance policies or insurance policies comparable thereto with respect to matters occurring prior to the effective time. However, the surviving corporation and its successors and assigns will not be obligated to pay annual premiums for that insurance in excess of 200% of the current annual premiums paid by Fritz for the existing coverage prior to the merger. If the annual premiums of that insurance coverage exceed that amount, UPS will cause the surviving corporation and its successors and assigns to provide coverage available for a cost equal to 200% of those current annual premiums.

     If the surviving corporation of the merger (1) consolidates with or merges into any other person and the other person is the continuing or surviving corporation or entity of that consolidation or merger or (2) transfers all or substantially all of its properties and assets to any person, then proper provision will be made so that the successors and assigns of the surviving corporation of the merger will assume the obligations set forth with respect to the continuing indemnification of Fritz's directors, officers, employees and agents described in the merger agreement.

     From and after the effective time, UPS will unconditionally guarantee the timely performance of all obligations of the surviving corporation of the merger with respect to the continuing indemnification of Fritz's directors, officers, employees and agents described in the merger agreement.

     Stockholder Litigation. Fritz has agreed to give UPS the opportunity to participate in the defense or settlement of any stockholder litigation against Fritz and its directors relating to the transactions contemplated by the merger agreement or the merger. However, no settlement will be agreed without UPS's consent, which consent will not be unreasonably withheld and, to the extent UPS seeks Fritz's cooperation in the defense or settlement of litigation, UPS will enter into an appropriate joint defense agreement with Fritz.

     Acquisition Proposals. Fritz has agreed not to, and to cause its subsidiaries and its representatives not to, directly or indirectly through another person:

     - solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, the making of any proposal that constitutes an acquisition proposal, or

     - participate in any discussions or negotiations regarding, any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

     If at any time prior to the earlier of March 11, 2001 and the date of the special meeting of Fritz's stockholders, Fritz's Board of Directors, in exercise of its fiduciary duties, had reasonably determined in good faith, based upon the written advice of independent outside legal counsel, that it was required to do so to comply with its fiduciary duties to Fritz's stockholders under applicable law, Fritz's Board of Directors and its representatives had the ability, in response to a superior proposal that did not result in a breach of the covenant described above, and subject to providing contemporaneous notice of its decision to take that action to UPS, to:

     - furnish information with respect to Fritz and its subsidiaries to any person making a superior proposal pursuant to a customary confidentiality agreement, and

     - participate in discussions or negotiations regarding the superior proposal.

     - In that instance, Fritz agreed to provide immediate oral and written notice to UPS of:

     - the receipt of the acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal,

     - the material terms and conditions of the acquisition proposal or inquiry, and

     - the identity of the person or entity making the acquisition proposal or inquiry.

     - Fritz further agreed to continue to keep UPS informed of the status and details of the acquisition proposal or inquiry, as well as any related discussions or negotiations permitted pursuant to the covenant described above.

     Further Assurances. Subject to the terms and conditions of the merger agreement, each of Fritz, UPS and VND has agreed to use its commercially reasonable efforts to:

     - take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable after January 10, 2001; and

     - obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any governmental entity that are necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement.

     In furtherance and not in limitation of the foregoing, each of Fritz, UPS and VND has agreed to make as promptly as practicable, to the extent it has not already done so:

     - an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transactions contemplated by the merger agreement (which filing was made on January 18, 2001), and

     - all necessary filings with other governmental entities relating to the merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to law and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, which occurred on February 16, 2001, and the receipt of the approvals required by law as soon as practicable.

     Notwithstanding the foregoing, nothing in the covenant described above will require, or be deemed to require, UPS to agree to or effect any divestiture (including divestitures of assets of UPS or Fritz) or take any other action which would reasonably be expected to impair UPS' ability to achieve in any material respect the overall benefits expected, as of January 10, 2001, to be realized from the consummation of the merger.

     If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a governmental entity which would make the merger or the transactions contemplated by the merger agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the merger or the transactions contemplated by the merger agreement, each of UPS and Fritz has agreed to cooperate in all respects with each other and use its commercially reasonable efforts to contest and resist any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the transactions contemplated by the merger agreement and to have that statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of the merger agreement to the contrary, neither UPS nor the surviving corporation will be required under the terms of the merger agreement to dispose of or hold separate all or any portion of the businesses or assets of UPS or any of its subsidiaries or of Fritz or any of its subsidiaries to remedy or otherwise address the concerns (whether or not formally expressed) of any governmental entity under the Hart-Scott-Rodino Antitrust Improvements Act or any other antitrust statute or regulation.

     UPS has agreed:

     - to take all actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger, the option agreements to which UPS and each of Fritz and specific stockholders of Fritz are parties or any other transactions contemplated by the merger agreement, and

     - that if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to the merger agreement, the merger, the option agreements to which UPS and each of Fritz and specific stockholders of Fritz are parties or any other transaction contemplated by the merger agreement, take all actions necessary to ensure that the merger agreement, the merger and any other transactions contemplated by the merger agreement and those option agreements may be consummated as promptly as practicable on the terms contemplated by the merger agreement and those option agreements and otherwise to minimize the effect of that statute or regulation on the merger and the other transactions contemplated by the merger agreement.

     NYSE Listing. UPS has agreed to use commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of UPS Class B common stock to be issued in the merger. In addition, if the merger is completed, Fritz common stock will cease to be listed on the Nasdaq national market system and Fritz will cease to file periodic reports required by the Securities and Exchange Act of 1934.

     Tax Treatment. Each of Fritz and UPS has agreed to use reasonable efforts to cause the merger to qualify as a "reorganization" under the provisions of
Section 368(a) of the Internal Revenue Code and to obtain an opinion from UPS' legal counsel with respect to that qualification, including the execution of the letters of representation containing representations that are customarily given in similar merger transactions, updated as necessary. Fritz and UPS have agreed to treat the UPS Class B common stock received in the merger by Fritz's stockholders as property permitted to be received by Section 354 of the Internal Revenue Code without the recognition of gain. Each of UPS and Fritz has agreed to, and has agreed to cause its affiliates to, vigorously and in good faith defend all challenges to the treatment of the reorganization as described in this covenant. Each of UPS and Fritz has agreed that if it becomes aware of any fact or circumstance that is reasonably likely to prevent the merger from qualifying as a reorganization described in Section 368(a) of the Internal Revenue Code, it will promptly notify the other party in writing.

     UPS, in its sole discretion, may make an election under Section 338 of the Code, in which case Fritz has agreed to cooperate in facilitating that election and to grant all consents, waivers and authorizations necessary to effect that election by UPS.

     Fritz has agreed not to waive any statute of limitations in respect of taxes or to agree to any extension of time beyond 90 days with respect to a tax assessment or deficiency without the consent of UPS.

     Undertaking of UPS. Under the merger agreement, UPS will perform, or cause to be performed, when due all obligations of VND under the merger agreement, and, following the closing, of the surviving corporation.

     Director Resignations. Fritz has agreed to cause to be delivered to UPS resignations of all the directors of Fritz and its subsidiaries to be effective upon the consummation of the merger. Fritz has further agreed to cause its directors, prior to resignation, to appoint new directors nominated by UPS to fill those vacancies.

     Company Affiliates. Fritz has agreed to deliver to UPS a letter identifying all persons who are, at the time the merger is submitted to a vote of Fritz's stockholders, Fritz's affiliates for purposes of Rule 145 under the Securities Act. Fritz has also agreed to use its commercially reasonable efforts to cause each person who is identified as a possible affiliate in that letter to deliver to UPS on or prior to the effective time an affiliate letter. UPS will be entitled to place legends on any certificates of UPS Class B common stock issued to possible affiliates to restrict transfer of those shares.

     Purchase of Fritz Stock. Fritz has agreed not to prohibit UPS or any of its affiliates from purchasing its shares of capital stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Fritz's capital stock at any time prior to the consummation of the merger.

     Rights Plan. Fritz has entered into a rights agreement, dated as of January 16, 2001, between Fritz and Mellon Investor Services LLC, as rights agent. For a description of the rights agreement, see "Comparison of Rights of UPS and Fritz Stockholders -- Rights Plan" below.

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

     Employee Matters. UPS and Fritz have agreed to take all commercially reasonable action as is necessary, including action under the relevant Fritz stock plan, to effect the provision regarding the treatment of stock options as described above under "-- Treatment of Stock Options".

CONDITIONS TO THE COMPLETION OF THE MERGER

     Conditions to the Obligations of Each Party. The respective obligations of UPS, VND and Fritz to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

     - the approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of shares representing a majority of the shares of Fritz common stock entitled to vote;

     - receipt of all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity and of parties to contracts or other agreements to which any of Fritz or UPS (or their respective subsidiaries) is a party, or by which either is bound, in each case, as required in connection with the execution, delivery and performance of the merger agreement, subject to specific materiality exceptions and the absence of the imposition of specific conditions;

     - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and any other regulatory law;

     - the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect, making illegal, materially restricting or in any way preventing or prohibiting the merger;

     - the receipt by UPS and Fritz of the tax opinion from legal counsel to UPS with respect to the qualification of the merger as a tax-free reorganization;

     - the authorization, subject to official notice of issuance, for listing on the NYSE of the shares of UPS Class B common stock to be issued pursuant to the merger agreement;

     - the SEC having declared effective the registration statement relating to the issuance of shares of UPS Class B common stock in the merger and the absence of a stop order suspending the effectiveness of that registration statement and of proceedings initiated or threatened by the SEC for that purpose;

     - the other party's representations and warranties, subject to specific materiality exceptions, being true and correct as of January 10, 2001 and as of the effective time and the receipt of officers' certificates to that effect;

     - the performance in all material respects by the other party of its obligations under the merger agreement and the receipt of officers' certificates to that effect; and

     - the absence of any change, condition, event or development that has resulted in, or would reasonably be expected to result in a material adverse effect on the other party.

     Additional Conditions to Obligations of UPS and VND to Effect the
Merger. The obligations of UPS and VND to effect the merger are further subject to satisfaction or waiver at or prior to the effective time of the following conditions:

     - the receipt by UPS of an affiliate letter from each affiliate identified in accordance with the merger agreement (with respect to which Fritz will use its commercially reasonable efforts to obtain such letters from such affiliates);

     - the absence of a threatened or pending suit, investigation, action or other proceeding against UPS, Fritz or any of Fritz's subsidiaries before any governmental entity, subject to specific materiality exceptions; and

     - the absence of any orders restricting Fritz or UPS from conducting its business as now being conducted, subject to specific materiality exceptions.

TERMINATION

     Termination. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

     - by mutual written consent duly authorized by the Boards of Directors of UPS and Fritz;

     - by any of UPS, VND or Fritz if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action has become final and nonappealable; provided, however, that the party terminating the merger agreement has used all commercially reasonable efforts to have that order, decree, ruling or action vacated;

     - by any of UPS, VND or Fritz if the merger has not been consummated on or before November 30, 2001; provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure to consummate the merger on or before that date;

     - by UPS if Fritz's Board of Directors modifies or proposes publicly to modify, in a manner adverse to UPS, its approval or recommendation of the merger or the merger agreement in response to a superior proposal;

     - by any of UPS, VND or Fritz, if the approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of shares representing a majority of the shares of Fritz common stock entitled to vote has not been obtained;

     - by UPS or Sub, if (1) Fritz fails to satisfy the conditions to obligations of UPS and VND to effect the merger and that failure has not been waived by UPS and VND or (2) Fritz breaches any of the representations and warranties made by it in the merger agreement, subject to specific materiality exceptions, and that breach is not capable of being cured, is not cured in all material respects within ten days of written notification to Fritz from UPS, is not waived by UPS or VND or is not subject to reasonable assurances from Fritz to be cured in all material respects on or before the effective time; or

     - by Fritz, if (1) UPS or VND fails to satisfy the conditions to obligations of Fritz to effect the merger and that failure has not been waived by Fritz or (2) UPS or VND breaches any of the representations and warranties made by it in the merger agreement, subject to specific materiality exceptions, and that breach is not capable of being cured, is not cured in all material respects within ten days of written notification to UPS from Fritz, is not waived by Fritz or is not subject to reasonable assurances from UPS or VND to be cured in all material respects on or before the effective time.

     Notwithstanding anything else contained in the merger agreement, the right to terminate the merger agreement is not available to any party that is in material breach of its obligations under the merger agreement or whose failure to fulfill its obligations or to comply with its covenants under the merger agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of the other party under the merger agreement.

     Effect of Termination. Upon the termination of the merger agreement, the merger agreement will have no further effect, except as specifically provided in the merger agreement. There will be no liability on the part of any party upon termination of the merger agreement, except as otherwise provided in the merger agreement.

     If UPS exercises its right to terminate the merger agreement because Fritz's Board of Directors modifies or proposes publicly to modify, in a manner adverse to UPS, its approval or recommendation of the merger or the merger agreement in response to a superior proposal, Fritz has agreed to pay to UPS $13.5 million, as liquidated damages and not as a penalty, to reimburse UPS for its time, expense and lost opportunity costs of pursuing the merger, upon entering into any agreement relating to that acquisition proposal.

     If within nine months after termination of the merger agreement, Fritz enters into any agreement relating to, or consummates, an acquisition proposal with a person other than UPS or Sub, then immediately upon entering into that agreement, Fritz has agreed to pay to UPS upon demand $13.5 million, as liquidated damages and not as a penalty, to reimburse UPS for its time, expense and lost opportunity costs of pursuing the merger. However, that amount will not be payable if Fritz has already been obligated to make a payment as described in the above paragraph or if Fritz has terminated the merger agreement due to a breach by UPS or VND of any of its covenants or other obligations under the merger agreement, subject to specific materiality exceptions.

     If Fritz fails promptly to pay to UPS owed liquidated damages, Fritz has agreed to pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by UPS to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date the fee or obligation was required to be paid.

AMENDMENT AND WAIVER

     Amendments. The merger agreement may not be amended except by action taken or authorized by the board of directors of each of the parties set forth in a written instrument signed on behalf of each of the parties. However, after approval of the merger by Fritz's stockholders, no amendment may be made without the further approval of Fritz's stockholders if that further approval is required by law or the rules of any relevant stock exchange or other trading system.

     Waiver. At any time prior to the effective time, any party, by action taken by its board of directors, may:

     - extend the time for the performance of any of the covenants, obligations or other acts of any other party, or

     - waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

     Any agreement on the part of a party to an extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party by its duly authorized officer.

FEES AND EXPENSES

     Subject to amounts owed with respect to liquidated damages triggered by the termination of the merger agreement, each party has agreed to pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that UPS and Fritz have agreed to share the costs and expenses incurred in connection with the filing, printing and mailing of the registration statement and this proxy statement/prospectus (including SEC filing fees) and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act.

                             STOCK OPTION AGREEMENT

     The following is a summary of the material terms of the stock option agreement entered into by Fritz and UPS. This summary is qualified in its entirety by reference to the stock option agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All stockholders are urged to read the stock option agreement in its entirety for a more complete description of the terms and conditions of the Fritz stock option.

GENERAL

     Concurrently with the execution of the merger agreement, UPS and Fritz entered into a stock option agreement pursuant to which Fritz granted to UPS an option to purchase 3,707,609 shares of Fritz common stock to be issued and outstanding at the time of the purchase of those shares by UPS.

EXERCISE OF THE FRITZ STOCK OPTION

     UPS may exercise the Fritz stock option only with respect to all of the subject option shares at any time after a termination fee becomes payable to UPS. The triggers of a termination fee are described above in "The Merger Agreement -- Termination -- Effect of Termination". UPS may only exercise the Fritz stock option if there are no governmental restraints prohibiting its exercise and any necessary prior notification or approval of any governmental entity has been made or obtained.

EXERCISE PRICE OF THE OPTION SHARES

     The exercise price per option share equals the lower of:

     - 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of UPS Class B common stock on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties will agree in writing), for the ten trading days immediately before the date UPS gives to Fritz notice of its intent to exercise the Fritz stock option; and

     - the average closing price per share of Fritz common stock for the ten trading day period ending on the date that is two trading days prior to the first date on which an acquisition proposal is publicly made or has otherwise become publicly known or any person has publicly announced an intention to make an acquisition proposal.

CASH EXERCISE NOTICE

     If the Fritz stock option becomes exercisable, UPS may, as to all or a portion of the subject option shares, elect to receive a cash payment. To the extent UPS elects to receive a cash payment instead of option shares, UPS' right to purchase those option shares will terminate. The cash to be paid to UPS would be equal to the spread multiplied by the number of option shares subject to UPS' election. The spread is the excess over the exercise price per option share of the average closing price of UPS Class B common stock for the ten trading days beginning on the twelfth trading day immediately before the Fritz stock option closing date.

LISTING AND REGISTRATION RIGHTS

     If the Fritz stock option becomes exercisable, Fritz will apply to list the option shares on the Nasdaq National Market and will use its reasonable efforts to have those shares listed as promptly as practicable. If UPS exercises the Fritz stock option, it will have specific registration rights, subject to certain restrictions, with respect to the option shares for a period of two years. The registration rights allow UPS to require that Fritz use its commercially reasonable efforts to register the option shares UPS purchases.

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

REPURCHASE OPTION

     Upon the request of UPS to Fritz to register the option shares purchased by UPS, Fritz has the option, within ten trading days after receiving the request to register those option shares, to purchase all or any part of the registrable option shares for cash at the repurchase price. The repurchase price per share equals the product of:

     - the number of registrable option shares to be purchased by Fritz; and

     - the per share average closing sale price of Fritz common stock on the Nasdaq National Market for the 20 trading days immediately before the date of the request to register the option shares by UPS.

MAXIMUM AMOUNT REALIZABLE BY UPS

     The total profit, as defined below, that UPS is permitted to receive upon exercise of the option will not exceed $22.5 million. If the total profit of UPS would otherwise exceed this amount, UPS may, at its sole election:

     - reduce the number of option shares subject to the Fritz stock option;

     - deliver to Fritz for cancellation option shares previously purchased by it;

     - pay cash to Fritz; or

     - accept any combination of the above,

     - so that UPS' actually realized profit does not exceed $22.5 million after taking into account these actions.

     Total profit means the aggregate, before taxes, of the following:

     - the amounts received by UPS as a result of a cash exercise election;

     - the amounts received by UPS as a result of a repurchase election by Fritz, less the aggregate exercise price paid by UPS for the registrable option shares subject to the repurchase election;

     - the amounts received by UPS from the sale of option shares to an unaffiliated party, less the aggregate exercise price paid by UPS for those option shares; and

     - the cash amount actually received by UPS in payment of the termination fee under the merger agreement, less any repayment described in the above paragraph.

     The stock option agreement also provides that UPS may not exercise the Fritz stock option for a number of option shares that would, as of the date of the exercise notice to Fritz, result in a notional total profit, as defined below, that exceeds $22.5 million. For purposes of the stock option agreement, the notional total profit with respect to the option shares for which UPS may propose to exercise the Fritz stock option granted to it means the total profit received by UPS determined as of the date UPS notifies Fritz of its intent to exercise the Fritz stock option and assuming that the option shares, together with all other option shares held by UPS and its affiliates as of that date, were sold for cash at the closing market price on the Nasdaq National Market on the preceding trading day.

TERMINATION OF THE STOCK OPTION AGREEMENT

     The Fritz stock option terminates upon the earliest to occur of the following:

     - the completion of the merger;

     - nine months after a termination fee becomes payable under the merger agreement; and

     - the termination of the merger agreement in circumstances which do not require the payment of a termination fee; provided that, if a termination fee becomes payable after that date, then the Fritz stock option becomes effective again and continues in effect until the later of nine months following the time a termination fee becomes payable and the expiration of the period in which UPS has a right to receive a termination fee.

     Even if the Fritz stock option is terminated, UPS will continue to have the right to purchase option shares if it has exercised that right before the termination of the Fritz stock option.

                         STOCKHOLDER OPTION AGREEMENTS

     The following is a summary of the material terms of the stockholder option agreements entered into by UPS and each of Lynn C. Fritz, the Lynn C. Fritz 1999 Grantor Retained Annuity Trust, Tamara Fritz and the Tamara Fritz 1999 Grantor Retained Annuity Trust. This summary is qualified in its entirety by reference to the stockholder option agreements, the form of which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All stockholders are urged to read the stockholder option agreements in their entirety for a more complete description of the terms and conditions of the stockholder stock options.

GENERAL

     Concurrently with the execution of the merger agreement, UPS entered into a stockholder option agreement with each of Lynn C. Fritz, the Lynn C. Fritz 1999 Grantor Retained Annuity Trust, Tamara Fritz and the Tamara Fritz 1999 Grantor Retained Annuity Trust pursuant to which these stockholders granted to UPS options to purchase all of the shares of Fritz common stock then held by them as well as any shares of Fritz common stock that are held by them in the future as a result of the exercise of any stock options. As of the record date, these stockholders owned an aggregate of 13,471,735 shares of Fritz common stock.

EXERCISE OF THE STOCKHOLDER STOCK OPTION

     UPS may exercise the stockholder stock options only with respect to all of the subject option shares upon the occurrence of any of the following events:

     - any person commences, or files a registration statement with respect to, a tender offer or exchange offer that would result in that person owning or controlling 20% or more of the then outstanding Fritz common stock;

     - Fritz, without the prior written consent of UPS, authorizes, recommends, proposes or enters into, or publicly announces any of those intentions with respect to, an agreement with any person (other than UPS and any subsidiary of UPS) to effect a business combination or joint venture involving the acquisition by any person or group (other than UPS, any subsidiary of UPS and any person or group that as of the date of the stockholder option agreements beneficially owns or has the right to acquire 15% or more of Fritz common stock) acquiring or having the right to acquire beneficial ownership of 15% or more of the then outstanding Fritz common stock or any group is formed which beneficially owns or has the right to beneficially own 15% or more of the then outstanding Fritz common stock;

     - Fritz, without the prior written consent of UPS, authorizes, recommends, proposes or enters into, or publicly announces any of those intentions with respect to, an agreement with any person (other than UPS and any subsidiary of UPS) to transfer 20% or more of the consolidated assets of Fritz and its subsidiaries or 20% or more of the voting power of Fritz;

     - Fritz, without the prior written consent of UPS, violates its nonsolicitation covenants under the merger agreement as described above in "The Merger Agreement -- Acquisition Proposals";

     - any person or group (other than UPS, any subsidiary of UPS and any person or group that as of the date of the stockholder option agreements beneficially owns or has the right to acquire 15% or more of Fritz common stock) acquires or has the right to acquire beneficial ownership of 15% or more of the then outstanding Fritz common stock or any group is formed which beneficially owns or has the right to beneficially own 15% or more of the then outstanding Fritz common stock; and

     - any person (other than UPS) makes an acquisition proposal to Fritz and that acquisition proposal is publicly announced.

     UPS may only exercise these stock options if there are no governmental restraints prohibiting their exercise and any necessary prior notification or approval of any governmental entity has been made or obtained.

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

EXERCISE PRICE OF THE OPTION SHARES

     The exercise price per option share equals 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of UPS Class B common stock on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties will agree in writing), for the ten trading days immediately before the date UPS gives to the applicable stockholder notice of its intent to exercise the stockholder stock option. As additional consideration, UPS will pay to the applicable stockholder any property or cash amounts received by UPS in excess of the aggregate exercise price if UPS sells or disposes of the option shares within the 6 month period following the closing of those option shares.

VOTING OF THE OPTION SHARES

     Each stockholder has appointed UPS as its proxy to vote the option shares. With respect to the merger proposal, UPS will vote the option shares in favor of the merger agreement and the merger or, if UPS does not so vote, then the holders of those options shares will, upon the request of UPS, vote them in favor of the merger agreement and the merger. With respect to other issues brought before the stockholders of Fritz, UPS will vote the option shares or the holders of the option shares will, upon the request of UPS, vote them as directed by UPS.

TERMINATION OF THE STOCKHOLDER OPTION AGREEMENTS

     The stockholder stock options terminate upon the earlier to occur of the following:

     UPS' written notice of termination to the holder of the option shares; and the termination of the merger agreement in accordance with its terms, except that, if

     - any of the events that trigger the exercise of the stockholder stock options occur;

     - Fritz's Board of Directors modifies or proposes publicly to modify, in a manner adverse to UPS, its approval or recommendation of the merger or the merger agreement in response to a superior proposal; or

     - Fritz materially breaches any of its covenants or other obligations under the merger agreement and that breach is not capable of being cured, is not cured in all material respects within ten days of written notification to Fritz from UPS, is not waived by UPS or VND or is not subject to reasonable assurances from Fritz to be cured in all material respects on or before the effective time, then the stockholder stock options will continue in effect for an additional nine months after that date.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     The following table sets forth for the fiscal quarters indicated the high and low sales prices per share of UPS Class B common stock as reported on the New York Stock Exchange, and for Fritz common stock as reported on the Nasdaq National Market. On January 9, 2001, the last full trading day before UPS and Fritz signed the merger agreement and announced the proposed merger, Fritz common stock closed at $7.03 per share, and UPS Class B common stock closed at
$61.00 per share. On                , the most recent practicable date before
the date of this document, Fritz common stock closed at $          per share and
UPS Class B common stock closed at $          per share. The market price of UPS
Class B common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of UPS Class B common stock to be received by Fritz stockholders in the merger is fixed and the market price of UPS Class B common stock is subject to fluctuation, the value of the shares of UPS Class B common stock that Fritz stockholders will receive in the merger may increase or decrease before and after the merger. You are urged to obtain current market quotations for UPS Class B common stock and Fritz common stock. UPS Class B common stock is listed on the New York Stock Exchange under the symbol "UPS." Fritz common stock is listed on the Nasdaq National Market under the symbol "FRTZ." As of
               , 2001, the record date for determining holders of Fritz common stock entitled to notice of and to vote at the special meeting, there were
approximately               holders of record of Fritz common stock.

                                                                   FRITZ
                                                              ----------------
PERIOD                                                         HIGH      LOW
------                                                        -------   ------
FISCAL YEAR 1999
  First quarter.............................................  $13.563   $7.625
  Second quarter............................................   10.000    6.063
  Third quarter.............................................   12.063    7.438
  Fourth quarter............................................   11.813    6.875
FISCAL YEAR 2000
  First quarter.............................................   12.375    9.375
  Second quarter............................................   11.500    9.500
  Third quarter.............................................   11.000    8.375
  Fourth quarter............................................   11.063    7.875
FISCAL YEAR 2001
  First quarter.............................................   15.750    9.438
  Second quarter............................................   14.875    6.063
  Third quarter.............................................   12.188    5.563

     The following is a summary of UPS stock price activity after its initial public offering on November 10, 1999.

                                                                    UPS
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1999
  November 10 -- December 31................................  $76.94   $61.00
FISCAL YEAR 2000
  First Quarter.............................................   69.75    49.50
  Second Quarter............................................   66.94    55.00
  Third Quarter.............................................   61.50    51.88
  Fourth Quarter............................................   64.31    51.25
FISCAL YEAR 2001
  First Quarter.............................................   62.50    54.57
  Second Quarter (April 2)..................................   56.66    55.50

     Before November 10, 1999, UPS common stock was not listed on a securities exchange and was not sold in the organized over-the-counter markets. Before November 10, 1999, UPS would notify its shareowners periodically of its willingness to purchase a limited number of shares at specified prices determined by the Board of Directors. In determining the share price, the Board would consider a variety of factors, including past and current earnings, earnings estimates, the ratio of UPS common stock to debt of UPS, other factors affecting the business and long-range prospects of UPS, and general economic conditions, as well as opinions furnished from time to time by investment counselors acting as independent appraisers.

     The prices at which UPS published notices of its willingness to purchase shares from January 1, 1999 to November 9, 1999 are as follows:

                            DATE                              PRICE
                            ----                              ------
January 1 to February 17, 1999..............................  $20.00
February 18 to May 19, 1999.................................  $21.50
May 20 to August 18, 1999...................................  $23.50
August 19 to November 9, 1999...............................  $25.50

     On November 10, 1999, UPS Class B common shares began trading on the New York Stock Exchange.

     The policy of UPS's board of directors is to declare dividends each year out of current earnings. The declaration of future dividends is subject to the discretion of the UPS board of directors in light of all relevant facts, including earnings, general business conditions and working capital requirements. UPS declared dividends of $0.68 per share in 2000. In the merger agreement, Fritz agreed that, until the merger is completed or the merger agreement is terminated, Fritz will not declare or pay any dividends or distributions on its capital stock, except for dividends by a wholly owned subsidiary of Fritz to Fritz or to another wholly owned subsidiary of Fritz.

               COMPARISON OF RIGHTS OF UPS AND FRITZ STOCKHOLDERS

     The rights of UPS and Fritz stockholders are currently governed by the Delaware General Corporation Law, and the respective certificates of incorporation and by-laws of UPS and Fritz. Upon completion of the merger, the rights of Fritz stockholders, who then become stockholders of UPS, will be governed by the Delaware General Corporation Law and by UPS's certificate of incorporation and by-laws. The following description summarizes the material differences that may affect the rights of stockholders of UPS and Fritz but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, UPS's certificate of incorporation and by-laws and Fritz's certificate of incorporation and by-laws.

UPS                                            FRITZ
---                                            -----

AUTHORIZED CAPITAL STOCK

UPS is authorized to issue a total of          Fritz is authorized to issue a total of
10,400,000,000 shares of capital stock, of     61,000,000 shares of capital stock, of which
which:                                         60,000,000 are shares of common stock and
                                               1,000,000 are shares of preferred stock, par
- 1,533,333,333 are shares of class A-1        value $.01 per share. The preferred stock
  common stock, par value $.01 per share,      consists of 150,000 shares of Junior
                                               Participating Preferred Stock, none of which
- 1,533,333,333 are shares of class A-2        is currently outstanding, and 850,000 shares
  common stock, par value $.01 per share,      authorized for designation into series.
- 1,533,333,334 are shares of class A-3        Fritz preferred stock may be issued from time
  common stock, par value $.01 per share,      to time in one or more series. The Fritz
                                               board of directors has the authority to
- 5,600,000,000 are shares of Class B common   establish from time to time the number of
  stock, and                                   shares in each series and to fix the
                                               designations, rights, powers and preferences
- 200,000,000 are shares of preferred stock,   of the shares of each series, and the
  par value $.01 per share.                    qualifications, limitations or restrictions
                                               of the shares of each series.
The UPS board of directors has the authority
to issue shares of preferred stock from time
to time on terms that it may determine, to
divide preferred stock into one or more
classes or series, and to fix the
designations, voting powers, preferences and
relative participating, optional or other
special rights of each class or series, and
the qualifications, limitations or
restrictions of each class or series, to the
fullest extent permitted by Delaware law. The
issuance of preferred stock could have the
effect of decreasing the market price of UPS
common stock, impeding or delaying a possible
takeover and adversely affecting the voting
and other rights of the holders of common
stock.

UPS                                            FRITZ
---                                            -----
VOTING

Each share of UPS class B common stock         Each share of Fritz common stock entitles its
entitles its holder to one vote.               holder to one vote.

Each share of UPS class A common stock         Fritz's certificate of incorporation does not
entitles its holder to 10 votes.               provide for cumulative voting in the election
                                               of directors.
UPS' certificate of incorporation does not
provide for cumulative voting in the election
of directors.

Any stockholder or group of stockholders who beneficially own more than 25% of the total voting power of the outstanding shares of UPS capital stock (except for any UPS employee benefit plans) may cast only 1/100th of a vote with respect to each share in excess of 25% of the total voting power.

NUMBER OF DIRECTORS

The UPS board of directors currently consists  The Fritz board of directors currently
of 13 directors, elected annually.             consists of 5 directors, elected annually.

REMOVAL OF DIRECTORS

UPS directors may be removed, with or without  Fritz directors may be removed, with or
cause, by the affirmative vote of a majority   without cause, by the affirmative vote of the
in interest of the holders of record of        holders of not less than a majority of the
voting stock at a special meeting of the       outstanding capital stock entitled to vote
stockholders called for the purpose.           generally in the election of directors,
                                               voting together as a single class.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Any vacancy in the UPS board of directors may  Any vacancy in the Fritz board of directors
be filled by the directors then in office or   may be filled by the affirmative vote of a
by the stockholders at the next annual         majority of the remaining directors then in
meeting or any special meeting called for the  office, even though less than a quorum, or by
purpose and at which a quorum is present.      the stockholders.

CALLING A SPECIAL MEETING OF THE STOCKHOLDERS

A special meeting of UPS stockholders may be   A special meeting of Fritz stockholders may
called by the chairman of the board or by the  be called by the chairman of the board, the board of directors or by any committee of the  chief executive officer or the board of
board directors. UPS stockholders may not      directors, or at the request in writing of
call a special meeting of stockholders.        stockholders owning not less than 10% of the
                                               voting power of outstanding capital stock.

ACTION BY WRITTEN CONSENT IN LIEU OF A
STOCKHOLDERS' MEETING

UPS stockholders may not act by written        Any action that can be taken at a meeting of
consent in lieu of a meeting.                  the Fritz stockholders may also be taken by
                                               written consent of stockholders holding at
                                               least the number of votes that would be
                                               necessary to authorize or take such action at
                                               a meeting at which all the shares entitled to
                                               vote were present and voted.

UPS                                            FRITZ
---                                            -----
AMENDMENT TO CERTIFICATE OF INCORPORATION

Generally, amendments to the UPS certificate   Amendments to the Fritz certificate of
of incorporation require the approval of the   incorporation require the affirmative vote
holders of a majority of the votes entitled    of holders of a majority of the outstanding
to be cast by the holders of each class of     shares entitled to vote.
common stock, voting together as a single
class.

Any amendment that would adversely affect the rights or powers of any class of common stock also requires the approval of the holders of a majority of the votes entitled to be cast by that class, voting separately as a single class. Amendments increasing the number of authorized shares of any class or classes of UPS stock, or authorizing securities convertible into, or rights to purchase, acquire or receive, shares of any class or classes of UPS stock, require the approval of the holders of a majority of the votes entitled to be cast by the holders of each class of common stock, voting together as a single class, and do not require a class vote.

The approval of holders of 80% of the voting power of all outstanding shares of UPS stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of the UPS certificate of incorporation relating to
(1) the prohibition of stockholder action by written consent, (2) the calling of special meetings of stockholders and (3) the restrictions on the voting power of holders of more than 25% of the voting power of UPS.

AMENDMENT OF BYLAWS

The UPS bylaws may be amended by the board of  The Fritz bylaws may be amended by the board
directors or by the affirmative vote of        of directors or by the vote of a majority of
holders of a majority of the outstanding       a quorum present at a meeting of
shares of UPS capital stock.                   stockholders.

STATE ANTI-TAKEOVER STATUTES

Section 203 of the Delaware General            See the description in this summary under
Corporation Law imposes restrictions which,    "UPS" for a description of the provisions of
under certain circumstances, may make it more  the state anti- takeover statute under difficult for an "interested stockholder", as  Section 203 of the Delaware General
defined in Section 203, to effect various      Corporation Law. Neither the bylaws nor the
business combinations with the corporation     certificate of incorporation of Fritz
for a three year period from the time such     contains a provision excluding Fritz from the
person becomes an interested stockholder.      restrictions imposed by Section 203.
Under Section 203, a corporation's bylaws or
certificate of incorporation may exclude a
corporation from the restrictions imposed by
the Section. Neither the bylaws nor the
certificate of incorporation of UPS contains
such a provision.

INDEMNIFICATION/LIMITATION OF LIABILITY

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if:

     - he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and

     - in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

     However, no indemnification is permitted if the person is adjudged to be liable to the corporation, unless the Court of Chancery or the court in which the action was brought determines that the person is entitled to indemnity.

     Prior to indemnifying an individual, a determination must be made that such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, by:

     - a majority vote of the directors who are not parties to such proceeding, even though less than a quorum;

     - by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

     - if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

     - by the stockholders.

     Under Delaware law, a corporation may advance expenses incurred in such proceeding to directors and officers as long as any director or officer receiving an advance undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

     The UPS bylaws provide that UPS will indemnify its directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to limited exceptions. UPS is also expressly authorized to carry directors' and officers' insurance providing indemnification for directors, officers and certain employees for some liabilities.

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, except for any liability:

     - for breach of duty of loyalty,

     - for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful purchases or redemptions of stock), or

     - for transactions from which the director derived an improper personal benefit.

     The UPS certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duties, subject to the exceptions under the Delaware General Corporation Law.

     These limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of affected to the extent UPS pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     The Fritz bylaws authorize indemnification of Fritz officers and directors to the fullest extent permitted by Delaware law. Fritz is also expressly authorized to carry directors' and officers' insurance providing indemnification for directors, officers and certain employees for some liabilities.

     The Fritz certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duties to the fullest extent permitted by Delaware law.

RIGHTS PLAN

UPS

     UPS has not adopted a rights plan.

Fritz

     As required by the merger agreement, Fritz has entered into a rights agreement, dated as of January 16, 2001, between Fritz and Mellon Investor Services LLC, as rights agent, and the Fritz board has authorized and declared a dividend of one preferred share purchase right for each share of Fritz common stock outstanding on January 29, 2001.

     The preferred share purchase rights are exercisable only if a person or group (other than specific persons including Lynn C. Fritz and his family and affiliates) acquires beneficial ownership of 15% or more of Fritz common stock or commences, or announces an intention to make, a tender or exchange offer upon the completion of which that person or group would beneficially own 15% or more of Fritz common stock. When it becomes exercisable, each right initially entitles the holder of the right to purchase one one-thousandth of a share of Fritz Junior Participating Preferred Stock. Further, upon acquisition by a person or group of 15% or more of Fritz common stock, each right entitles the holder of the right to purchase shares of Fritz common stock having a value equal to two times the purchase price under the right. In specific circumstances, each rights also entitles the holder of the right to purchase shares of common stock of an acquiring company.

     The effect of the exercise of the rights is to cause substantial dilution to a person or group (other than a person or group approved by the Fritz board) that attempts to acquire 15% or more of the voting power of Fritz common stock without conditioning the acquisition on a substantial number of rights being acquired or the redemption by the Fritz board of the rights.

     The rights will expire at the earlier of the completion of the merger and the close of business on February 1, 2010, unless earlier redeemed by Fritz. The rights agreement does not apply to the transactions contemplated by the merger agreement.

     For a more complete description of the rights agreement, see Fritz's Form 8-A filed with the SEC on January 19, 2001.

                        DESCRIPTION OF UPS CAPITAL STOCK

     Set forth below is a description of UPS capital stock. The following statements are brief summaries of, and are subject to the provisions of, the certificate of incorporation and by-laws of UPS and the relevant provisions of Delaware law.

     UPS currently is authorized to issue up to 10,200,000,000 shares of common stock, par value $.01 per share, which shares are divided into Class A-1 common stock, Class A-2 common stock, Class A-3 common stock and Class B common stock. UPS is also authorized to issue up to 200,000,000 shares of preferred stock, par value $.01 per share, in series. UPS has not issued any of this preferred stock. If preferred stock is issued, UPS's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

     Generally, all shares of UPS common stock have the same relative rights, preferences and limitations, except as follows:

     - Class A-1 common stock, Class A-2 common stock, Class A-3 common stock have 10 votes per share and Class B common stock has 1 vote per share;

     - Class A-1 common stock, Class A-2 common stock and Class A-3 common stock may be reclassified as a single class of common stock; and

     - Shares of Class A-1 common stock, Class A-2 common stock and Class A-3 common stock may be converted at any time by the holder into an equal number of shares of Class B common stock and, if transferred to certain transferees, are automatically converted into shares of Class B common stock immediately upon transfer.

     Dividends may be paid on UPS common stock out of funds legally available for dividends, when and if declared by UPS's board of directors, provided that, in the case of a distribution of UPS common stock, each class of common stock receives a distribution of only shares of the same class of common stock. For example, only shares of Class A-1 common stock may be paid or distributed with respect to Class A-1 common stock.

     Holders of UPS common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of UPS is then outstanding, to any preferential rights of such preferred stock. The UPS common stock is not redeemable, has no subscription rights and does not entitle the holder to any preemptive rights.

     First Union National Bank is the transfer agent and registrar for UPS common stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF FRITZ

     The following table sets forth certain information regarding the beneficial ownership of common stock of Fritz as of April 1, 2001 as to (1) each person who is known by Fritz to own beneficially more than 5% of the outstanding shares of common stock, (2) each director of Fritz, (3) the Chief Executive Officer and four other most highly compensated executive officers of Fritz and its subsidiaries during the last fiscal year and (4) all directors and executive officers of Fritz as a group.

     The address of Lynn C. Fritz and Tamara Fritz is 706 Mission Street, San Francisco, California 94103. Mr. Fritz may be deemed to be a "control person," of Fritz within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and positions with Fritz. The address of the directors and executive officers is the address of Fritz. The address of Westport Asset Management is 253 Riverside Avenue, Westport, Connecticut 06880, and the address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

     Except as otherwise noted, and dependent on applicable community property laws, to our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                                                                              PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             NUMBER         TOTAL
------------------------------------                          ------------    ----------
Lynn C. Fritz and Tamara Fritz(1)...........................   13,471,735        36.1%
Westport Asset Management, Inc..............................    2,445,724         6.7%
State of Wisconsin Investment Board.........................    2,109,600         5.7%
Ronald Dutt(2)..............................................       11,420           *
Jan H. Raymond(3)...........................................       96,296         0.3%
Eugene Wojciechowski(4).....................................       80,249         0.2%
Graham R.F. Napier(5).......................................       94,272         0.3%
James Gilleran..............................................       12,427           *
Preston Martin..............................................       15,927           *
Paul S. Otellini............................................        4,588           *
William J. Razzouk..........................................        5,988           *
All directors and executive officers as a group (16
  persons)(6)...............................................   13,996,438        37.2%

---------------

 *  Less than 1/10 of 1%
(1) Includes (a) Lynn Fritz's employee stock options, exercisable within 60 days of April 1, 2001, to purchase 526,666 shares; (b) 961,401 shares owned by the Lynn C. Fritz 1999 Grantor Retained Annuity Trust; (c) 961,401 shares owned by the Tamara Fritz 1999 Grantor Retained Annuity Trust, for which Tamara Fritz, as trustee has sole voting and investing power; and (d) 372,599 shares for which Tamara Fritz is the record owner.
(2) Includes employee stock options, exercisable within 60 days of April 1, 2001, to purchase 8,600 shares.
(3) Includes employee stock options, exercisable within 60 days of April 1, 2001, to purchase 54,353 shares.
(4) Includes employee stock options, exercisable within 60 days of April 1, 2001, to purchase 48,759 shares.
(5) Includes employee stock options, exercisable within 60 days of April 1, 2001, to purchase 79,166 shares.
(6) Includes 792,172 shares which the directors and executive officers have the option to purchase within 60 days of April 1, 2001.

                                    EXPERTS

     The financial statements of Fritz as of May 31, 2000 and 1999, and for each of the years in the three-year period ended May 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the audit reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended November 30, 2000 and August 31, 2000, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Fritz's quarterly reports on Form 10-Q for the quarters ended November 30, 2000 and August 31, 2000, and incorporated by reference herein, each state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because each of those reports is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference from UPS's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of UPS Class B common stock to be issued pursuant to the terms of the merger agreement will be passed upon for UPS by King & Spalding. Legal matters in connection with the federal income tax consequences of the merger will also be passed upon by King & Spalding.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fritz and UPS file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

 Public Reference Room   New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
       Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549   New York, New York 10048           Suite 1400
                                                   Chicago, Illinois 60661-2511

     You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0300. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Fritz and UPS, who file electronically with the SEC. The address of that site is http://www.sec.gov. Fritz's address on the world wide web is http://www.fritz.com and UPS's address is http://www.ups.com. The information on our web sites is not a part of this proxy statement/prospectus.

     You may also inspect reports, proxy statements and other information about Fritz and UPS at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows Fritz and UPS to "incorporate by reference" information into this proxy statement/ prospectus. This means that the companies may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that Fritz and UPS have previously filed with the SEC. They contain important information about our companies and their financial condition.

FRITZ FILINGS                                  PERIOD OR DATE FILED
-------------                                  --------------------
Annual Report on Form 10-K...................  Year ended May 31, 2000
Quarterly Reports on Form 10-Q...............  Quarters ended November 30, 2000 and August
                                               31, 2000
Current Reports on Form 8-K..................  Filed on February 13, 2001 and March 5, 2001
The description of the rights agreement,
contained in Form 8-K filed pursuant to
Section 12 of the Exchange Act, including any
amendment or report filed with the SEC for
the purpose of updating this description.....  Filed on January 22, 2001
The description of Fritz common stock set
forth in the registration statement on Form
8-A filed pursuant to Section 12 of the
Exchange Act, including any amendment or
report filed with the SEC for the purpose of
updating this description....................  Filed on August 17, 1992

UPS FILINGS                                    PERIOD OR DATE FILED
-----------                                    --------------------
Annual Report on Form 10-K...................  Year ended December 31, 2000
The description of UPS class B common stock
set forth in the registration statement on
Form 8-A filed pursuant to Section 12 of the
Exchange Act, including any amendment or
report filed with the SEC for the purpose of
updating this description....................  Filed on November 4, 1999

     Fritz and UPS incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Fritz stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Fritz has supplied all information contained or incorporated by referenced in this proxy statement/ prospectus relating to Fritz, as well as all pro forma financial information, and UPS has supplied all such information related to UPS.

     You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through Fritz or UPS, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              FRITZ                           UPS
       Investor Relations             Investor Relations
      Fritz Companies, Inc.         United Parcel Service,
       706 Mission Street                    Inc.
 San Francisco, California 94103   55 Glenlake Parkway, N.E.
    Telephone: (415) 538-0444       Atlanta, Georgia 30328
                                   Telephone: (404) 828-6000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY          , 2001 TO
RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we've incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          UNITED PARCEL SERVICE, INC.

                              VND MERGER SUB, INC.

                                      AND

                             FRITZ COMPANIES, INC.

                          DATED AS OF JANUARY 10, 2001

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
Article I  DEFINITIONS.........................................................   A-6

Article II THE MERGER..........................................................  A-11
  Section 2.1. The Merger......................................................  A-11
  Section 2.2. Effective Time; Closing.........................................  A-12
  Section 2.3. Effect of the Merger............................................  A-12
  Section 2.4. Conversion of Capital Stock.....................................  A-12
  Section 2.5. Stock Options...................................................  A-12
  Section 2.6. Exchange of Certificates........................................  A-13
  Section 2.7. Dividends.......................................................  A-14
  Section 2.8. No Liability....................................................  A-14
  Section 2.9. Lost Certificates...............................................  A-14
  Section 2.10. Withholding Rights.............................................  A-14
  Section 2.11. Shares held by the Company Affiliates..........................  A-14
  Section 2.12. Closing of Company Transfer Books..............................  A-14
  Section 2.13. Tax-Free Reorganization........................................  A-15

Article III  THE SURVIVING CORPORATION.........................................  A-15
  Section 3.1. Certificate of Incorporation....................................  A-15
  Section 3.2. Bylaws..........................................................  A-15
  Section 3.3. Directors and Officers..........................................  A-15

Article IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................  A-15
  Section 4.1. Organization and Standing.......................................  A-15
  Section 4.2. Authority for Agreement.........................................  A-15
  Section 4.3. Capitalization..................................................  A-16
  Section 4.4. Subsidiaries....................................................  A-17
  Section 4.5. No Conflict.....................................................  A-17
  Section 4.6. Required Filings and Consents...................................  A-17
  Section 4.7. Compliance......................................................  A-18
  Section 4.8. Litigation......................................................  A-18
  Section 4.9. Company Reports; Financial Statements...........................  A-18
  Section 4.10. Absence of Certain Changes or Events...........................  A-18
  Section 4.11. Taxes..........................................................  A-19
  Section 4.12. Title to Personal Property.....................................  A-20
  Section 4.13. Real Property..................................................  A-21
  Section 4.14. Environmental Compliance and Disclosure........................  A-21
  Section 4.15. Officers and Employees.........................................  A-22
  Section 4.16. Employee Benefit Plans.........................................  A-22
  Section 4.17. Labor Relations................................................  A-24
  Section 4.18. Contracts and Commitments......................................  A-26
  Section 4.19. Information Supplied...........................................  A-26
  Section 4.20. Intellectual Property..........................................  A-27
  Section 4.21. Insurance Policies.............................................  A-28
  Section 4.22. Notes and Accounts Receivable..................................  A-28
  Section 4.23. Transactions with Affiliates...................................  A-28
  Section 4.24. Customer and Supplier Relations................................  A-28
  Section 4.25. Certain Practices..............................................  A-28

                                                                                 PAGE
                                                                                 ----
  Section 4.26. No Existing Discussions........................................  A-29
  Section 4.27. Merger.........................................................  A-29
  Section 4.28. Antitakeover Statutes; Absence of Dissenters' Rights...........  A-29
  Section 4.29. Brokers........................................................  A-29
  Section 4.30. Vote Required..................................................  A-29
  Section 4.31. Customs Matters................................................  A-29

Article V  REPRESENTATIONS AND WARRANTIES OF BUYERS AND PARENTS................  A-31
  Section 5.1. Organization and Standing.......................................  A-31
  Section 5.2. Authority for Agreement.........................................  A-31
  Section 5.3. No Conflict.....................................................  A-31
  Section 5.4. Required Filings and Consents...................................  A-31
  Section 5.5. Capitalization..................................................  A-32
  Section 5.6. Parent Reports; Parent Financial Statements.....................  A-32
  Section 5.7. Absence of Certain Changes or Events............................  A-32
  Section 5.8. Information Supplied............................................  A-32
  Section 5.9. No Violation of Law.............................................  A-33
  Section 5.10. Merger.........................................................  A-33
  Section 5.11. Certificate of Incorporation and Bylaws........................  A-33
  Section 5.12. Ownership of Buyer; No Prior Activities........................  A-33
  Section 5.13. Ownership Interest in the Company..............................  A-33
  Section 5.14. Brokers and Finders............................................  A-33

Article VI  COVENANTS..........................................................  A-33
  Section 6.1. Conduct of the Business Pending the Merger......................  A-33
  Section 6.2. Access to Information; Confidentiality..........................  A-35
  Section 6.3. Notification of Certain Matters.................................  A-35
  Section 6.4. Company Stockholders' Meeting...................................  A-35
  Section 6.5. Board Recommendations...........................................  A-35
  Section 6.6. Stockholder Litigation..........................................  A-36
  Section 6.7. Indemnification.................................................  A-36
  Section 6.8. Public Announcements............................................  A-37
  Section 6.9. Acquisition Proposals...........................................  A-37
  Section 6.10. Proxy Statement/Prospectus.....................................  A-37
  Section 6.11. Further Assurances.............................................  A-38
  Section 6.12. NYSE Listing...................................................  A-39
  Section 6.13. Tax Treatment..................................................  A-39
  Section 6.14. Undertakings of Parent.........................................  A-39
  Section 6.15. Director Resignations..........................................  A-40
  Section 6.16. Company Affiliates.............................................  A-40
  Section 6.17. Purchase of Company Stock......................................  A-40
  Section 6.18. Rights Plan....................................................  A-40
  Section 6.19. Employee Matters...............................................  A-40
  Section 6.20. Customer Visits................................................  A-41
  Section 6.21. Insurance......................................................  A-41

Article VII  CONDITIONS........................................................  A-42
  Section 7.1. Conditions to the Obligation of Each Party......................  A-42
  Section 7.2. Conditions to Obligations of Parent and Buyer to Effect the       A-43
     Merger....................................................................
  Section 7.3. Conditions to Obligations of Company to Effect the Merger.......  A-43

                                                                                 PAGE
                                                                                 ----
Article VIII  TERMINATION, AMENDMENT AND WAIVER................................  A-44
  Section 8.1. Termination.....................................................  A-44
  Section 8.2. Effect of Termination...........................................  A-45
  Section 8.3. Amendments......................................................  A-45
  Section 8.4. Waiver..........................................................  A-45

Article IX  GENERAL PROVISIONS.................................................  A-46
  Section 9.1. No Third Party Beneficiaries....................................  A-46
  Section 9.2. Entire Agreement................................................  A-46
  Section 9.3. Succession and Assignment.......................................  A-46
  Section 9.4. Counterparts....................................................  A-46
  Section 9.5. Headings........................................................  A-46
  Section 9.6. Governing Law...................................................  A-46
  Section 9.7. Severability....................................................  A-46
  Section 9.8. Specific Performance............................................  A-46
  Section 9.9. Construction....................................................  A-46
  Section 9.10. Non-Survival of Representations and Warranties and               A-46
     Agreements................................................................
  Section 9.11. Fees and Expenses..............................................  A-47
  Section 9.12. Notices........................................................  A-47

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 10, 2001, by and among United Parcel Service, Inc., a Delaware corporation (the "Parent"), VND Merger Sub, Inc., a Delaware corporation (the "Buyer") and wholly owned subsidiary of the Parent, and Fritz Companies, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by the Parent;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Buyer will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent entering into this Agreement, the Company has entered into an option agreement with the Parent (the "Company Option Agreement"), dated as of the date hereof, pursuant to which, among other things, the Company has granted an option in favor of the Parent with respect to shares of common stock of the Company, par value $.01 per share (the "Company Common Stock"), subject to the terms and conditions contained therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent entering into this Agreement, each of Lynn C. Fritz the Lynn C. Fritz 1999 Grantor Retained Annuity Trust, Tamara Fritz and the Tamara Fritz 1999 Grantor Retained Annuity Trust has entered into a separate option agreement with the Parent (collectively with the Company Option Agreement, the "Option Agreements"), dated as of the date hereof, pursuant to which, among other things, each such individual or trust has granted an option in favor of Parent with respect to shares of Company Common Stock beneficially owned by such individual or trust and has agreed to vote such shares in favor of this Agreement and the Merger, subject to the terms and conditions contained therein;

     WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger, this Agreement and the Option Agreements are advisable, fair to, and in the best interests of, the Company and the holders of the Company Common Stock (the "Company Stockholders");

     WHEREAS, the Board of Directors of the Parent and the Buyer have each approved this Agreement, the Merger and the transactions contemplated herein, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the transactions contemplated herein, which approval was based in part on the opinion of Morgan Stanley & Co. Incorporated (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio (as defined below) is fair, from a financial point of view, to the Company Stockholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code"); and

     WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend adoption of the Merger Agreement to the Company Stockholders and has determined that the Merger, this Agreement and the Option Agreements are fair to the Company Stockholders and to recommend that the Company Stockholders approve the Merger, this Agreement and the transactions contemplated herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth in this Section.

          (a) "10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

          (b) "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

          (c) "Acquisition Proposal" shall mean any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and the Subsidiaries (as defined below), taken as a whole, or 20% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than the transactions contemplated by this Agreement.

          (d) "ADA" shall mean the Americans with Disabilities Act.

          (e) "ADEA" shall mean the Age Discrimination in Employment Act.

          (f) "Affiliate" of a party shall mean an "affiliate" of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (as defined below) (including at a minimum, all those Persons subject to the reporting requirements of Rule 16(a) under the Exchange Act (as defined below).

          (g) "Affiliates Letter" shall mean a written statement in the form of Exhibit A delivered by each Person identified pursuant to Section 6.16 as an Affiliate of the Company for purposes of Rule 145 under the Securities Act.

          (h) "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

          (i) "Applicable Benefit Laws" means ERISA (as defined below), the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America.

          (j) "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

          (k) "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act.

          (l) "Certificate" shall mean each certificate representing a share or shares of Company Common Stock.

          (m) "Certificate of Merger" shall mean the certificate of merger filed with the Secretary of State of the State of Delaware by the parties hereto in connection with the Merger.

          (n) "Closing" shall mean the date on which the Merger becomes effective.

          (o) "Code" shall have the meaning set forth in the Recitals of this Agreement.

          (p) "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

          (q) "Company Benefit Plans" shall mean each Employee Benefit Plan (as defined below) sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

          (r) "Company Bylaws" shall mean the bylaws of the Company.

          (s) "Company Certificate of Incorporation" shall mean the Company's certificate of incorporation, including any certificates of designations attached thereto.

          (t) "Company Common Stock" shall have the meaning set forth in the Recitals of this Agreement.

          (u) "Company Disclosure Letter" shall mean the Company Disclosure Letter delivered by the Company to the Parent concurrently with the execution of this Agreement. The Company Disclosure Letter shall include specific references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.

          (v) "Company Financial Statements" shall mean all of the financial statements included in the Company Reports (as defined below).

          (w) "Company Licensed Software" shall mean all third party software (other than Company Proprietary Software or standard, off-the-shelf third party personal computer or server-based products such as word processing, accounting, spreadsheet programs, or so forth) used by the Company and the Subsidiaries.

          (x) "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event, circumstance or effect shall have occurred that, when taken together with all other adverse changes, events, circumstances or effects that have occurred is or is reasonably likely to
     (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein; provided, however, that the following shall be excluded from the definition of "Company Material Adverse Effect" and from any determination as to whether a Company Material Adverse Effect has occurred: changes, events, circumstances or effects (A) relating to the economy or securities markets in general, (B) relating to the industries in which the Company operates in general and not uniquely to the Company, (C) relating to changes or disruptions in the business of the Company resulting from the announcement of the execution of this Agreement and the proposed consummation of the transactions contemplated by this Agreement or (D) resulting from the public announcement of the Company's second quarter financial results.

          (y) "Company Preferred Stock" shall mean shares of preferred stock of the Company.

          (z) "Company Proprietary Software" shall mean all software owned by the Company and the Subsidiaries.

          (aa) "Company Option Agreement" shall have the meaning set forth in the Recitals of this Agreement.

          (bb) "Company Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Company with the SEC (as defined below) from June 1, 1997.

          (cc) "Company Software" shall mean the Company Licensed Software together with the Company Proprietary Software.

          (dd) "Company Stock" shall mean the Company Common Stock together with the Company Preferred Stock.

          (ee) "Company Stockholders" shall have the meaning set forth in the Recitals of this Agreement.

          (ff) "Company Stock Option" shall mean each outstanding option to purchase shares of Company Common Stock, other than the options granted pursuant to the Option Agreements.

          (gg) "Company Stock Plan" shall mean any stock option plan or restricted stock plan of the Company, whether established or assumed by the Company in connection with an acquisition.

          (hh) "Confidentiality Agreement" shall mean the confidentiality agreement with the Company, dated November 10, 2000.

          (ii) "Customer Inventory" shall mean the materials, products or other substances held by the Company or any Subsidiary for the account of a customer of the Company or any Subsidiary.

          (jj) "D&O Insurance" shall mean the Company's current directors' and officers' liability insurance policies.

          (kk) "DGCL" shall have the meaning set forth in the Recitals of this Agreement.

          (ll) "Effective Time" is the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.

          (mm) "Employee/Consulting Agreements" shall mean any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contract relationship in respect to any officer, employee or former employee, consultant or independent contractor.

          (nn) "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America (other than a plan, fund, program, agreement, arrangement or scheme maintained solely to comply with applicable workers' compensation or similar laws), in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

          (oo) "Environmental Laws" shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials (including asbestos, PCB's and petroleum infractions thereof).

          (pp) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (qq) "ERISA Affiliate" shall mean any Person (whether incorporated or unincorporated), that together with the Company or any Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code.

          (rr) "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

          (ss) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (tt) "Exchange Agent" shall mean a commercial bank or trust company reasonably designated by the Parent.

          (uu) "Exchange Ratio" shall mean 0.2.

          (vv) "FLSA" shall mean the Fair Labor Standards Act.

          (ww) "FMLA" shall mean the Family and Medical Leave Act.

          (xx) "Form S-4" shall mean the Registration Statement on Form S-4 to be filed with the SEC by the Parent under the Securities Act in connection with the issuance of the Parent Class B Common Stock in the Merger.

          (yy) "FTC" shall mean the Federal Trade Commission.

          (zz) "GAAP" shall mean generally accepted accounting principles in the United States.

          (aaa) "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

          (bbb) "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

          (ccc) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (ddd) "Indemnified Parties" shall mean each present and former director, officer, employee and agent of the Company or any Subsidiary with rights to indemnification by the Company now existing as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to the Parent.

          (eee) "Independent Advisor" shall have the meaning set forth in the Recitals of this Agreement.

          (fff) "Intellectual Property" shall mean all copyrights, trade names, trademarks, trade secrets, service marks or patents (or application therefor) which are used by the Company and the Subsidiaries or as to which the Company or any Subsidiary claim an ownership interest or as to which the Company or any Subsidiary is a licensee or licensor.

          (ggg) "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts.

          (hhh) "Law" shall mean any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

          (iii) "Litigation" shall mean claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings.

          (jjj) "Merger" shall have the meaning set forth in the Recitals of this Agreement.

          (kkk) "Necessary Approval" shall have the meaning set forth in Section 6.11(a).

          (lll) "NLRB" shall mean the United States National Labor Relations Board.

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          (mmm) "NYSE" shall mean the New York Stock Exchange.

          (nnn) "Option Agreements" shall have the meaning set forth in the Recitals of this Agreement.

          (ooo) "OSHA" shall mean the Occupational Safety and Health Administration.

          (ppp) "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

          (qqq) "Parent Charter Documents" shall have the meaning set forth in
     Section 5.11.

          (rrr) "Parent Class A Common Stock" shall mean the Class A common stock of the Parent, par value $.01 per share.

          (sss) "Parent Class B Common Stock" shall mean the Class B common stock of the Parent, par value $.01 per share.

          (ttt) "Parent Disclosure Letter" shall mean the Parent Disclosure Letter delivered by the Parent to the Company concurrently with the execution of this Agreement.

          (uuu) "Parent Financial Statements" shall mean all of the financial statements included in the Parent Reports (as defined below).

          (vvv) "Parent Material Adverse Effect" shall mean, with respect to the Parent, any change, event, circumstance or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events, circumstances or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Parent and its subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein; provided, however, that the following shall be excluded from the definition of "Parent Material Adverse Effect" and from any determination as to whether a Parent Material Adverse Effect has occurred: changes, events, circumstances or effects (A) relating to the economy or securities markets in general, (B) relating to the industries in which the Parent operates in general and not uniquely to the Parent or (C) relating to changes or disruptions in the business of the Parent resulting from the announcement of the execution of this Agreement and the proposed consummation of the transactions contemplated by this Agreement.

          (www) "Parent Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Parent with the SEC since November 10, 1999.

          (xxx) "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          (yyy) "Proxy Statement/Prospectus" shall have the meaning set forth in
     Section 6.10.

          (zzz) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

          (aaaa) "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents.

          (bbbb) "Required Vote" shall have the meaning set forth in Section
     4.30.

          (cccc) "Rights Plan" shall mean the Rights Agreement between the Company and a rights agent mutually agreeable to the parties to be entered into in accordance with Section 6.18.

          (dddd) "SEC" shall mean the Securities and Exchange Commission.

          (eeee) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (ffff) "Stockholders' Meeting" shall mean the meeting of the Company Stockholders to be called to consider the Merger.

          (gggg) "Subsidiary" shall mean any corporation, partnership, joint venture or other legal entity of which the Company (either directly or through or together with any other Subsidiary of the Company), beneficially or of record owns, directly or indirectly, 50% or more of the capital stock or other equity interests.

          (hhhh) "Superior Proposal" shall mean any proposal made by a third party (i) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or 100% of the combined voting power of the shares of Company Common Stock, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 100% or more of the combined voting power of the shares of Company Common Stock and (ii) otherwise on terms which the Board of Directors of Company determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation), taking into account the Person making the proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of the Company, (x) is more favorable from a financial point of view than the Merger to the Company Stockholders taken as a whole, (y) is reasonably capable of being completed and (z) for which financing, to the extent required, is then committed or is capable of being obtained by such third party.

          (iiii) "Surviving Corporation" shall mean the corporation surviving the Merger.

          (jjjj) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, value-added tax, unclaimed property, employment, payroll, premium, custom, withholding, duty, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

          (kkkk) "Tax Opinion" shall mean a written opinion of King & Spalding, counsel to the Parent, addressed and reasonably acceptable to the Parent and the Company (the "Tax Opinion"), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of Parent Class B Common Stock for Company Common Stock will not give rise to gain or loss to the Company Stockholders with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares).

          (llll) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules) with respect to any Tax jurisdiction, including any information return, claim for refund, amended return or declaration of estimated Tax.

          (mmmm) "Termination Fee" shall mean $13,500,000.

          (nnnn) "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Buyer shall cease and the Company shall continue as the Surviving Corporation. The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

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     Section 2.2. Effective Time; Closing.  As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the Effective Time. The Closing shall be held at 10:00 a.m., local time, at the offices of King & Spalding, located at 191 Peachtree Street, Atlanta, Georgia 30303-1763, or at such other time and location as the parties hereto shall otherwise agree.

     Section 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.4. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Buyer, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive a number of shares of Parent Class B Common Stock calculated in accordance with the Exchange Ratio upon the surrender of the Certificate representing such share in the manner set forth in Section 2.6. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive that number of shares of Parent Class B Common Stock into which such shares of Company Common Stock have been converted, cash in lieu of fractional shares as provided in
     Section 2.6(c) and any dividends or other distributions payable pursuant to
     Section 2.7.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent or the Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

          (c) Each share of common stock, par value $.01 per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (d) If after the date hereof and prior to the Effective Time, the Parent shall have declared a stock split (including a reverse split) of Parent Class B Common Stock or a dividend payable in Parent Class B Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

     Section 2.5. Stock Options. At the Effective Date, each Company Stock Option shall be assumed by the Parent in such manner that it is converted into an option to purchase shares of Parent Class A Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Plan and applicable award agreement immediately prior to the Effective Time; except that (i) each such Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Shares of Parent Class A

Common Stock and (ii) the per share exercise price for Parent Class A Common Stock issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     Section 2.6. Exchange of Certificates.

          (a) Prior to the Effective Time, the Parent shall appoint the Exchange Agent for the purpose of exchanging Certificates. At or prior to the Effective Time, the Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing Parent Class B Common Stock issuable pursuant to Section 2.4 in exchange for outstanding shares of Company Common Stock. The Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
     Section 2.6(c) and any dividends or other distributions payable pursuant to
     Section 2.7.

          (b) As soon as reasonably practicable after the Effective Time, the Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Class B Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder will be entitled to receive certificates representing that number of whole shares of Parent Class B Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered based upon the Exchange Ratio and cash in an amount equal to that which the holder is entitled to receive pursuant to Section 2.6(c) or Section 2.7. No interest will be paid or will accrue on cash payable pursuant to Section 2.6(c) or 2.7.

          (c) No certificate or scrip representing fractional shares of Parent Class B Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent. All fractional shares of Parent Class B Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the per share closing price of Parent Class B Common Stock quoted on the NYSE on the date of the Closing by (ii) the fraction of a share of Parent Class B Common Stock to which such holder would otherwise have been entitled. The Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Class B Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 2.6(a).

          (d) If a certificate for Parent Class B Common Stock is to be sent to a Person other than the Person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) The cash paid and shares of Parent Class B Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     Section 2.7. Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Class B Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company Stockholder entitled to receive certificates representing Parent Class B Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Parent Class B Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Class B Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Parent Class B Common Stock shall be issued any dividend on such Parent Class B Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholder entitled to receive such dividends be entitled to receive interest on such dividends.

     Section 2.8. No Liability. None of the Parent, Buyer, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Class B Common Stock, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of applicable Parent Class B Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Parent Class B Common Stock, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Parent Class B Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Parent Class B Common Stock, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to the Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to the Parent for satisfaction of their claims for such Parent Class B Common Stock, dividends or distributions in respect thereof or such cash.

     Section 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Parent Class B Common Stock to be issued pursuant to Section 2.4 with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Class B Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 2.10. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation.

     Section 2.11. Shares held by the Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Class B Common Stock (or certificates therefor) shall be issued in exchange for any certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 6.16) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 6.16.

     Section 2.12. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Parent Class B Common Stock in the manner provided in this

Article II, any cash in lieu of fractional shares payable pursuant to Section 2.6(c) and any dividends or distributions payable pursuant to Section 2.7.

     Section 2.13. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties hereto will agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a) of the Code. None of the parties hereto will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the Code.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     Section 3.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

     Section 3.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     Section 3.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Letter delivered by the Company to the Parent prior to the execution of this Agreement, the Company represents and warrants to each of the other parties hereto as follows:

     Section 4.1. Organization and Standing. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and
(iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the Company Certificate of Incorporation and the Company Bylaws, each as amended to date. Such Company Certificate of Incorporation and Company Bylaws are in full force and effect, and the Company is not in violation of any provision therein.

     Section 4.2.  Authority for Agreement.

          (a) The Company has all necessary power and authority to execute and deliver this Agreement and the Company Option Agreement and, subject to obtaining the Required Approval, to consummate the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement. The execution, delivery and performance by the Company of this Agreement and the Company

     Option Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement, have been duly authorized by all necessary corporate action (including the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or the other transactions contemplated herein or therein (other than, with respect to the Merger, the approval and adoption of this Agreement by the Required Vote and the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the Company Option Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) At a meeting duly called and held on January 9, 2001, the Board of Directors of the Company unanimously (i) determined that this Agreement, the Option Agreements and the transactions contemplated herein and therein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Option Agreement, the Merger and the other transactions contemplated herein and therein and (iii) recommended approval and adoption of this Agreement and the Merger by the Company Stockholders.

          (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to the Company Stockholders. A copy of such opinion has been provided to the Parent. The Board of Directors of the Company has received as of the date hereof from the Independent Advisor consent to the inclusion of its name in any documents to be delivered to the Company Stockholders in connection with the transactions contemplated by this Agreement.

     Section 4.3. Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 36,708,991 Company Common Stock, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 87,100 of Company Common Stock are held in the treasury of the Company and (iii) 3,555,397 Company Stock Options are outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 5,903,542 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options and (iv) no shares of Company Preferred Stock are issued and outstanding. The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Options with the exercise prices and periods of exercisability. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

     Section 4.4.  Subsidiaries.

          (a) The Company Disclosure Letter sets forth the name and state or jurisdiction of incorporation of each Subsidiary. Each of the Subsidiaries
     (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the certificate of incorporation, bylaws or comparable organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no Subsidiary is in violation of any provision therein.

          (b) Except as set forth in the Company Disclosure Letter, the Company or its Subsidiaries own beneficially and of record all of the issued and outstanding capital stock or other securities of each Subsidiary and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. Each outstanding share of capital stock or other securities of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     Section 4.5. No Conflict. The execution and delivery of this Agreement and the Company Option Agreement by the Company do not, and the performance of this Agreement and the Company Option Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Required Vote) and the other transactions contemplated by this Agreement and the Company Option Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) subject to Section 4.6, conflict with or violate any Law applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.6. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act, (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, and would not otherwise reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect and (iv) for those which have heretofore been obtained by the Company.

     Section 4.7. Compliance. Except as disclosed in the Company Reports filed by the Company with the SEC prior to the date of this Agreement, the businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company threatened, nor has any Governmental Entity indicated to the Company or any Subsidiary an intention to conduct the same in each case other than those the outcome of which have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.8. Litigation. Except as set forth in the Company Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which, either individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against the Company or any Subsidiary, either individually or in the aggregate, which has had, or would be reasonably expected to have, a Company Material Adverse Effect.

     Section 4.9.  Company Reports; Financial Statements.

          (a) The Company has filed all Company Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Company Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated except that the unaudited interim financial statements are subject to normal recurring year-end adjustments consistent with past practices and not material in amount.

          (c) There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and the Subsidiaries at May 31, 2000, including the notes thereto, (ii) liabilities disclosed in the Company Reports, (iii) liabilities incurred on behalf of the Company under this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since May 31, 2000, none of which in the case of clause (iv) are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (d) The Company has heretofore furnished or made available to the Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.10. Absence of Certain Changes or Events. Except for any Subsidiary liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since May 31, 2000, the Company and its Subsidiaries have conducted their business only in the ordinary course or as disclosed in any Company Reports, and there has not been (i) any change or event having, or that would reasonably be expected to have, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the Company Stock Plans, (iv) except as set forth in the Company Disclosure Letter (a) any granting by the Company or any Subsidiary, to any current or former director, executive officer or other key employee of the Company or any Subsidiary of any increase in compensation, bonus or other benefits, except for increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed and publicly available prior to the date of this Agreement which have been disclosed to Parent in the manner described in Section 4.15, (b) any granting by the Company or any Subsidiary, to any such current or former director, executive officer or key employee of any increase in severance or termination pay or (c) any entry by the Company or any Subsidiary, into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in the Company Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any Subsidiary, materially affecting its assets, liabilities or business or (vi) except insofar as may have been disclosed in the Company Reports, any tax election that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

     Section 4.11.  Taxes.

          (a) Each of the Company and the Subsidiaries has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid, except where the failure to pay such Taxes does not exceed, in the aggregate, $250,000. None of the Company and the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except where the failure to pay such Taxes does not exceed, in the aggregate, $50,000.

          (c) There is no audit, dispute or claim concerning any Tax liability of any of the Company or the Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company and the Subsidiaries has knowledge based upon personal contact with any agent of such authority. The Company Disclosure Letter lists all United States domestic income, franchise, sales, use, business license, and personal property Tax Returns filed with respect to any of the Company and the Subsidiaries for the current taxable periods, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company and the Subsidiaries have provided to the Parent access to correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since the taxable year ended May 31, 1998 with respect to federal and state income Tax Returns, since the taxable year ended May 31, 1996 with respect to federal income Tax notice of deficiencies, since the taxable year ended May 31, 1995 with respect to federal income Tax audit reports and since the taxable year ended May 31, 1996 with respect to federal income Tax closing documents.

          (d) None of the Company and the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

          (e) None of the Company and the Subsidiaries has filed a consent under
     Section 341(f) of the Code concerning collapsible corporations. None of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Sections 280G and 162(m) of the Code. None of the Company and the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) (ii) of the Code. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all information necessary to avoid the imposition of a penalty for substantial understatement of federal income Tax within the meaning of
     Section 6662 of the Code. None of the Company and the Subsidiaries is a party to any Tax allocation or sharing agreement (other than by and between the Company and the Subsidiaries). None of the Company and the Subsidiaries
     (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has knowledge of any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The Company Disclosure Letter sets forth the following information with respect to each of the Company and the Subsidiaries as of the most recent practicable date: (i) the amount of any excess loss account; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or the Subsidiaries; and (iii) the amount of any deferred gain or loss allocable to the Company or the Subsidiaries arising out of any deferred intercompany transaction.

          (g) The unpaid Taxes of the Company and the Subsidiaries did not, as of August 31, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (disregarding any notes thereto) included in the Company's unaudited interim financial statements as of and for the three months ended August 31, 2000 included in the Form 10-Q as filed with the SEC.

     Section 4.12. Title to Personal Property. Except as set forth in the 10-K or in the Company Disclosure Letter, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their tangible personal properties and assets reflected in the 10-K or acquired after May 31, 2000 (other than assets disposed of since May 31, 2000 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after May 31, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) such other liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company and the Subsidiaries either own, or have valid leasehold interests in, all tangible personal properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest could not individually or in the aggregate have a Company Material Adverse Effect. Each of the Company and the Subsidiaries has on hand the items of Customer Inventory it is required to have on hand pursuant to the terms and conditions of the applicable agreement between the Company and its customers subject to immaterial shrinkage. Neither the Company nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets with an individual value of $500,000 or an aggregate value in excess of $1,000,000.

     Section 4.13. Real Property. Except as set forth in the 10-K or in the Company Disclosure Letter, the Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real properties reflected in the 10-K or acquired after May 31, 2000, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after May 31, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or a Subsidiary at any time during the past three years and a true and correct list of all real property leased by each of the Company and the Subsidiaries identifying with respect to each lease of such real property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. Each of the real properties owned by the Company or any Subsidiary as of the date hereof or leased by the Company or any of its Subsidiaries and in either case listed in the Company Disclosure Letter, and each building and improvement located thereon, is, and has at all times been, in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and statutes, including those relating to zoning, building, land use, health and safety, fire, air sanitation and noise control except as would not have a material impact on the Company's ability to maintain its operations at such real property. The improvements on the real properties owned by the Company as of the date hereof or leased by the Company and in either case listed in the Company Disclosure Letter are adequate and suitable for the purposes for which they are presently being used. Since January 1, 2000, neither the Company nor any Subsidiary has sent or received any written notice of any material default under any of the leases of real property to which it is party. Neither the Company nor any Subsidiary has breached or is in default in any material respect under any covenant, agreement, term or condition of or contained in any material lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach.

     Section 4.14. Environmental Compliance and Disclosure. Except as set forth in the Company Disclosure Letter,

          (a) each of the Company and the Subsidiaries possesses, and is in compliance in all material respects with, all material permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to the Company and the Subsidiaries, and each of the Company and the Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

          (b) neither the Company nor any Subsidiary has received notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c) neither the Company nor any Subsidiary has entered into or agreed to, or does it contemplate entering into any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

          (d) neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, neither the Company nor any Subsidiary has been alleged to be in violation of applicable Environmental Laws or regulations either now or any time during the past five years;

          (e) neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

          (f) the Company has heretofore provided the Parent with true, correct and complete copies of all files of the Company and the Subsidiaries relating to environmental matters (or an opportunity to review such files) that have arisen in the last five years;

          (g) neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters;

          (h) to the knowledge of the Company, none of the owned or leased real property, improvements and equipment of the Company and the Subsidiaries contain any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such real property, improvements or equipment; and

          (i) none of the Company and the Subsidiaries has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws.

     Section 4.15. Officers and Employees. The Company Disclosure Letter contains a true and complete list of all of the (a) executive officers the Company and the Subsidiaries and (b) all other key employees of the Company and the Subsidiaries with annual salary for calendar year 2000 in excess of $200,000, and with respect to individuals identified in clause (b), specifying, by individual, their position, current annual base salary, bonus plans and for U.S. employees only, Company Benefit Plans in which they are currently eligible to participate. Except as set forth in the Company Disclosure Letter, none of the Company and the Subsidiaries is a party to or bound by any Employee/Consulting Agreement. The Company has provided to the Parent true, correct and complete copies of each such Employee/Consulting Agreement. The Company has provided the Parent with true, correct and complete copies of each written consent by an officer, employee or former employee, consultant or independent contractor to background checks or drug testing by the Company or any Subsidiary and any arbitration agreements or confidentiality agreements between the Company or any Subsidiary and an officer, employee, or former employee, consultant or independent contractor of the Company or any Subsidiary. None of the Company and the Subsidiaries has received a claim from any Governmental Entity to the effect that the Company or any Subsidiary has improperly classified as an independent contractor any person named in the Company Disclosure Letter. None of the Company and the Subsidiaries has made any written, or to the knowledge of the Company, oral commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

     Section 4.16.  Employee Benefit Plans.

          (a) The Company Disclosure Letter contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by the Company or any Subsidiary within the last six calendar years. Each Company Benefit Plan currently in effect is identified as a "current plan" on the Company Disclosure Letter and any special tax status enjoyed by such plan is noted on the Company Disclosure Letter.

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

          (b) With respect to each Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), (ii) any related trust or other funding vehicle,
     (iii) annual reports required to be filed with any Governmental Entity with respect to such plan, (iv) actuarial reports, (v) funding and financial information returns and statements, (vi) all contracts with any parties providing services or insurance to such plan, (vii) copies of material correspondence with all Governmental Entities, (viii) plan summaries or summary plan descriptions, (ix) summary annual reports, (x) booklets and personnel manuals, (xi) any other reports or summaries required under Applicable Benefit Laws, each of the documents described in (i) through
     (xi) only to the extent effective in or with respect to the last six years of the date hereof, (xii) the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, and (xiii) such other documentation with respect to any Company Benefit Plan as is reasonably requested by the Parent, including all professional opinions (whether or nor internally prepared) and all material internal memoranda regarding any compliance issues identified by Parent.

          (c) The Company and the Subsidiaries have maintained all employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in a usable form.

          (d) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in
     Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any Subsidiary, an ERISA Affiliate nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. Neither the Company nor any Subsidiary has incurred, and no facts exist which reasonably could be expected to result in, liability to the Company or any Subsidiary as a result of a termination, withdrawal or funding waiver with respect to any ERISA Affiliate Plan or Company Benefit Plan.

          (e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between the Company and each Subsidiary and their respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. None of the Company and the Subsidiaries has incurred, and no facts exist which reasonably could be expected to result in any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

          (f) All obligations to pay premiums, contributions or benefits under each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan. No taxes, penalties or fees are owed by any Company Benefit Plan.

          (g) No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified, or is otherwise within the remedial amendment period under Section 401(b) of the Code and revenue rulings, procedures, announcements or notices of the Internal Revenue Service.

          (h) The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

          (i) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest of such Company or Subsidiary for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only to the extent required under such law.

          (j) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan. Contributions or premiums will be paid by the Company or a Subsidiary for the period up to the Closing even though not otherwise required to be made until a later date.

          (k) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

          (l) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and neither the Company, any Subsidiary nor any of their agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

          (m) The Company or a Subsidiary has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company or such Subsidiary, and no additional contributions would be required to properly effect such termination.

          (n) Except as disclosed in the Company Disclosure Letter, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or (iii) increase the amount of compensation due any such individual.

          (o) None of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Company or any Subsidiary to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

          (p) There are no pending, anticipated or to knowledge of the Company, threatened claims, investigations, examinations, audits or other proceedings or actions against or involving any Company Benefit Plan, by any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) and to the knowledge of the Company after due inquiry, there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

     Section 4.17. Labor Relations. Except as set forth in the Company Disclosure Letter, with respect to the three (3) year period ending on the date hereof:

          (a) the employees of the Company and the Subsidiaries have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the NLRB or certified or voluntarily recognized by any other Governmental Entity;

          (b) neither the Company nor any Subsidiary has been, or is, a signatory to a collective bargaining agreement with any trade union, labor organization or group;

          (c) no representation election petition or application for certification has been filed by employees of the Company or any Subsidiary or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any Subsidiary has occurred, is in progress or, to the knowledge of the Company, is threatened;

          (d) neither the Company nor any Subsidiary has engaged in any unfair labor practice and neither the Company nor any Subsidiary is aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company, any Subsidiary or any trade union, labor union, employee organization or labor organization representing the employees of the Company or any Subsidiary;

          (e) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending, or, to the knowledge of the Company, threatened, against the Company or any Subsidiary;

          (f) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Company or any Subsidiary has occurred, is in progress or, to the knowledge of the Company, has been threatened;

          (g) no breach of contract and/or denial of fair representation claim has been filed or is pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary and/or any trade union, labor union, employee organization or labor organization representing the employees of the Company or any Subsidiary;

          (h) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations is pending or, to the knowledge of the Company, threatened under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local, provincial or foreign law, regulation or ordinance;

          (i) no discrimination and/or retaliation claim, complaint, charge or investigation is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal law or comparable state fair employment practices act or foreign law, including any provincial law regulating discrimination in the workplace;

          (j) if the Company or any Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been, to the knowledge of the Company, threatened or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

          (k) no citation has been issued by OSHA against the Company or any Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary under OSHA or before any provincial or federal occupational health and safety ministry or department pursuant to any other applicable law relating to occupational safety and health;

          (l) no workers' compensation or retaliation claim, complaint, charge or investigation the liability for which, individually, is reasonably expected to exceed $75,000 is pending against the Company or any Subsidiary and the aggregate liability under all other pending workers' compensation or retaliation claims, complaints, charges or investigations would not have a Material Adverse Effect;

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

          (m) no investigation or citation of the Company or any Subsidiary has occurred and no enforcement proceeding has been initiated or is pending or, to the knowledge of the Company, threatened under federal or foreign immigration law;

          (n) neither the Company nor any Subsidiary has taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

          (o) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary under any applicable law;

          (p) each of the Company and the Subsidiaries has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims;

          (q) each of the Company and the Subsidiaries is in compliance with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including the Labor Laws;

          (r) neither the Company nor any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws;

          (s) the Company has provided the Parent with a copy of the policy of each of the Company and the Subsidiaries for providing leaves of absence under the FMLA; and

          (t) each of the Company and the Subsidiaries has paid or accrued all current assessments under workers' compensation legislation, and neither the Company nor any Subsidiary has been subject to any special or penalty assessment under such legislation which has not been paid.

     Section 4.18. Contracts and Commitments. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither the Company nor any Subsidiary is a party to, or is bound or affected by, or receives benefits under any (a) contracts of employment providing for total annual base salary in excess of $200,000; (b) contracts or agreements containing covenants limiting the freedom of the Company, or any Subsidiary, to engage in any line of business or to compete with any entity; (c) any joint venture, partnership or similar agreement; (d) exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract; (e) agreement providing for aggregate payments to any director, officer or consultant of the Company or any Subsidiary in any calendar year in excess of $200,000; (f) any agreement providing rights of indemnification in favor of any Indemnified Party; or (g) other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. Neither the Company nor any Subsidiary is in breach or default under any such contracts, agreements, instruments or arrangements, which default or breach has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     Section 4.19.  Information Supplied.

          (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 to be filed with the SEC by the Parent in connection with the issuance of the Parent Class B Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus included in the Form S-4 related to the Stockholders' Meeting and the Parent Class B Common Stock to be issued in the Merger will, on the date it is first mailed to the

     Company Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

          (b) Notwithstanding the foregoing provisions of this Section 4.19, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by the Parent or Buyer for inclusion or incorporation by reference therein.

     Section 4.20.  Intellectual Property.

          (a) The Company Disclosure Letter sets forth a true and correct list of all Intellectual Property that is the subject of registration or of an application for a registration and the jurisdictions where each is registered (if any). The Company and the Subsidiaries have good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens and has paid all maintenance fees, renewals or expenses related to such Intellectual Property that the Company owns. Neither the use of such Intellectual Property nor the present conduct of the Company and the Subsidiaries misappropriates, infringes upon or conflicts with any copyright, trade name, trade secret or trademark rights of any third party or, to the knowledge of the Company, any patent or any other intellectual property rights of any third party. No party has filed a claim, or, to the knowledge of the Company, threatened to file a claim, against the Company or any Subsidiary alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party and neither the Company nor any Subsidiary has violated or infringed any trademark, trade name, service mark, service name, copyright or trade secret held by others, or, to the knowledge of the Company, violated or infringed any patent.

          (b) The Company Disclosure Schedule sets forth a true and complete list of: (i) all Company Proprietary Software; and (ii) all Company Licensed Software constituting the Company's Global Business System, or any other Company Licensed Software material to the operations of the Company as presently conducted.

          (c) The Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. The Company and the Subsidiaries have developed the Company Proprietary Software through their own efforts, as described in
     Section 4.20(e), and for their own account, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Licensed Software and the use of the Company Proprietary Software does not breach any terms of any license or other contract between the Company or any Subsidiary and any third party. Each of the Company and the Subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to the Company Licensed Software.

          (d) The Company Proprietary Software does not infringe any copyright or trade secret right of any third party or, to the knowledge of the Company, any patent or other intellectual property rights of the any third party.

          (e) The Company Proprietary Software was: (i) developed by the employees of the Company and the Subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or such Subsidiary ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company or a Subsidiary in connection with acquisitions in which the Company or such Subsidiary obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software. Neither the Company nor any Subsidiary has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

          (f) Neither the Company nor any Subsidiary has granted rights in Company Software to any third party.

     Section 4.21. Insurance Policies. The Company and the Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and the Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient. The Company and each Subsidiary maintain all insurance with respect to the inventory of each customer in the possession of the Company or a Subsidiary which insurance is required pursuant to any contract, agreement or other arrangement with such customer to be maintained. All insurance policies and bonds with respect to the business and assets of the Company and the Subsidiaries are in full force and effect and will be maintained by the Company and the Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company and the Subsidiaries occurring through the Closing Date and neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years.

     Section 4.22.  Notes and Accounts Receivable.

          (a) Except as disclosed in the Company Disclosure Letter, there are no notes receivable for amounts in excess of $500 of the Company or any Subsidiary owing by any director, officer, stockholder or employee of the Company or any Subsidiary.

          (b) Except as disclosed in the Company Disclosure Letter, all material accounts receivable of the Company and any Subsidiary are current or covered by reserves for uncollectability which the Company believes to be adequate, and there are no material disputes regarding the collectibility of any such accounts receivable that would reasonably be expected to have a Company Material Adverse Effect.

     Section 4.23. Transactions with Affiliates. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Subsidiaries), no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons), has any interest in:
(i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     Section 4.24. Customer and Supplier Relations. Since May 31, 2000, no customer of the Company or any Subsidiary has canceled, terminated, or made any threat to cancel or otherwise terminate its contract, or in writing to decrease its usage of the Company's or any Subsidiary's services or products that would result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice, and the Company has no knowledge, to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company or any Subsidiary, either as a result of the transactions contemplated herein or otherwise that would result in a Company Material Adverse Effect.

     Section 4.25. Certain Practices. Other than actions taken that do not violate the Foreign Corrupt Practices Act or any other applicable laws, none of the Company, the Subsidiaries and any Representative of the Company or any Subsidiary has offered or given, and the Company has no knowledge of any Person that has offered or given on its behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a government; or
(iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (y) inducing such Person to use such Person's influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person. The Company represents and warrants that neither the Company nor any of its Subsidiaries has, within the last five years, taken any actions that would violate United States Laws against cooperation with unsanctioned foreign boycotts, including 15 C.F.R. sec. 760 and 26 U.S.C. sec. 999. The Company further represents and warrants that the Company and its Subsidiaries are in compliance in all material respects with all Laws of the United States that require the reporting of requests to cooperate with unsanctioned foreign boycotts. The Company represents and warrants that neither the Company nor any of its Subsidiaries has, within the last five years, taken any actions that would violate Laws of the United States regarding the exporting of goods and technology, including the licensing, use, resale, reexport, or deemed export of such goods and technology. The Company further represents and warrants that the Company and its Subsidiaries are in compliance in all material respects with all Laws of the United States regarding the importing of goods into the customs territory of the United States, whether as a licensed customs broker or as the importer of record. The Company represents and warrants that neither the Company nor any of its Subsidiaries has, within the last five years, taken any actions that would violate Laws of the United States regarding United States embargoes of Afghanistan, Angola, Cuba, Iran, Iraq, Libya, North Korea, Serbia, and Sudan. The Company further represents and warrants that neither the Company nor any of its Subsidiaries owns, in whole or in part, manages, operates, uses, or benefits from property in Cuba that was nationalized by the Cuban Government after January 1, 1959.

     Section 4.26. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

     Section 4.27. Merger. Neither the Company nor any Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.28. Antitakeover Statutes; Absence of Dissenters' Rights. Each of the Company and the Board of Directors of the Company has taken all action required to be taken by it to exempt this Agreement and the Option Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Option Agreements and the transactions contemplated hereby and thereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL. No holder of any capital stock of the Company or any other securities of the Company is entitled to any dissenters' rights, appraisal rights or similar rights by virtue of this Agreement, the Merger or any of the other transactions contemplated hereby (including those contemplated by the Option Agreements).

     Section 4.29. Brokers. No broker, finder or investment banker (other than the Independent Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

     Section 4.30. Vote Required. The affirmative vote of the holders of shares representing a majority of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement and the Merger (the "Required Vote") is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to approve the transactions contemplated hereby.

     Section 4.31. Customs Matters. The Company and its Subsidiaries are licensed to conduct the businesses currently conducted by them. The Company and the Subsidiaries possess all valid permits, licenses and authorizations from Government Entities (the "Permits") required to conduct their businesses in accordance with 19 U.S.C. sec. 1641 and 19 C.F.R. sec. 111. All such Permits are currently in full force and effect and no misrepresentations were made by the Company or the Subsidiaries of any material fact in obtaining such licenses. No administrative or judicial proceedings have been instituted or, to the Company's knowledge, threatened or are contemplated seeking the suspension, termination, modification, revocation, alteration or amendment of any such Permits or to declare any of them invalid in any respect. The Company and each of its Subsidiaries are in material compliance with all applicable laws and regulations enforced by the United States Customs Service governing the operation of the business of the Company and the Subsidiaries, including those contained in 19 C.F.R. sec. 111. In particular, the Company and its Subsidiaries maintain records of customs transactions in accordance with 19 C.F.R. sec.sec. 111.21 and 111.23. The officers of the Company that are licensed under 19 U.S.C. sec. 1641(b) exercise responsible supervision and control over the transaction of customs business by the Company as required by 19 C.F.R.
sec. 111.28. The Company has submitted a list of employees to the Customs authority in each port in which it conducts customs business, as required by 19 C.F.R. sec. 111.28(b), and has complied with all applicable reporting requirements. The Company exercises reasonable due diligence in making financial settlements, answering correspondence, and in preparing and assisting in the preparation and filing of records relating to its business as those activities are described in 19 C.F.R. sec. 111.29. Neither the Company nor any of its Subsidiaries is engaged in any activities that could result in the cancellation, suspension, or revocation of its licenses or permits, or the imposition of a material monetary penalty, including:

          (a) filing documents that contain false information, as prohibited by 19 C.F.R. sec. 111.32;

          (b) the procurement of information from government sources to which access is not granted by proper authority, as prohibited by 19 C.F.R. sec. 111.33;

          (c) the exertion of undue influence on any representative of the Department of Treasury by threat, false accusation, or offer of special inducement, gift, or anything of value, as prohibited by 19 C.F.R.
     sec. 111.34;

          (d) demanding or accepting from an attorney fees in excess of an amount commensurate with the time, effort and skill expended by the Company in performing its services, as prohibited by 19 C.F.R. sec. 111.35;

          (e) an improper relationship with an unlicensed person, as prohibited by 19 C.F.R. sec. 111.36;

          (f) the use of any Permits or the Company name by persons, other than employees authorized to act on behalf of the Company, in the solicitation, promotion or performance of any customs business, as prohibited by 19 C.F.R. sec. 111.37;

          (g) the knowing use of false or misleading representations to procure employment in any customs matter, as prohibited by 19 C.F.R. sec. 111.38;

          (h) the withholding of information from a client regarding any customs transaction to which that client is entitled, as prohibited by 19 C.F.R. sec. 111.39;

          (i) the suggestion to a client or potential client of an illegal plan for evasion of any duty, tax, or other debt or obligation owing to the U.S. government, as prohibited by 19 C.F.R. sec. 111.39;

          (j) the endorsement or acceptance, without the authority of the client, of any U.S. Government draft, check or warrant drawn to the order of the client, as prohibited by 19 C.F.R. sec. 111.41;

          (k) relations with persons, other than bona fide importers or exporters for whom the Company is conducting customs business, who are notoriously disreputable or whose licenses are under suspension, cancelled with prejudice, or revoked, as prohibited by 19 C.F.R. sec. 111.42;

          (l) the conviction of any officer of a felony or misdemeanor that arose out of the conduct of the business of the Company, or involved larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds, as prohibited by 19 C.F.R. sec. 111.53;

          (m) employment of any person who has been convicted of a felony without written approval of that employment from the appropriate Assistant Commissioner of the Customs Service, as prohibited by 19 C.F.R.
     sec. 111.53; or

          (n) counseling any person to violate the Customs Service laws or regulations, as prohibited by 19 C.F.R. sec. 111.53.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Except as disclosed in the Parent Disclosure Letter delivered by the Parent to the Company prior to the execution of this Agreement, each of the Parent and the Buyer represents and warrants to the Company as follows:

     Section 5.1. Organization and Standing. Such Person (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 5.2. Authority for Agreement. Such Person has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreements, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements. The execution, delivery and performance by such Person of this Agreement and the Option Agreements, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement and the Option Agreements, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such Person are necessary to authorize this Agreement or the Option Agreements or to consummate the Merger or the other transactions contemplated by this Agreement and the Option Agreements (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the Option Agreements has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Person enforceable against such Person in accordance with its terms.

     Section 5.3. No Conflict. The execution and delivery of this Agreement and the Option Agreements by such Person do not, and the performance of this Agreement and the Option Agreements by such Person and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreements will not, (i) conflict with or violate the certificate of incorporation or bylaws of such Person, (ii) subject to Section 5.4, conflict with or violate any Law applicable to such Person or by which any property or asset of such Person is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such Person of its respective obligations under this Agreement or the Option Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreements.

     Section 5.4. Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable
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requirements, if any, of the Securities Act, Exchange Act, state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for those required by the HSR Act, (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, reasonably be expected to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay such Person from performing its material obligations under this Agreement and (iv) for those which have heretofore been obtained by such Person.

     Section 5.5. Capitalization. As of the date hereof, the authorized capital stock of the Parent consists of 4,600,000,000 shares of Parent Class A Common Stock and 5,600,000,000 shares of Parent Class B Common Stock and 200,000,000 shares of Parent preferred stock. All of the shares of Parent Class B Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in the Parent Disclosure Letter, free of preemptive rights. As of the close of business on December 31, 2000, (i) 935,873,745 shares of Parent Class A Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable; (ii) 198,819,384 shares of Parent Class B Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable;
(iii) no shares of preferred stock of the Parent were issued and outstanding;
(iv) no shares of Parent Class A Common Stock, Parent Class B Common Stock or Parent preferred stock were held in the Parent's treasury; and (v) 29,314,802 shares of Parent Class A Common Stock were reserved for issuance upon exercise of employee stock options under the Parent's stock option plans. Except as set forth in the Parent Reports, there are no outstanding options, warrants or rights to purchase or acquire from the Parent any capital stock of the Parent, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which the Parent is bound to issue any additional shares of its capital stock or other equity securities.

     Section 5.6.  Parent Reports; Parent Financial Statements.

          (a) The Parent has filed all Parent Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Parent Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) All of the Parent Financial Statements, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated except that the unaudited interim financial statements are subject to normal recurring year-end adjustments consistent with past practices and not material in amount.

     Section 5.7. Absence of Certain Changes or Events. Except as disclosed in the Parent Disclosure Letter and the Parent Reports and except for the transactions contemplated by this Agreement, since September 30, 2000, there has not been (i) any change in the business, financial condition or results of operations of the Parent and its subsidiaries which has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) any split, combination or reclassification of any of the Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Parent's outstanding capital stock.

     Section 5.8.  Information Supplied.

          (a) None of the information supplied or to be supplied by the Parent for inclusion in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the

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

     statements therein not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act.

          (b) Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by the Parent or Buyer with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company for inclusion or incorporation by reference therein.

     Section 5.9. No Violation of Law. Except as set forth in the Parent Reports, the business and operations of the Parent and its subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in the Parent Reports or in the Parent Disclosure Letter, (i) neither the Parent nor any subsidiary of the Parent has been charged with or, to the knowledge of the Parent, is now under investigation with respect to, a violation of any applicable Law that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Parent has filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.10. Merger. Neither the Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     Section 5.11. Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of its Restated Certificate of Incorporation and Bylaws as amended to date (the "Parent Charter Documents"). Such Parent Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of Parent Charter Documents, except for violations of Parent Charter Documents which do not and are not reasonably likely to have a Parent Material Adverse Effect.

     Section 5.12.  Ownership of Buyer; No Prior Activities.

          (a) Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) Except for obligations or liabilities incurred by Buyer in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Buyer has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     Section 5.13. Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor any of its Affiliates is, or has been for the previous three years, an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

     Section 5.14. Brokers and Finders. No broker, finder or investment banker (other than Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission payable by such Person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1.  Conduct of the Business Pending the Merger.

          (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless the Parent shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement), (i) the business of the Company and the Subsidiaries shall be conducted

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

     only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or the Subsidiaries has significant business relations, and (iii) the Company will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

          (b) Except as set forth in the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
     (ii) execute or cause to be executed any transactions that may result in a deemed dividend under the Code; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) repurchase or otherwise acquire any shares of its capital stock; (v) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock pursuant to (A) the exercise of Company Stock Options outstanding as of the date of this Agreement, (B) employee deferrals, after tax contributions and matching contributions under the Fritz Companies, Inc. Salary Investment and Retirement Plan or the Fritz Companies, Inc. Employee Stock Purchase Plan as in effect on the date hereof, (C) new Company Stock Options granted at fair market value and consistent with past practices under the Fritz Companies, Inc. 1992 Omnibus Equity Incentive Plan in the ordinary course, which shall not exceed in the aggregate options to purchase 1,000,000 shares of Company Common Stock, (D) new Company Stock Options granted at fair market value and in the ordinary course consistent with past practices to new employees, which shall not exceed in the aggregate per month options to purchase 25,000 shares of Company Common Stock or 10,000 shares to any individual, or (E) the Rights Plan; (vi) take any action that would make the Company's representations and warranties set forth in Article III not true and correct in all material respects; (vii) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (viii) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ix) incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (x) make any loans or advances to any other Person other than loans or advances between the Company and any Subsidiary and other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice; (xi) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $1,000,000 or greater; (xii) change its accounting policies except as required by GAAP; (xiii) make any change in employment terms for any of its directors or officers; (xiv) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company or the Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement or consented to in writing by the Parent; (xv) make any change to the Company Benefit Plans, except those changes required by applicable Laws; (xvi) sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any

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

     material properties or assets, other than in the ordinary course of business consistent with past practice; or (xvii) commit or agree to take any of the actions described in this Section 6.1(b).

     Section 6.2.  Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of the Parent and the Buyer, upon reasonable notice, reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records, including Tax Returns of the Company and the Subsidiaries, and shall furnish the Parent and the Buyer with all financial, operating and other data and information as the Parent or the Buyer, through its Representatives, may reasonably request. The Parent will remain subject to the terms of the Confidentiality Agreement.

          (b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (c) The Company shall cooperate in Parent's determination and calculation of Subsidiaries' tax basis.

     Section 6.3. Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or the Buyer, in the case of the Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to the Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

     Section 6.4. Company Stockholders' Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Stockholders' Meeting for the purpose of obtaining the Required Vote with respect to the Merger and this Agreement, shall use its reasonable best efforts to solicit the approval of this Agreement by the Required Vote (regardless of whether the Board of Directors of the Company modifies its recommendation of the Merger and this Agreement) and, subject to
Section 6.5, the Board of Directors of the Company shall recommend the approval of this Agreement by the Company Stockholders. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 6.5 and 8.1(e), the Company agrees that its obligations pursuant to the first sentence of this
Section 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     Section 6.5.  Board Recommendations.

          (a) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to the Parent, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 6.5(b) , modify, or propose publicly to modify in a manner adverse to the Parent, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend or propose to approve or recommend, or execute or enter into any Acquisition Agreement related to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders' Meeting, in response to a Superior Proposal that did not result from a breach of Section 6.9, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that the
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

     Board of Directors of the Company is required to do so to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Board of Directors of the Company may, after providing the Parent with at least 72 hours advance written notice of its decision to take such action, modify or propose publicly to modify, in a manner adverse to the Parent, the approval or recommendation of the Merger or this Agreement by the Board of Directors of the Company.

          (b) Nothing contained in this Section 6.5 or any other provision hereof shall prohibit the Company or the Board of Directors of the Company from (A) taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder or (B) making such disclosure to the Company Stockholders as, in the reasonable good faith judgment of the Board of Directors of the Company, after receiving advice from independent outside legal counsel, is consistent with its obligations hereunder and is required by applicable law; provided, that the Company may not, except as provided by this Section 6.5, modify, or propose publicly to modify, in a manner adverse to the Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement or approve or recommend an Acquisition Proposal, or propose publicly to approve or recommend an Acquisition Proposal.

     Section 6.6. Stockholder Litigation. The Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without the Parent's consent, which consent will not be unreasonably withheld; and, provided, further, that to the extent Parent seeks Company's cooperation in the defense or settlement of such Litigation, Parent shall enter into an appropriate joint defense agreement with the Company.

     Section 6.7.  Indemnification.

          (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of the Indemnified Parties shall survive the Merger and the Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. The Parent and the Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

          (b) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the D&O Insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. Parent shall cause the Surviving Corporation to honor and perform the obligations of the Company with respect to rights of indemnification existing in favor of the Indemnified Parties pursuant to indemnification agreements and employment agreements with the Company's directors and officers existing on or before the Effective Time and which are set forth on the Company Disclosure Schedule.

          (c) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

          (d) From and after the Effective Time, Parent shall unconditionally guarantee the timely performance of all obligations of the Surviving Corporation under this Section 6.7.

          (e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 6.8. Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which the Parent or the Company is a party.

     Section 6.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives of the Company to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, the making of any proposal that constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders' Meeting, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that the Board of Directors of the Company is required to do so to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Board of Directors of the Company and its Representatives may, in response to a Superior Proposal that did not result in a breach of this Section 6.9, and subject to providing contemporaneous notice of its decision to take such action to the Parent, (i) furnish information with respect to the Company and the Subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such Superior Proposal. The Company shall provide immediate oral and written notice to the Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, and (c) the identity of such Person or entity making any such Acquisition Proposal or inquiry. The Company shall continue to keep the Parent informed of the status and details of any such Acquisition Proposal or inquiry, as well as any related discussions or negotiations permitted under this Section 6.9.

     Section 6.10. Proxy Statement/Prospectus. As promptly as practicable following the date hereof, the Parent and the Company shall jointly prepare and file with the SEC preliminary proxy materials and any amendments or supplements thereof which shall constitute the proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and the Parent shall prepare and file with the SEC the Form S-4 and take any action required to be taken under applicable state securities laws with respect to the issuance of Parent Class B Common Stock in the Merger in which the Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of the Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The Parent agrees that none of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the

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

Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Parent will be deemed to have been supplied by the Parent and information concerning or related to the Company and the Stockholders' Meeting shall be deemed to have been supplied by the Company.

     Section 6.11.  Further Assurances.

          (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a "Necessary Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within five Business Days of the date hereof), and (ii) all necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the such laws and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Necessary Approvals under such other laws as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.11 shall require, or be deemed to require, the Parent to agree to or effect any divestiture (including divestitures of assets of the Parent or the Company) or take any other action which would reasonably be expected to impair the Parent's ability to achieve in any material respect the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

          (b) Each of the Parent and the Company shall, in connection with the efforts referenced in Section 6.11(a) to obtain all Necessary Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communications given by it to the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.11(a) and 6.11(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of the Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither the Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Parent or any of its subsidiaries or of the Company or any Subsidiary in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any other antitrust statute or regulation.

          (d) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger, the Option Agreements or any other transactions contemplated by this Agreement and (ii) if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to this Agreement, the Merger, the Option Agreements or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          (e) Each party hereto agrees to consider efficient integration of business operations. Each party hereto further agrees to cooperate with each other in connection with efficiently integrating the business operations.

     Section 6.12. NYSE Listing. The Parent will use commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Class B Common Stock to be issued in the Merger.

     Section 6.13.  Tax Treatment.

          (a) Each of the Parent and the Company and their respective subsidiaries shall use reasonable efforts to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 7.1(f), including the execution of the letters of representation containing representations that are customarily given in similar merger transactions, updated as necessary. The Company and the Parent (and their subsidiaries) shall treat the Parent Class B Common Stock received in the Merger by Company Stockholders as property permitted to be received by Section 354 of the Code without the recognition of gain. Each of the Company and the Parent covenants and agrees to, and agrees to cause its affiliates to, vigorously and in good faith defend all challenges to the treatment of the reorganization as described in this Section 6.13. Each of the Company and the Parent agrees that if it becomes aware of any such fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other party in writing.

          (b) The Parent, in its sole discretion, may make an election under
     Section 338 of the Code, in which case the Company will cooperate in facilitating such election, and shall grant all consents, waivers and authorizations necessary to effect such election by the Parent.

          (c) The Company and the Subsidiaries will not waive any statute of limitations in respect of Taxes or agree to any extension of time beyond 90 days with respect to a Tax assessment or deficiency without the consent of the Parent.

     Section 6.14. Undertakings of Parent. The Parent shall perform, or cause to be performed, when due all obligations of the Buyer and, following the Closing, the Surviving Corporation, under this Agreement.

     Section 6.15. Director Resignations. The Company shall cause to be delivered to the Parent resignations of all the directors of the Company and the Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by the Parent to fill such vacancies.

     Section 6.16. Company Affiliates. The Company shall deliver to the Parent a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the stockholders of the Company, Affiliates of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each Person who is identified as a possible Affiliate in such letter to deliver to the Parent on or prior to the Effective Time an Affiliate Letter. The Parent shall be entitled to place legends on any certificates of Parent Class B Common Stock issued to such possible Affiliates to restrict transfer of such shares.

     Section 6.17. Purchase of Company Stock. The Company shall in no way prohibit the Parent or any of its affiliates from purchasing shares of Company Stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Company Stock at any time prior to the consummation of the Merger.

     Section 6.18. Rights Plan. The Board of Directors of the Company shall as promptly as practicable, and in any event prior to 5:00 p.m., California time, on the third Business Day following the date hereof, adopt the Rights Plan providing that a Person will become an "Acquiring Person" (as such term is defined in the Rights Plan) if they become the "Beneficial Owner" (as such term is defined in the Rights Plan) of at least 15% of Company Common Stock and shall approve the appropriate resolutions so that (i) neither the Parent nor the Buyer will become an Acquiring Person as a result of the consummation of the transactions contemplated herein or in the Option Agreements or the Merger, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Plan) will occur as a result of this Agreement, the Option Agreements or the Merger or the consummation of the transactions contemplated herein or in the Option Agreements and (iii) all outstanding rights to purchase issued and outstanding Company Common Stock under the Rights Plan will expire at the Effective Time.

     Section 6.19.  Employee Matters.

          (a) The Company shall (i) take all commercially reasonably actions necessary to correct any compliance deficiencies identified to the Company by the Parent with respect to any Company Employee Benefit Plan in a manner reasonably satisfactory to the Parent and provide evidence reasonably satisfactory to the Parent of such corrections; (ii) take all appropriate corporate action to cease, effective upon Closing, all benefit accruals under and terminate the Fritz Companies, Inc. Salary Investment and Retirement Plan; (iii) take all appropriate corporate action to terminate, effective prior to the Closing, the Fritz Companies, Inc. Employee Stock Purchase Plan ("Company Employee Stock Purchase Plan") and all outstanding options under such plan; and (iv) take all appropriate action to prevent any adjustment of stock options under any Company Stock Plan or under the Company Employee Stock Purchase Plan in anticipation of the transactions contemplated by this Agreement (other than as expressly described in this Agreement).

          (b) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event, for individuals employed in the United States within 30 days hereof and for all other individuals within 45 days hereof) a true and complete list of all of the (a) officers, (b) employees (whether full-time, part-time or otherwise) and (c) consultants or independent contractors of each of the Company and the Subsidiaries, in each case, specifying, by individual, their position, annual salary, hourly wages, consulting or other independent contractor fees, date of birth, date of hire, social security number, home address, work location, length of service, hours of service, tax withholding history for the current calendar year, other amounts paid, benefits provided and any other information reasonably requested by the Parent, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such consultant or independent contractor and any other information reasonably requested by the Parent.

          (c) The Parent and the Company shall take such action as is necessary, including action under the relevant Company Stock Plan, to effect the provisions of Section 2.5 hereof.

          (d) The Parent shall (i) provide those employees of the Company who become employees of the Parent (or a business unit of the Parent) 401(k) , medical, group life insurance and accidental death and dismemberment benefits on such terms and conditions as are substantially similar and not substantially less favorable in the aggregate to similarly situated employees of the business unit of the Parent which employs such employees and (ii) recognize prior service with the Company for such employees for the purpose of eligibility to participate in the vacation and other paid time off, flexible benefits (including medical, dental, life insurance and disability) and 401(k) benefit plans provided to similarly situated employees of such business unit.

          (e) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event within 30 days hereof) a true and complete list of each employee who as of the date hereof is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who prior to the date hereof has requested FMLA leave to commence on or after the date hereof , his or her job title and description, salary and benefits; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave.

          (f) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event within 14 days hereof) a true and complete list of any information that would have been disclosed in the Company Disclosure Letter if the representations in Section 4.17 (h) , (i) , (k) , (l) and (o) had been drafted so as to request information with respect to any matter that "has been filed or is pending or threatened" within the United States during 1999 and 2000.

          (g) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event within 45 days thereof) (i) a complete listing on a country by country basis of each Company Benefit Plan that provides benefits to employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company or any Subsidiary (or the dependents of any of them) whose principal workplace is outside the United States ("Foreign Employees"), (ii) with respect to each plan described in (i), the information described in Section 4.16(b) of this Agreement and (iii) with respect to each workplace or operation of the Company or a Subsidiary that is located outside the United States (a "Foreign Workplace"), updated disclosures under Section 4.17 regarding such Foreign Workplace, any Foreign Employee or the dependents of such Foreign Employee. The Company shall take all appropriate corporate actions necessary to provide the information requested in (i) -- (iii) above, shall correct any compliance or funding deficiencies identified to the Company by Parent with respect to any Company Benefit Plan that provides benefits to Foreign Employees or their dependents and shall provide evidence of such corrections reasonably satisfactory to Parent before the Closing.

     Section 6.20. Customer Visits. Between the date hereof and the Closing, and subject to such reasonable limitations as the Company shall deem reasonable and necessary, the Company shall permit, and shall cause each Subsidiary to permit, the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Company and the Subsidiaries that the Parent so requests. A senior executive of the Company, reasonably satisfactory to the Parent, shall accompany the Parent's representative to such meetings and shall participate with the Parent's representative in any such discussions. Furthermore, the Company shall cooperate with the Parent in the preparation of a presentation to such customers with respect to the Merger.

     Section 6.21. Insurance. The Company shall use its commercially reasonable efforts to purchase and maintain the insurance specified in Schedule
6.21 of the Company Disclosure Schedule from a nationally recognized carrier to insure against the potential liability set forth on
Schedule 6.21 of the Company Disclosure Schedule.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1. Conditions to the Obligation of Each Party. The respective obligations of the Parent, the Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) This Agreement and the Merger shall have been approved and adopted by the Required Vote.

          (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition (i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action which would reasonably be expected to impair the Parent's ability to achieve in any material respect the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

          (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition (i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action which would reasonably be expected to impair the Parent's ability to achieve in any material respect the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

          (d) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act and any other Regulatory Law that imposes such waiting period.

          (e) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

          (f) The Parent and the Company each shall have obtained the Tax
     Opinion.

          (g) The shares of Parent Class B Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (h) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 7.2. Conditions to Obligations of Parent and Buyer to Effect the Merger. The obligations of the Parent and the Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) (i) The representations and warranties of the Company in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Effective Time, and (ii) the representations and warranties of the Company in this Agreement that are not qualified by Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except in the case of this clause (ii) , where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

          (c) The Company shall furnish the Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 7.2(a) and (b) .

          (d) The Parent shall have received an Affiliate Letter from each Affiliate in accordance with Section 6.16.

          (e) No suit, investigation, action or other proceeding shall be overtly threatened or pending against the Parent, the Company or any Subsidiary before any Governmental Entity which (i) would result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby which would in any such case, individually or in the aggregate, have a Parent Material Adverse Effect or a Company Material Adverse Effect, or (ii) any orders restricting the Company or any Subsidiary or the Parent from conducting its business as now being conducted which, individually or in the aggregate, would have a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (f) There shall not have occurred any change, condition, event or development that has resulted in a Company Material Adverse Effect.

     Section 7.3.  Conditions to Obligations of Company to Effect the
Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) (i) The representations and warranties of the Parent and the Buyer in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct as so qualified in all respects as of the date of this Agreement and as of the Effective Time, and (ii) the representations and warranties of the Parent and the Buyer in this Agreement that are not qualified by Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except in the case of this clause (ii) , where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b) The Parent and the Buyer each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

          (c) The Parent shall furnish the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 7.3(a) and (b) .

          (d) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

          (a) By mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

          (b) By any of the Parent, the Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By any of the Parent, the Buyer or the Company if the Merger shall not have been consummated on or before November 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

          (d) By the Parent if the Board of Directors of the Company takes any of the actions set forth in the second sentence of Section 6.5(a) ;

          (e) By any of the Company, the Parent or the Buyer, if the approval of the Company Stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at the Stockholders' Meeting or at any adjournment or postponement thereof;

          (f) By the Parent or the Buyer, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by the Parent and the Buyer, (ii) the Company shall breach in any material respect any of its covenants or other obligations hereunder or (iii) the Company shall breach (A) the representations or warranties hereunder that are qualified by Company Material Adverse Effect or (B) the representations and warranties hereunder that are not qualified by Company Material Adverse Effect where, for purposes of this clause (B) , such breach, individually or in the aggregate, has a Company Material Adverse Effect. The foregoing notwithstanding, if in the case of clauses (ii) or
     (iii) , the breach giving rise to the right of termination is capable of being cured, neither Parent nor Buyer shall exercise its right of termination with respect to such breach unless within ten days after written notice of such breach to the Company from the Parent, such breach shall not have been cured in all material respects or waived by the Parent or the Buyer and the Company shall not have provided reasonable assurance to the Parent and the Buyer that such breach will be cured in all material respects on or before the Effective Time; or

          (g) By the Company, if (i) any of the conditions set forth in Section
     7.3 shall have become incapable of fulfillment and shall not have been waived by the Company, (ii) the Parent or the Buyer shall breach in any material respect any of its covenants or other obligations hereunder or
     (iii) the Parent or the Buyer shall breach (A) the representations or warranties hereunder that are qualified by Parent Material Adverse Effect or (B) the representations and warranties hereunder that are not qualified by Parent Material Adverse Effect where, for purposes of this clause (B) , such breach, individually or in the aggregate, has a Parent Material Adverse Effect. The foregoing notwithstanding, if in the case of clauses
     (ii) or (iii) , the breach giving rise to the right of termination is capable of being cured, the Company shall not exercise its right of termination with respect to such breach unless within ten days after written notice of such breach to the Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and the Parent or the Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time.

     Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

     Section 8.2.  Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and in Section
     9.10 and, except as provided in this Section 8.2 and in Section 9.11, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If the Parent exercises its right to terminate this Agreement under Section 8.1(d), the Company shall pay to the Parent the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger, upon entering into any agreement relating to such Acquisition Proposal.

          (c) If within nine months after termination of this Agreement, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a Person other than the Parent or the Buyer, then immediately upon entering into such agreement, the Company shall pay to the Parent upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 8.2(b) of this Agreement or if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 8.1(g).

          (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to the Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     Section 8.3. Amendments. This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if such further approval is required by Law or the rules of any relevant stock exchange or other trading system.

     Section 8.4. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1. No Third Party Beneficiaries. Other than the provisions of Sections 6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

     Section 9.2. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     Section 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may freely assign its rights to another wholly owned subsidiary of the Parent without such prior written approval but no such assignment shall relieve the Buyer of any of its obligations hereunder.

     Section 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

     Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 9.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 9.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Sections 6.11, 6.6 and 6.7 shall survive the Effective Time and (ii) the agreements set forth in Sections 6.6 and 8.2 and in
Article IX shall survive the termination of this Agreement.

     Section 9.11. Fees and Expenses. Subject to Sections 8.2(b), (c) and (d), each party hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees) and the filing fees for the premerger notification and report forms under the HSR Act shall be shared equally by the Parent and the Company.

     Section 9.12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by UPS Next Day Air or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.12:

        If to the Parent or the Buyer
           United Parcel Service, Inc.
           55 Glenlake Parkway, N.E.
           Atlanta, Georgia 30328
           Attention: Thomas W. Delbrook

        with a copy to:
           United Parcel Service, Inc.
           55 Glenlake Parkway, N.E.
           Atlanta, Georgia 30328
           Attention: Cathy A. Harper

        with a copy to:
           King & Spalding
           191 Peachtree Street
           Atlanta, Georgia 30303
           Attention: Bruce N. Hawthorne, Esq.

        If to the Company:
           Fritz Companies, Inc.
           706 Mission Street
           San Francisco, California 94103
           Attention: Lynn C. Fritz

        with a copy to:
           Orrick, Herrington & Sutcliffe LLP
           400 Sansome Street
           San Francisco, California 94111
           Attention: John F. Seegal, Esq.

     IN WITNESS WHEREOF, the Company, the Parent and the Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

                                          FRITZ COMPANIES, INC.

                                          By:
                                            ------------------------------------

                                              Name:
                                            ------------------------------------
                                              Title:
                                            ------------------------------------

                                          UNITED PARCEL SERVICE, INC.

                                          By:
                                            ------------------------------------
                                            Name: Thomas W. Delbrook
                                            Title: Assistant Treasurer

                                          VND MERGER SUB, INC.

                                          By:
                                            ------------------------------------
                                            Name: Thomas W. Delbrook
                                            Title: Assistant Treasurer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT dated as of January 10, 2001 (the "Agreement"), by and between Fritz Companies, Inc., a Delaware corporation ("Issuer"), and United Parcel Service, Inc., a Delaware corporation ("Grantee").

                                WITNESSETH THAT:

     WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of a subsidiary of Grantee with and into Issuer, with Issuer being the surviving corporation in the Merger as a direct and wholly owned subsidiary of Grantee; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,707,609 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to the lower of
(1) 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Grantee Class B common stock, par value $0.01 per share, on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 10 trading days immediately preceding the Notice Date (as defined below) and (2) the average closing price per share of Issuer Common Stock (as determined under Section 6(c)) for the 10 trading day period ending on the date that is two trading days prior to the first date on which an Acquisition Proposal shall have been publicly made or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an Acquisition Proposal (as adjusted as set forth herein).

     2. Exercise of Option. (a) Grantee may exercise the Option, in whole but not in part, at any time, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to Section 8.2(b) or (c) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) nine months after the first occurrence of a Purchase Event and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee may receive a Termination Fee in connection with or following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) nine months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any other consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and such termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date. Issuer agrees to use its commercially reasonable efforts to obtain all necessary Regulatory Approvals in order to permit the purchase of the Option Shares.

          (b) If Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (the "Option Closing Date"), subject to the following sentence, not earlier than seven trading days nor later than 20 trading days from the Notice Date for the closing of such purchase (the "Option Closing"). The Option Closing will be at such location and time in Atlanta, Georgia as the Grantee shall specify on the Option Closing Date or at such later date as may be necessary as provided in Section 2(c).

          (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance.

          If (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     3. Payment and Delivery of Certificates. (a) At the Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at the Option Closing plus the amount of any transfer, stamp or other similar taxes or charges imposed in connection therewith.

          (b) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at the Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except for any encumbrances arising hereunder.

          (c) Certificates for the Option Shares delivered at the Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF
        JANUARY           , 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE
        SECRETARY OF FRITZ COMPANIES, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, (except for any encumbrances arising hereunder), including without limitation any preemptive rights of any stockholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if the number of outstanding shares of Issuer Common Stock increases or decreases after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that it equals 10.1% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 90% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments to preserve the full value of the Option.

          (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Option Closing Date, per share of Issuer Common Stock as reported on The New York Stock Exchange, Inc. (or, if not listed on The New York Stock Exchange, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

     7. Registration Rights. (a) Issuer will, if requested by Grantee in writing at any time and from time to time within two years of the exercise of the Option, promptly prepare and file one registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its reasonable best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer will use commercially reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this
Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will first reduce the shares requested to be included therein by Grantee before reducing any other shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     If a requested registration pursuant to this Section 7(a) involves an underwritten offering, the underwriter or underwriters thereof shall be a nationally recognized firm or firms selected by Grantee, and reasonably acceptable to Issuer.

          (b) Notwithstanding Section 7(a), if Issuer receives a written request (the "Registration Notice") from Grantee requesting that Issuer register any or all shares or securities that have been acquired by Grantee upon exercise of the Option (the "Registrable Securities"), Issuer will thereupon have the option exercisable by written notice delivered to Grantee within ten trading days after receipt of the Registration Notice, to purchase all or any part of the Registrable Securities for cash at a price (the "Section 7b Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of Issuer Common Stock on The New York Stock Exchange (or any other national securities exchange or national securities quotation system on which the shares of Issuer Common Stock are then listed or quoted) for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by Issuer hereunder will take place at a closing to be held at the principal executive offices of Issuer or its counsel at any reasonable date and time designated by Issuer in such notice within ten trading days after delivery of such notice. At the time of such closing, Issuer shall deliver to Grantee an amount equal to the Section 7b Price in immediately available funds as consideration for the purchase of the applicable Registrable Securities.

     8. Quotation. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on The New York Stock Exchange (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to have the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option quoted on The New York Stock Exchange (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such quotation as promptly as practicable.

     9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancelation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     10. Miscellaneous. (a) Expenses. Except as provided in Section 7, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel, accountants, investment bankers, experts and consultants incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

          (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (c) Extension; Waiver; Consent. The parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations contained herein or in any document delivered pursuant hereto and (iii) waive compliance with or give a consent under any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension, waiver or consent shall be valid only if set forth in a written instrument signed on behalf of such party in its sole discretion. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (f) Notices. All notices and other communications hereunder shall be sent in the manner and to the addresses set forth in the Merger Agreement.

          (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (i) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          (j) Submission to Jurisdiction; Waivers.  Each of the parties hereto
     (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of or under or relates to this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby, in any court other than any Delaware state court or any Federal court located in the State of Delaware and (d) waives any right to trial by jury with respect to any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or under or relating to this Agreement or any of the transactions contemplated hereby in any Delaware state court or any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent.

          (l) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          (m) Limitation on Profit. (i) Notwithstanding any other provision hereof, in no event shall the Grantee's Total Profit (as defined herein) exceed in the aggregate $22.5 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (A) reduce the number of shares of Issuer Common Stock subject to this Option; (B) deliver to the

     Issuer for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Grantee;
     (C) pay cash to the Issuer; or (D) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

             (ii) Notwithstanding any other provision hereof, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(m)(i) above) (A) reduce the number of Shares subject to the Option or (B) increase the Purchase Price for that number of Option Shares for which the Option is being exercised so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

             (iii) As used herein, the term "Total Profit" shall mean (A) the aggregate amount (before taxes) of the following: (w) any amounts received by Grantee pursuant to exercise of its Cash-Out Right, plus (x) any Section 7b Price received by Grantee pursuant to Section 7(b) hereof with respect to Registrable Securities, less the Grantee's Purchase Price for such Registrable Securities, plus (y) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less the Grantee's Purchase Price for such Option Shares, plus (z) any Termination Fee paid by Issuer and received by Grantee pursuant to
        Section 8.2(b) or (c) of the Merger Agreement, minus (B) the amount of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other securities into which such Option Shares are converted or exchanged) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10(m).

             (iv) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock as of the close of business of the preceding trading day on The New York Stock Exchange (or any other national securities exchange or national securities quotation system on which the shares of Issuer Common Stock are then listed or quoted).

             (v) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any Termination Fee provided for in
        Section 8.2(b) or (c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Amount following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of this Section 10(m).

             (vi) For purposes of Section 10(m)(i) and clause (A) of Section 10(m)(iii), the value of any Option Shares (or other securities into which such Option Shares are converted or exchanged) delivered by Grantee to Issuer shall be the Closing Price of such Option Shares.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          FRITZ COMPANIES, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          UNITED PARCEL SERVICE, INC.

                                          By:
                                          --------------------------------------
                                            Name: Thomas W. Delbrook
                                            Title: Assistant Treasurer

                                                                         ANNEX C

                      FORM OF STOCKHOLDER OPTION AGREEMENT

     This STOCKHOLDER OPTION AGREEMENT (this "Agreement"), dated January 10, 2001, by and among United Parcel Service, Inc., a Delaware corporation
("Holder"), and                (the "Stockholder").

                                WITNESSETH THAT:

     WHEREAS, the Stockholder owns of record                shares of common
stock (the "Common Stock"), $.01 par value, of Fritz Companies, Inc., a Delaware corporation ("Company") (all of such shares being referred to herein, and giving effect to Section 14 hereof, as the "Shares"); and

     WHEREAS, concurrently herewith Holder, VND Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holder ("Newco"), and Company are entering into a Plan and Agreement of Merger (the "Merger Agreement") pursuant to which Newco would, subject to the terms and conditions set forth therein, merge with and into Company (the "Merger"); and

     WHEREAS, the transaction is expected to be structured as a tax-free reorganization for shares of Holder capital stock; and

     WHEREAS, the Stockholder desires to induce Holder to proceed with the Merger and enter into the Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Holder's willingness to enter into the Merger Agreement and the sum of $100, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Option. The Stockholder hereby grants to Holder an irrevocable and continuing option (the "Option") to purchase all of the Shares owned by him for a per share price equal to an amount of cash equal to 0.2 multiplied by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Holder Class B common stock, par value $0.01 per share, on the New York Stock Exchange, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 10 trading days immediately preceding the Notice (as defined below) (the "Purchase Price"). As additional consideration, Holder shall pay to the Stockholder, promptly following the sale or other disposition of any Shares (or any other securities into which such Shares are converted or exchanged) within 6 months following the Closing (as defined below), any property or cash amounts received therefor by Holder in excess of the Purchase Price.

     2. Exercise of Option. Holder may exercise the Option, in whole but not in part, at any time following the occurrence of a First Date for Exercise (as defined below) by delivering a written notice to the Stockholder with a copy to Bank of America, N.A., (or if Bank of America, N.A. is unwilling or unable to act upon commercially reasonable terms, any other bank or trust company reasonably acceptable to Holder and Stockholder), as escrow agent (the "Escrow Agent") under an Escrow Agreement, to be entered into within five days of the date hereof upon commercially reasonable terms among Holder, the Stockholder and the Escrow Agent (the "Escrow Agreement") of its intention to exercise the Option (the "Notice"), specifying a time, place and date for the closing (the "Closing"), which shall occur as soon as practicable, but not later than three
(3) business days from the date of the Notice; provided, however, that (a) if any approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or otherwise shall be required with respect to such exercise, then the Closing shall be the later of the date specified in the Notice or the next business day following the date on which such approvals shall have been obtained, and (b) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Option pursuant to this Agreement. As used herein, the "First Date for Exercise" shall mean the earliest to occur of any of the following events:

          (i) any person shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding Common Stock;

          (ii) Company, without having received Holder's prior written consent, shall (A) have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into or publicly announced an intention to enter into, an agreement with any person (other than Holder, Newco or any other subsidiary of Holder) to (1) effect a merger, consolidation, combination, reorganization, share exchange, joint venture involving an "equity control event" (as defined below) or similar transaction involving Company, (2) directly or indirectly sell, lease or otherwise transfer or dispose of, or agree to sell, lease or otherwise transfer or dispose of, assets of Company or its subsidiaries representing 20% or more of the consolidated assets of Company and its subsidiaries or
     (3) directly or indirectly issue, sell or otherwise transfer or dispose of or agree to issue, sell or otherwise transfer or dispose of (including, without limitation, by way of merger, consolidation, reorganization, share exchange, dividend, distribution or any similar transaction) securities representing 20% or more of the voting power of Company (any of the foregoing an "Acquisition Transaction"), or (B) directly or indirectly have otherwise taken any action including, without limitation, responding to, or entering into discussions or negotiations, in respect of an Acquisition Transaction or an Acquisition Proposal (as defined in the Merger Agreement) made by any party other than Holder; provided that such action violates
     Section 6.9 of the Merger Agreement;

          (iii) any person or group (as such term is defined under the Exchange
     Act) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Common Stock (other than any person or group that, at the date hereof, beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock) (an "equity control event"); or

          (iv) any person other than Holder shall have made an Acquisition Proposal to Company and such proposal shall have been publicly announced (the events described in the preceding clauses (i), (ii), (iii) and (iv) are collectively and individually hereinafter referred to as an "Acquisition Event").

     3. Payment and Delivery of Certificates. Concurrent with the execution of this Agreement, the Stockholder shall deliver to the Escrow Agent the certificates representing the Shares, duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. At the Closing hereunder, the Escrow Agent shall promptly deliver to Holder the Shares and, simultaneously with the proper surrender by Escrow Agent to Holder of the Shares to be purchased by Holder, Holder shall deliver to the Escrow Agent a wire transfer of immediately available funds equal to the product of (x) the Purchase Price multiplied by (y) the number of Shares.

     4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants (such representations and warranties being deemed repeated at the Closing) to Holder that:

          4.1 Ownership of Shares. The Stockholder has good and marketable title to and is the sole record owner of the Shares; except as set forth on
     Schedule 4.1 hereto, the Stockholder does not own beneficially or of record any other capital stock of Company; such Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof; and such Shares are owned by the Stockholder free and clear of any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for any encumbrances arising hereunder.

          4.2 Transfer of Title. The sale by the Stockholder of his Shares and the delivery by Escrow Agent of the certificates representing such Shares to Holder pursuant hereto will transfer to Holder good and valid title to such Shares free and clear of all pledges, liens, security interests, adverse claims, assessments, options, equities, charges and encumbrances of any nature whatsoever, and with no proxies or restrictions on the voting rights or other incident of record or beneficial ownership pertaining thereto (other than the proxy being granted pursuant to Section 6 of this Agreement).

          4.3 Authority; Due Execution; Enforceability. The Stockholder has the full right, power, capacity and authority to enter into this Agreement and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder's voting rights or rights of disposition pertaining thereto (other than the proxy being granted pursuant to Section 6 of this Agreement); and this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

          4.4 No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to the Stockholder or the Stockholder's property or assets or any federal or state law, statute or regulation, or
     (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which the Stockholder is a party or by which the Stockholder or the Stockholder's property or assets may be bound.

     5. Covenants of the Stockholder. The Stockholder hereby covenants and agrees that:

          5.1 Bring-Down of Representations. During the term hereof the Stockholder will not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of the Stockholder herein contained not being true and correct at and as of (a) the time immediately after the occurrence of such transaction, action or event or (b) the date of the Closing of the purchase of Shares. Without limiting the generality of the foregoing, the Stockholder covenants and agrees that the Stockholder will not sell, transfer, pledge, hypothecate, assign or otherwise convey or dispose of, or enter into any contract, option, agreement or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, conveyance or other disposition of, any Shares, other than to or in favor of Holder or Holder's assignee, or in connection with the Merger or an Acquisition Transaction between Company and Holder, Newco or another subsidiary of Holder (a "Holder Acquisition Transaction").

          5.2 Surrender of Shares. Concurrent with the execution of this Agreement, the Stockholder will execute an Escrow Agreement authorizing the Escrow Agent to take the actions contemplated by this Agreement on behalf of the Stockholder and will surrender the certificates representing his Shares to the Escrow Agent to be held pursuant to the Escrow Agreement. The Stockholder agrees that Company may instruct the transfer agent for the Common Stock to place a stop transfer order against any attempt to transfer the Shares except in accordance with the Escrow Agreement and this Agreement.

     6. Irrevocable Proxy and Release; Agreement to Vote Shares.

          (a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby irrevocably appoints Holder, during the term of this Agreement, as proxy, with full power of substitution, for the Stockholder to vote (or refrain from voting) in any manner as Holder, in its sole discretion, may see fit, all of the Shares of the Stockholder for the Stockholder and in the Stockholder's name, place and stead, at any annual, special or other meeting or action of the stockholders of Company or at any adjournment thereof or pursuant to any consent of the stockholders of Company in lieu of a meeting or otherwise, with respect to any issue brought before stockholders of Company. The parties acknowledge and agree that, except as specifically provided for in Section 6(c) hereof, neither Holder, nor Holder's successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Holder of the Shares subject to the irrevocable proxy hereby granted to Holder at any annual, special or other meeting or action or the execution of any consent of the stockholders of Company. If the issue on which Holder is voting pursuant to the irrevocable proxy is the proposal to approve the Merger and the Merger Agreement, Holder shall vote for such proposal or give its consent, as applicable.

          (b) Notwithstanding the foregoing grant to Holder of the irrevocable proxy, in the event Holder elects not to exercise its rights to vote the Shares pursuant to the irrevocable proxy, upon the request of Holder the Stockholder agrees to vote all of his Shares during the term of this
     Agreement: (i) if the issue on which the Stockholder is requested to vote is a proposal to approve the Merger and the Merger Agreement, in favor of or give its consent to, as applicable, the Merger and the Merger Agreement or (ii) otherwise in the manner directed by Holder at any annual, special or other meeting or action of the stockholders of Company in lieu of a meeting or otherwise with respect to any issue brought before the stockholders of Company.

          (c) If Holder (i) exercises its right to vote the Shares pursuant to the irrevocable proxy as provided in Section 6(a) other than with respect to the approval of the Merger, or (ii) instructs the Stockholder how to vote pursuant to Section 6(b)(ii), other than with respect to the approval of the Merger, and such Stockholder votes his Shares in accordance with such instruction, Holder agrees to indemnify and hold harmless such Stockholder from any and all claims, liabilities, losses, demands, causes of action, expenses (including reasonable attorneys' fees) that arise from or occur by reason of such actions.

          (d) Notwithstanding anything to the contrary contained in this Agreement, the Stockholder shall be free to act in his capacity as a member of the Board of Directors of the Company and to discharge his fiduciary duty as such.

     7. Survival. All rights and authority granted herein by the Stockholder shall survive the death or incapacity of the Stockholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective spouses, heirs, personal representatives, successors and assigns. Holder may, without the consent of the Stockholder, assign its rights (but not its obligations) hereunder to any wholly owned subsidiary of Holder, but otherwise the consent of the Stockholder shall be required to assign the rights of Holder hereunder. The consent of Holder shall be required to assign the rights of the Stockholder hereunder.

     8. Further Assurances. The Stockholder shall cooperate with Holder and execute and deliver any additional documents necessary, in the reasonable opinion of Holder or its counsel, to (i) obtain any third party approvals necessary to consummation of the exercise of the Option, including, without limitation, approvals under the HSR Act, if applicable, (ii) complete the sale and transfer of the Shares with respect to which the Option is exercised and the vesting of title to such Shares in Holder and (iii) evidence the irrevocable proxy granted herein with respect to the Shares.

     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the respective party at the following addresses:

          To Holder:
               United Parcel Service, Inc.
               55 Glenlake Parkway, N.E.
               Atlanta, Georgia 30328
               Attn: Thomas W. Delbrook

          with a copy to:
               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia 30303-1763
               Attn: Bruce N. Hawthorne, Esq.
               Facsimile No.: (404) 572-5146

          To the Stockholder:

               ------------------------------------

               ------------------------------------

               ------------------------------------

          with a copy to:
               Orrick, Herrington & Sutcliffe LLP
               Old Federal Reserve Bank Building
               400 Sansome Street
               San Francisco, CA 94111
               Attn: John F. Seegal, Esq.
               Facsimile No.: (415) 773-5759

     10. Termination. Except as provided in the following sentence, this Agreement and the Option, other than the provisions of Section 6(c), shall terminate on the earlier of: (i) the delivery by Holder to the Stockholder of written notice of Holder's determination to terminate this Agreement and (ii) the termination of the Merger Agreement in accordance with the terms thereof (the "Termination Date"). Notwithstanding anything to the contrary in this Agreement or any other agreement, if during the term of this Agreement an Acquisition Event shall occur or if the Merger Agreement shall have been terminated by Holder in accordance with Section 8.1(d) or 8.1(f)(ii) of the Merger Agreement (the date of the earlier of the occurrence or termination being the "Trigger Date"), this Agreement and the Option shall remain in full force and effect and the Termination Date of this Agreement shall automatically extend to the date which occurs 9 months from the Trigger Date.

     11. Remedies. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     12. Commissions. Each of the parties hereto represents and warrants that there are no agreements or claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement, and the Stockholder and Holder will respectively pay or discharge and will indemnify each other for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

     13. Survival of Representations. Notwithstanding any provision of this Agreement to the contrary, all representations and warranties made by the Stockholder in this Agreement and the covenants set forth in Sections 6(c), 12 and 19 hereof shall survive (i) any exercise of the Option by Holder, (ii) any vote by Holder of the Shares pursuant to the irrevocable proxy or (iii) any vote by the Stockholder in accordance with Section 6(b); provided, however, that all representations and warranties shall not survive and shall terminate upon termination of this Agreement pursuant to Section 10 hereof.

     14. Changes in Capitalization. For all purposes of this Agreement, the Shares shall include any securities for cash or other property issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, dividend in cash or stock or other property, split-up or combination of the securities of Company, or any other change in its capital structure and shall also include all Shares of Common Stock issued to the Stockholder after the date hereof pursuant to the exercise by the Stockholder of stock options.

     15. Compliance with Securities Laws. The parties agree that any transfer of the Shares effected hereunder shall be effected so as to comply with all applicable federal and state securities laws.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

     17. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement.

     18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 18.

     19. Agreements to Notify.

          (a) The Stockholder and Holder agree to notify promptly the Escrow Agent of the termination of this Agreement and agree to deliver to the Escrow Agent any written instructions that may reasonably be requested by the Escrow Agent relating to the release of the Shares upon the termination of this Agreement.

          (b) The Stockholder agrees to notify Holder promptly, and in any event, without limiting the foregoing undertaking, prior to any exercise of the Option by Holder, of any commencement or threatened commencement known to the Stockholder by any person, entity or governmental authority or agency of any suit, action or legal proceedings with respect to the Option.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                          [NAME OF STOCKHOLDER]

                                          By:
                                          --------------------------------------

                                          UNITED PARCEL SERVICE, INC.

                                          By:
                                          --------------------------------------
                                            Name: Thomas W. Delbrook
                                            Title: Assistant Treasurer

                                                                         ANNEX D

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                                                 January 9, 2001

Board of Directors
Fritz Companies, Inc.
706 Mission Street
San Francisco, CA 94103

Members of the Board:

     We understand that Fritz Companies, Inc. (the "Company"), United Parcel Service, Inc. ("UPS" or "Buyer") and VND Merger Sub, Inc., a wholly owned subsidiary of UPS ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 9, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of UPS, and each outstanding share of common stock, par value $.01 per share (the "Company Common Stock"), of the Company, other than shares held in the Company's treasury or owned by UPS or Acquisition Sub will be converted into the right to receive 0.2 of a share (the "Exchange Ratio") of Class B common stock, par value $.01 per share (the "UPS Class B Common Stock"), of UPS. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and UPS, respectively;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) analyzed certain financial projections prepared by the management of the Company;

         (iv) reviewed certain financial projections for UPS contained in certain publicly available securities analysts' research reports;

          (v) discussed the past and current operations and financial condition and the prospects of the Company and UPS with senior executives of the Company and UPS, respectively;

         (vi) reviewed the reported prices and trading activity for the Company Common Stock and UPS Class B Common Stock, respectively;

         (vii) compared the financial performance of the Company and UPS and the prices and trading activity of the Company Common Stock and UPS Class B Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (ix) participated in discussions and negotiations among representatives of the Company and UPS and their financial and legal advisors;

          (x) reviewed the draft Merger Agreement and certain related documents; and

         (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. As you are aware, we were not provided with projections or forecasts of future financial performance of UPS. Instead, for the purposes of our analysis, we have relied with your consent on the estimates of certain publicly available securities analysts' research reports. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to negotiate with any of the parties, other than UPS, which expressed interest to Morgan Stanley & Co. Incorporated in the possible acquisition of the Company or certain of its constituent businesses.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and UPS and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the UPS Class B Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:
                                            ------------------------------------
                                                      Mark D. Eichorn
                                                     Managing Director

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

         UPS's bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Company to recover the amount of an unpaid claim, the Company is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Company. The bylaws further provide that an officer or director may (thirty days after a written claim has been received by the Company) bring suit against the Company to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of shareowners or disinterested directors or otherwise, and that they include the right to be paid by the Company the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

         UPS's certificate of incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision shall be prospective only, and shall not adversely affect any elimination or limitation of the person liability of a director of the Corporation existing at the time of such repeal or modification.

[UPS TO CONFIRM THAT IT HAS NOT ENTERED INTO ANY INDEMNIFICATION AGREEMENTS WITH DIRECTORS OR OFFICERS.]

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

EXHIBIT
NUMBER                                     DESCRIPTION
2.1               Agreement and Plan of Merger, dated as of January 10, 2001, by and among United Parcel Service, Inc. (the "Registrant"), VND
                  Merger Sub, Inc. and Fritz Companies, Inc. (reference is made to Annex A of the Proxy Statement/Prospectus included as a part of this Registration Statement).
3.1               Form of Restated Certificate of Incorporation of Registrant
                  (incorporated by reference to Registrant's Registration
                  Statement on Form S-4, as amended, filed on July 21, 1999,
                  File No. 333-83349 and by reference to Exhibit 3 to
                  Registrant's Form 010-Q for the quarter ended June 20, 2000).
3.2               Form of Bylaws of Registrant (incorporated by reference to
                  Exhibit 3.2 to Registrant's Registration Statement on Form
                  S-4, as amended, filed on July 21, 1999, File No. 333-83349).
4.1               Form of Class A Common Stock Certificate (incorporated by
                  reference to Exhibit 4.1 to Registrant's Registration
                  Statement on Form S-4, as amended, filed on July 21, 1999,
                  File No. 333-83349).
4.2               Form of Class B Common Stock Certificate (incorporated by
                  reference to Exhibit 4.2 to Registrant's Registration
                  Statement on Form S-4, as amended, filed on July 21, 1999,
                  File No. 333-83349).
4.3               Specimen Certificate of 8 3/8% Debentures due April 1, 2020
                  (incorporated by reference to Exhibit 4(c) to Registrant's
                  Registration Statement No. 33-32481, filed December 7, 1989).
4.4               Indenture relating to 8 3/8% Debentures due April 1, 2020
                  (incorporated by reference to Exhibit 4(c) to Registrant's
                  Registration Statement No. 33-32481, filed December 7, 1989).
4.5               Specimen Certificate of 8 3/8% Debentures due April 1, 2030
                  (incorporated by reference to Exhibit T-3C to Registrant's
                  Form T-3 filed December 18, 1997).
4.6               Indenture relating to 8 3/8% Debentures due April 1, 2030
                  (incorporated by reference to Exhibit T-3C to Registrant's
                  Form T-3 filed December 18, 1997).
4.7               Specimen Certificate of Registrant's 6.625% Euro Notes due
                  April 25, 2001 (available to the Commission upon request).
4.8               Program Agreement relating to Registrant's 6.625% Euro Notes due April 25, 2001 (available to the Commission upon request).

 4.9              Indenture relating to $2,000,000,000 of debt securities
                  (incorporated by Reference to Exhibit 4.1 to Pre-Effective
                  Amendment No. 1 to Registrant's Registration Statement on Form
                  S-3 (No. 333-08369) as filed January 26, 1999).
4.10 Form of Supplemental Indenture relating to $2,000,000,000 of debt securities (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 1 to Registrant's Registration
                  Statement on Form S-3 (No. 333-08369-01) as filed March 15,
                  2000).
4.11              Underwriting Agreement relating to 1.75% Cash-Settled
                  Convertible Senior Notes due September 27, 2007 (incorporated by reference to Exhibit 1 to Registrant's Form 10-Q for the Quarter Ended September 30, 2000).
4.12 Selling Agent Agreement relating to UPS Notes with maturities of 9 months or more from date of issue (incorporated by reference to Exhibit 1.1 to Registrant's Form 8-K filed on January 29, 2001) and Form of Note (incorporated by reference to Exhibit 4.1 to Registrant's Form 8-K filed January 29,
                  2001).
*5.1 Form of Opinion of King & Spalding, counsel to Registrant, as to the legality of the securities being registered.
*8.1 Form of Opinion of King & Spalding regarding certain tax aspects of the merger.
10.1              Registrant's Thrift Plan, as Amended and Restated January 1,
                  1976, including Amendment Nos. 1 and 2 (incorporated by reference to Exhibit 10(a) to Registrant's 1980 Annual Report on Form 10-K).
                  (1)      Amendment No. 3 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 20(b) to Registrant's 1980 Annual Report on Form 10-K).
                  (2)      Amendment No. 4 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 20(b) to Registrant's 1981 Annual Report on Form 10-K).
                  (3)      Amendment No. 5 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 19(b) to Registrant's 1983 Annual Report on Form 10-K).
                  (4)      Amendment No. 6 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(4) to Registrant's 1985 Annual Report on Form 10-K).
                  (5)      Amendment No. 7 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(5) to Registrant's 1985 Annual Report on Form 10-K).
                  (6)      Amendment No. 8 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(6) to Registrant's 1987 Annual Report on Form 10-K).
                  (7)      Amendment No. 9 to the Registrant's Thrift Plan
                           (incorporated by Reference to Exhibit 10(a)(7) to
                           Registrant's 1987 Annual Report on Form 10-K).
                  (8)      Amendment No. 10 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(8) to Registrant's 1990 Annual Report on Form 10-K).
                  (9)      Amendment No. 11 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(9) to Registrant's 1991 Annual Report on Form 10-K).
                  (10)     Amendment No. 12 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(10) to Registrant's 1991 Annual Report on Form 10-K).
                  (11)     Amendment No. 13 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(11) to Registrant's 1991 Annual Report on Form 10-K).
                  (12)     Amendment No. 14 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(12) to Registrant's 1991 Annual Report on Form 10-K).
                  (13)     Amendment No. 15 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(13) to Registrant's 1992 Annual Report on Form 10-K).
                  (14)     Amendment No. 16 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(14) to Registrant's 1993 Annual Report on Form 10-K).
                  (15)     Amendment No. 17 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(15) to Registrant's 1993 Annual Report on Form 10-K).
                  (16)     Amendment No. 18 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(16) to Registrant's 1994 Annual Report on Form 10-K).
                  (17)     Amendment No. 19 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(17) to Registrant's 1994 Annual Report on Form 10-K).
                  (18)     Amendment No. 20 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(18) to Registrant's 1995 Annual Report on Form 10-K).
                  (19)     Amendment No. 21 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(19) to Registrant's 1995 Annual Report on Form 10-K).
                  (20)     Amendment No. 22 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(20) to Registrant's 1996 Annual Report on Form 10-K).
                  (21)     Amendment No. 23 to the Registrant's Thrift Plan
                           (incorporated by reference to Exhibit 10(a)(21) to Registrant's 1996 Annual Report on Form 10-K).

10.2              Registrant's Retirement Plan (including Amendments 1 through
                  4) (incorporated by reference to Exhibit 9 to Registrant's
                  1979 Annual Report on Form 10-K).
                  (1)      Amendment No. 5 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 20(a) to Registrant's 1980 Annual Report on Form 10-K).
                  (2)      Amendment No. 6 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 19(a) to Registrant's 1983 Annual Report on Form 10-K).
                  (3)      Amendment No. 7 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(3) to Registrant's 1984 Annual Report on Form 10-K).
                  (4)      Amendment No. 8 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(4) to Registrant's 1985 Annual Report on Form 10-K).
                  (5)      Amendment No. 9 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(5) to Registrant's 1985 Annual Report on Form 10-K).
                  (6)      Amendment No. 10 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 19(a) to Registrant's 1988 Annual Report on Form 10-K).
                  (7)      Amendment No. 11 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 19(b) to Registrant's 1988 Annual Report on Form 10-K).
                  (8)      Amendment No. 12 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(8) to Registrant's 1989 Annual Report on Form 10-K).
                  (9)      Amendment No. 13 to the Registrant's Retirement Plan
                           (incorporated by Reference to Exhibit 10(b)(9) to
                           Registrant's 1989 Annual Report on Form 10-K).
                  (10)     Amendment No. 14 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(10) to Registrant's 1990 Annual Report on Form 10-K).
                  (11)     Amendment No. 15 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(11) to Registrant's 1992 Annual Report on Form 10-K).
                  (12)     Amendment No. 16 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(12) to Registrant's 1994 Annual Report on Form 10-K).
                  (13)     Amendment No. 17 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(13) to Registrant's 1994 Annual Report on Form 10-K).
                  (14)     Amendment No. 18 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(14) to Registrant's 1995 Annual Report on Form 10-K).
                  (15)     Amendment No. 19 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(15) to Registrant's 1995 Annual Report on Form 10-K).
                  (16)     Amendment No. 20 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(16) to Registrant's 1995 Annual Report on Form 10-K).
                  (17)     Amendment No. 21 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(17) to Registrant's 1996 Annual Report on Form 10-K).
                  (18)     Amendment No. 22 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(18) to Registrant's 1997 Annual Report on Form 10-K).
                  (19)     Amendment No. 23 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10(b)(19) to Registrant's 1998 Annual Report on Form 10-K).
                  (20)     Amendment No. 24 to the Registrant's Retirement
                           Plan (incorporated by reference to Exhibit 10.2(20) to Registrant's 2000 Annual Report on Form 10-K).
                  (21)     Amendment No. 25 to the Registrant's Retirement Plan
                           (incorporated by reference to Exhibit 10.2(21) to Registrant's 2000 Annual Report on Form 10-K).



10.3              Registrant's Savings Plan, as Amended and Restated, including
                  Amendment Nos. 1-5 (incorporated by reference to Exhibit 10(x) to Registrant's 1990 Annual Report on Form 10-K).
                  (1)      Amendment No. 6 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(1) to Registrant's 1990 Annual Report on Form 10-K).
                  (2)      Amendment No. 7 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(2) to Registrant's 1991 Annual Report on Form 10-K).
                  (3)      Amendment No. 8 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(3) to Registrant's 1992 Annual Report on Form 10-K).
                  (4)      Amendment No. 9 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(4) to Registrant's 1992 Annual Report on Form 10-K).
                  (5)      Amendment No. 10 to the Registrant's Savings Plan
                           (Incorporated by Reference to Exhibit 10(x)(5) to
                           Registrant's 1992 Annual Report on Form 10-K).
                  (6)      Amendment No. 11 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(6) to Registrant's 1994 Annual Report on Form 10-K).
                  (7)      Amendment No. 12 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(7) to Registrant's 1994 Annual Report on Form 10-K).
                  (8)      Amendment No. 13 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(8) to Registrant's 1994 Annual Report on Form 10-K).
                  (9)      Amendment No. 14 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(9) to Registrant's 1994 Annual Report on Form 10-K).
                  (10)     Amendment No. 15 to the Registrant's Savings Plan
                           (incorporated by reference to Exhibit 10(x)(10) to Registrant's 1994 Annual Report on Form 10-K).
                  (11)     Restatement Amendment No. 1 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(x)(11) to Registrant's 1996 Annual Report on Form
                           10-K).
                  (12)     Restatement Amendment No. 2 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(x)(12) to Registrant's 1995 Annual Report on Form
                           10-K).

                  (13)     Restatement Amendment No. 3 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(o)(13) to Registrant's 1996 Annual Report on Form
                           10-K).
                  (14)     Restatement Amendment No. 4 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(o)(14) to Registrant's 1996 Annual Report on Form
                           10-K).
                  (15)     Restatement Amendment No. 5 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(o)(15) to Registrant's 1996 Annual Report on Form
                           10-K).
                  (16)     Restatement Amendment No. 6 to the Registrant's
                           Savings Plan (incorporated by reference to Exhibit
                           10(o)(16) to Registrant's 1997 Annual Report on Form
                           10-K).
 10.4             Credit Agreement (364-Day Facility), as amended and restated, dated April 27, 2000 among United Parcel Service of America,
                  Inc., the initial lenders named therein, Salomon Smith Barney as Co-Arranger and NationsBanc Montgomery Securities LLC as
                  Co-Arranger and Bank of America NT & SA., as Agent, and
                  Citibank, N.A., as Agent (incorporated by reference to Exhibit
                  10(a) to Registrant's Quarterly Report on Form 10-Q for the
                  Quarter Ended March 31, 2000).
 10.5             Credit Agreement (Five-Year Facility), as amended and
                  restated, dated April 27, 2000 among United Parcel Service of
                  America, Inc., the initial lenders named therein, Citicorp
                  Securities, Inc. as Co-Arranger and BancAmerica Robertson as
                  Co-Arranger and Bank of America NT & SA as Agent and Citibank,
                  N.A., as Agent (incorporated by reference to Exhibit 10(b) to
                  Registrant's Quarterly Report on Form 10-Q for the Quarter
                  Ended March 31, 2000).
 10.6             Registrant's Excess Coordinating Benefit Plan to 1997 Annual
                  Report on Form 10-K (incorporated by reference to Exhibit
                  10(s) to Registrant's 1997 Annual Report on Form 10-K).
 10.7             Registrant's 1996 Stock Option Plan, as amended and restated
                  (incorporated by reference to Exhibit 10(a) to Registrant's
                  Quarterly Report on Form 10-Q for the Quarter Ended September
                  30, 1997).
 10.8             Registrant's Qualified Stock Ownership Plan and Trust
                  Agreement (incorporated by reference to Exhibit 4.1 to
                  Registrant's Registration Statement No. 333-67479, filed
                  November 18, 1998).
                  (1)      Amendment No. 1 to the Registrant's Qualified Stock
                           Ownership Plan and Trust Agreement (incorporated by
                           reference to Exhibit 10.19(1) to Registrant's 1999
                           Annual Report on Form 10-K).
                  (2)      Amendment No. 2 to the Registrant's Qualified Stock
                           Ownership Plan and Trust Agreement (incorporated by
                           reference to Exhibit 10.19(2) to Registrant's 1999
                           Annual Report on Form 10-K).
                  (3)      Amendment No. 3 to the Registrant's Qualified Stock
                           Ownership Plan and Trust Agreement (incorporated by
                           reference to Exhibit 10.19(3) to Registrant's 1999
                           Annual Report on Form 10-K).
                  (4)      Amendment No. 4 to the Registrant's Qualified Stock
                           Ownership Plan and Trust Agreement (incorporated by
                           reference to Exhibit 10.8(4) to Registrant's 2000
                           Annual Report on Form 10-K).
 10.9             Form of Registrant's Incentive Compensation Plan (incorporated by reference to Registrant's Registration Statement on Form
                  S-4 (No. 333-83349), filed on July 21, 1999, as amended).
 10.10            Registrant's Deferred Compensation Plan (incorporated by
                  reference to Exhibit 10.10 to Registrant's 2000 Annual Report
                  on Form 10-K).
 10.11            Registrant's Nonqualified Employee Stock Purchase Plan
                  (incorporation by reference to Registrant's Registration
                  Statement on Form S-4 (No. 333-34054), filed on April 5,
                  2000).
 15.1             Acknowledgment Letter of KPMG LLP as to incorporation of their reports related to unaudited interim financial information.
 21.1             Registrant's Subsidiaries (incorporated by reference to
                  Exhibit 21 to Registrant's 2000 Annual Report on Form 10-K).
 23.1             Consent of Morgan Stanley & Co. Incorporated.
 23.2             Consent of KPMG LLP.
 23.3             Consent of Deloitte & Touche LLP.
 23.4             Consent of King & Spalding [counsel to registrant] (included in Exhibit 5.1).
 23.5             Consent of King & Spalding (included in Exhibit 8.1).
 24.1             Power of Attorney (included on page __).
 99.1             Joint Press Release of Registrant and Fritz Companies, Inc.,
                  dated January 10, 2001 (incorporated by reference to
                  Registrant's Form 425, filed on January 10, 2001, File No.
                  0-20548).
*99.2             Form of Proxy to be used by Fritz Companies, Inc.
 99.3             Fairness Opinion of Morgan Stanley & Co. Incorporated
                  (reference is made to Annex D of the Proxy
                  Statement/Prospectus included as a part of this Registration
                  Statement).
 99.4             Stock Option Agreement, dated as of January 10, 2001, by and between Registrant and Fritz Companies, Inc. (reference is made to Annex B of the Proxy Statement/Prospectus included as a part of this Registration Statement).
 99.5             Form of Stockholder Option Agreement, dated as of January 10,
                  2001, by and between Registrant and each of Lynn C. Fritz,
                  Tamara Fritz, the Lynn C. Fritz 1999 Grantor Retained Annuity
                  Trust and the Tamara Fritz 1999 Grantor Retained Annuity Trust
                  (reference is made to Annex C of the Proxy Statement/
                  Prospectus included as a part of the Registration Statement).

---------------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

         (a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities

Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Atlanta, State of Georgia, on April 3, 2001.


                                    UNITED PARCEL SERVICE, INC.

                                    By: /s/ James P. Kelly
                                       ----------------------------------------
                                        James P. Kelly
                                        Chairman, President and Chief Executive
                                        Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James P. Kelly and Joseph R. Moderow, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments in this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below.

          SIGNATURE                 TITLE                                        DATE
          ---------                 -----                                        ----

                                    Director
-----------------------------
    William H. Brown, III

     /s/ D. Scott Davis             Senior Vice President                        April 3, 2001
-----------------------------       Chief Financial Officer and Treasurer
       D. Scott Davis               (Principal Financial and
                                    Accounting Officer)

   /s/ Calvin Darden                Senior Vice President and Director           April 3, 2001
-----------------------------
      Calvin Darden

  /s/ Michael L. Eskew              Vice Chairman, Executive Vice President      April 3, 2001
-----------------------------       and Director
     Michael L. Eskew

    /s/ James P. Kelly              Chairman of the Board, Chief Executive       April 3, 2001
-----------------------------       Officer and Director
      James P. Kelly                (Principal Executive Officer)

                                    Director
-----------------------------
     Ann M. Livermore

                                    Director
-----------------------------
     Gary E. MacDougal

   /s/ Joseph R. Moderow            Senior Vice President, Secretary             April 3, 2001
-----------------------------       and Director
     Joseph R. Moderow

                                    Director
-----------------------------
      Kent C. Nelson

Signature                   Title                                  Date
---------                   -----                                  ----
                            Director
-----------------------
   Victor A. Pelson


   /s/ Lea N. Soupata       Senior Vice President and Director     April 3, 2001
-----------------------
    Lea N. Soupata


                            Director
------------------------
    Robert M. Teeter


                            Director
------------------------
    John W. Thompson


/s/ Thomas H. Weidemeyer    Senior Vice President, Chief           April 3, 2001
------------------------    Operating Officer and Director
  Thomas H. Weidemeyer